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As filed with the Securities and Exchange Commission on December 19, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MTR GAMING GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	84-1103135 (I.R.S. Employer Identification Number)

STATE ROUTE 2 SOUTH, P.O. BOX 356, CHESTER, WEST VIRGINIA 26034
(304) 387-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JEFFREY J. DAHL
STATE ROUTE 2 SOUTH, P.O. BOX 356, CHESTER, WEST VIRGINIA 26034
(304) 387-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH COPIES TO:

Deborah Ruosch Conrad
Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, Ca 90017
(213) 892-4671

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 14e-4(i) (Cross-Border Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

11.50% Senior Secured Second Lien Notes due 2019	$565,000,000	100%	$565,000,000	$64,749.00

Guarantees of the 11.50% Senior Secured Second Lien Notes due 2019	$565,000,000	100%	$565,000,000	(2)

(1)
Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)
No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

ADDITIONAL REGISTRANTS

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER	STATE OF INCORPORATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBERS	ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES	I.R.S. EMPLOYER IDENTIFICATION NUMBER
Mountaineer Park, Inc.	West Virginia	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 356 Chester, WV 26034 (304) 387-8000	55-0672058
Presque Isle Downs, Inc.	Pennsylvania	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 356 Chester, WV 26034 (304) 387-8000	25-1887748
Scioto Downs, Inc.	Ohio	7990	c/o MTR Gaming Group, Inc. State Route 2, South P.O. Box 356 Chester, WV 26034 (304) 387-8000	31-4440550

The information in this prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities described herein and it is not soliciting any offers to buy such securities in any state where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2011

PROSPECTUS

MTR Gaming Group, Inc.

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING
11.50% SENIOR SECURED SECOND LIEN NOTES DUE 2019 (THE "EXISTING NOTES")
($565,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

FOR

11.50% SENIOR SECURED SECOND LIEN NOTES DUE 2019 (THE "EXCHANGE NOTES")

AND

GUARANTEES OF THE EXCHANGE NOTES BY
MOUNTAINEER PARK, INC., PRESQUE ISLE DOWNS, INC. AND SCIOTO DOWNS, INC.,

each a wholly-owned subsidiary of MTR Gaming Group, Inc.

           The exchange offer will expire at 5:00 p.m., New York City time, on [                ], 2012, the [    ] day following the date of this prospectus, unless we extend the exchange offer in our sole and absolute discretion (such date and time, the "Expiration Date").

THE EXCHANGE OFFER

           MTR Gaming Group, Inc., a Delaware corporation (together with its consolidated subsidiaries, "MTR", "Company", "us", "we", or "our"), hereby offers to exchange all of its currently outstanding 11.50% Senior Secured Second Lien Notes due 2019 issued in a private offering on August 1, 2011 (the "Existing Notes") tendered in accordance with the procedures described in this prospectus, and not withdrawn, for an equal principal amount of its registered 11.50% Senior Secured Second Lien Notes due 2019 (the "Exchange Notes" and along with the Existing Notes, the "Notes").

           The exchange offer is not conditioned upon a minimum aggregate principal amount of Existing Notes being tendered. The exchange offer, however, is subject to certain conditions including that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.

THE EXCHANGE NOTES

           The Exchange Notes will be substantially identical to the Existing Notes except that the Exchange Notes will be registered under the federal securities laws, and therefore will not bear any legend restricting their transfer, and the holders of the Exchange Notes will not be entitled to most of the rights under the registration rights agreement further described herein. The Exchange Notes will represent the same debt as the Existing Notes and will be issued under the same indenture (the "Indenture") under which the Existing Notes were issued.

           The Exchange Notes will be guaranteed, jointly and severally, on a senior secured basis by each of our current and future domestic restricted subsidiaries (each, a "guarantor", and collectively, the "guarantors").

           The Exchange Notes and the guarantees will be our and the guarantors' senior secured obligations. The Exchange Notes and the guarantees will rank equally in right of payment with all of our and the guarantors' existing and future senior debt and senior in right of payment to all of our and the guarantors' future subordinated debt. The Exchange Notes and the guarantees will be effectively junior to any of our and the guarantors' existing and future debt that is secured by senior or prior liens on the Collateral (defined below), including indebtedness under our senior secured revolving credit facility (the "Revolving Credit Facility"), to the extent of the value of the Collateral securing such obligations. The Exchange Notes and the guarantees will be structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the Exchange Notes.

           The Exchange Notes and the guarantees will be secured by second priority liens on substantially all of our, the guarantors' and any future guarantors' existing and future property and assets (other than certain excluded assets) (such property and assets, the "Collateral"), subject to an Intercreditor Agreement among the trustee for the benefit of the noteholders, the collateral agent under the Revolving Credit Facility, the collateral agent for the benefit of the noteholders, us and the guarantors and subject to certain exceptions and permitted liens. In addition, the collateral agent and the noteholders will not have, or otherwise claim, a security interest in, or lien on, deposit accounts, including monies and other funds on account for taxes owed to the Commonwealth of Pennsylvania under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act, 4 Pa. Cons. Stat. Ann. § 1101 et seq. and taxes owed to the State of West Virginia under the West Virginia Lottery Racetrack Table Games Act, W. Va. Code § 29 22C 1 et seq.

           We will exchange the Exchange Notes for all Existing Notes that are validly tendered and not withdrawn pursuant to the exchange offer. You may withdraw tendered Existing Notes at any time prior to the expiration of the exchange offer. The exchange of Existing Notes for Exchange Notes should not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption "Certain U.S. Federal Income Tax Considerations" for more information. We will not receive any proceeds from the exchange offer. Holders of Existing Notes will not have any appraisal or dissenters' rights in connection with the exchange offer. Existing Notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement. We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for them to be quoted on any quotation system. There is no established trading market for the Exchange Notes.

           You should consider the "Risk factors" beginning on page 17 of this prospectus before you decide whether to participate in the exchange offer.

           Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

           NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE WEST VIRGINIA RACING COMMISSION, THE WEST VIRGINIA LOTTERY COMMISSION, THE PENNSYLVANIA STATE HORSE RACING COMMISSION, THE PENNSYLVANIA GAMING CONTROL BOARD, THE OHIO STATE RACING COMMISSION, NOR ANY OTHER GAMING OR RACING AUTHORITY OR OTHER REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR THE EXCHANGE OFFER OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is [                    ], 2011.

        In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. This prospectus is current as of the date hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

        Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the "Company," "MTR," "we," "us," or "our," or similar terms, refer to MTR Gaming Group, Inc. and its consolidated subsidiaries.

 NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

i

FORWARD-LOOKING STATEMENTS

        This prospectus, and the information incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

        These forward-looking statements include statements relating to our anticipated financial performance, business prospects, consummation of the transactions contemplated by this prospectus, and/or statements preceded by, followed by or that include the words "believe," "anticipate," "intend," "estimate," "expect," "project," "could," "plans," "seeks" and similar expressions. These forward-looking statements speak only as of the dates stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading "Risk factors" in this prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. These factors include, but are not limited to:

  •
  Dependence on our West Virginia and Pennsylvania casinos for the majority of our revenues and cash flows;

  •
  Competitive and general economic conditions in our markets;

  •
  The successful implementation of VLTs at racetracks in Ohio and our ability to operate VLTs at Scioto Downs;

  •
  The effect of economic, credit and capital market conditions on the economy and the gaming and entertainment industry;

  •
  Weather or road conditions limiting access to our properties;

  •
  Volatility and disruption of the capital and credit markets;

  •
  Changes in, or failure to comply with, laws, regulations or the conditions of our West Virginia and Pennsylvania gaming licenses and our West Virginia, Pennsylvania and Ohio racing licenses (or the failure to obtain renewals thereof), accounting standards or environmental laws (including adverse changes in the rates of taxation on gaming revenues) and delays in regulatory licensing processes;

  •
  Construction factors relating to maintenance and expansion of operations;

  •
  The outcome of legal proceedings;

  •
  Dependence upon key personnel and the ability to attract new personnel;

ii

  •
  The risk that our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes;

  •
  Our ability to comply with certain covenants in our debt documents;

  •
  Other factors set forth under "Risk Factors."

MARKET DATA

        Market data used throughout this prospectus, including information relating to our relative position in the gaming industry, are based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except any portions of such filings that are not deemed to be filed under such sections):

  •
  Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2010;

  •
  Quarterly Report on Form 10-Q filed with the SEC for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011; and

  •
  Current Reports on Form 8-K dated January 8, 2011, April 4, 2011, April 21, 2011, June 15, 2011, July 7, 2011, July 14, 2011, July 22, 2011, August 3, 2011, and December 7, 2011.

        All documents and reports filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus and on or before the time that our offering of the Exchange Notes is completed are deemed to be incorporated by reference in this prospectus from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any person receiving a copy of this prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Written or telephone requests should be made by writing or by telephoning us at:

MTR Gaming Group, Inc.
State Route 2, South
P.O. Box 356
Chester, West Virginia 26034
(304) 387-8300
Attention: John W. Bittner, Jr.
Executive Vice President and Chief Financial Officer

iii

PROSPECTUS SUMMARY

        This summary contains basic information about our business and this offering and highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the Notes. For a more complete understanding of our business and this offering, you should read this entire prospectus, especially the description of the terms and conditions of the Notes discussed under "Description of the Exchange Notes" and the risks of investing in the Notes discussed under "Risk factors" in this prospectus, as well as the documents we have incorporated by reference.

Our Company

        We are a leading regional operator of middle market casinos and horseracing tracks. We, through our wholly owned subsidiaries, own and operate Mountaineer Casino, Racetrack & Resort ("Mountaineer") in Chester, West Virginia; Presque Isle Downs & Casino ("Presque Isle Downs") in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio.

Our Properties

Mountaineer Casino, Racetrack & Resort

        Mountaineer is one of only four racetracks in West Virginia currently permitted to operate slot machines and traditional casino table gaming. Mountaineer is located on the Ohio River at the northern tip of West Virginia's northwestern panhandle, approximately thirty miles from the Pittsburgh International Airport and a one-hour drive from downtown Pittsburgh. Since acquiring Mountaineer in 1992, we continue to focus on expanding the reach of our extensive customer base and improving our operating results, including by right sizing our operations and redesigning for efficiency. As a result, Mountaineer has become a diverse gaming, entertainment and convention complex with 122,000 square feet of gaming space housing approximately 2,500 slot machines, 24 poker tables and 48 casino table games; 357 hotel rooms; 13,500 square feet of convention space; live thoroughbred horse racing; on-site pari-mutuel wagering and thoroughbred, harness and greyhound racing simulcast; an eighteen-hole golf course; a 69,000 square foot theater and events center; and other amenities including an up-scale steakhouse and various food and beverage outlets, a retail plaza and a 12,000 square foot fitness center.

        For the nine months ended September 30, 2011, Mountaineer generated $168.3 million of revenue and had an average daily net win per slot machine of $181 and average daily net win per table of $1,694. During the month of September 2011, approximately 75% of the total amount played in Mountaineer's slot machines was attributable to customers from Ohio, 21% to customers from Pennsylvania, 2% to customers from West Virginia and 2% to customers from other locations, while approximately 88% of the total amount played at Mountaineer's table games was attributable to customers from Ohio and 12% to customers from Pennsylvania.

Presque Isle Downs & Casino

        Presque Isle Downs, located in Erie, Pennsylvania, opened for business on February 28, 2007, and commenced table gaming operations on July 8, 2010. Presque Isle Downs has a 140,000 square foot clubhouse which consists of 59,000 square feet of gaming space housing 2,070 slot machines, 44 casino table games, several dining options, bars and entertainment. On October 3, 2011, Presque Isle Downs opened a 2,000 square-foot nine-table poker room. Additionally, Presque Isle Downs operates live thoroughbred racing on a one-mile track with a state-of-the-art synthetic racing surface with grandstand, barns, paddock and related facilities, on-site pari-mutuel wagering and thoroughbred and harness racing simulcast from other prominent tracks, and wagering on Presque Isle Downs' races at over 850 sites to which the races are simulcast. Live racing is conducted from May through September with indoor and outdoor seating for approximately 750 patrons.

        For the nine months ended September 30, 2011, Presque Isle Downs generated $153.6 million of net revenues and had an average daily net win per slot machine of $228 and an average daily net win per table of $1,240. During the month of September 2011, approximately 47% of the total amount played in Presque Isle Downs' slot machines was attributable to customers from Ohio, 47% to customers from Pennsylvania, 5% to customers from New York and 1% to customers from other locations, while approximately 49% of the total amount played at Presque Isle Downs' table games was attributable to customers from Ohio, 32% to customers from Pennsylvania, 10% to customers from New York and 9% to customers from other locations.

Scioto Downs

        Scioto Downs, located in Columbus, Ohio, has a racetrack, which conducts live harness racing from May through mid-September and simulcasting from May through mid-October; a grandstand that will accommodate 10,000 patrons; an enclosed clubhouse that will accommodate 1,500 patrons; approximately 6,000 parking spaces; and barns, paddock and related facilities for the horses, drivers, and trainers. Located on approximately 208 acres approximately eight miles from downtown Columbus, Ohio and within 90 miles of 3.2 million adults, we believe Scioto Downs is a competitive location for VLTs. See "Recent developments" and "Risk factors—Risks related to our business—The future of VLT gaming at Scioto Downs is uncertain." For the nine months ended September 30, 2011, Scioto Downs generated $2.5 million of revenue.

Business strategy

        Our business strategy is to drive revenues and profits from our racetrack-based gaming properties in West Virginia and Pennsylvania and pursue VLT gaming at our Ohio racetrack, thus becoming a diversified, regional racino company.

Capitalize on table gaming at Mountaineer

        We believe table gaming improves Mountaineer's ability to compete by distinguishing Mountaineer from slots-only facilities in West Virginia's bar and fraternal organizations and attracting patrons with disposable income and a propensity to utilize Mountaineer's high-end amenities. We believe that table gaming has helped to increase average spend in the casino and resulted in greater utilization of Mountaineer's luxury hotel, spa, steak house and entertainment offerings. We believe Mountaineer enjoys a competitive advantage over limited video lottery machines permitted in West Virginia's local bars and fraternal organizations.

Grow customer base and table gaming at Presque Isle Downs

        We commenced table gaming operations at Presque Isle Downs on July 8, 2010 and currently operate 44 casino table games. We believe that the addition of table games allows Presque Isle Downs to compete more effectively with the Seneca Allegany Casino in Salamanca, New York, approximately seventy-five miles from Presque Isle Downs, which already had table games. In addition, Presque Isle Downs opened a 2,000 square-foot, nine-table poker room on October 3, 2011, which we believe will contribute to Presque Isle Downs' offerings as a full service casino facility.

Drive enhanced revenue with increased marketing efforts

        In 2009, we began offering credit to Mountaineer's slot and table gaming customers on a limited basis, and in 2010 began offering credit to Presque Isle Downs' table gaming customers. Furthermore, in late-2010, Pennsylvania's casinos were granted the ability to offer credit to slot customers. Presque Isle Downs received final regulatory approval and began offering credit to slot customers in July 2011. As part of our overall marketing strategy, we intend to increase our use of credit for qualified patrons as a means of further enhancing gaming revenue at Mountaineer and Presque Isle Downs. We also intend to focus our marketing efforts on our existing 750,000 member customer database and capitalize on our spa, golf and hotel amenities at Mountaineer in order to attract repeat visitors. In addition, we plan to enhance our marketing efforts at Presque Isle Downs through affinity programs and an improved player tracking system for our existing 543,000 customers currently enrolled in our loyalty program.

Pursue VLT gaming at Scioto Downs

        In June 2011, the Governor of Ohio's administration announced it had reached agreements with two casino operators in Ohio regarding the expansion of gaming within the state. The announced agreements provided a framework for the expansion of gaming in Ohio including the installations of VLTs at Ohio's existing horse racetracks, including Scioto Downs. We intend to apply for a license to operate VLTs at Scioto Downs and have undertaken substantial planning activities to redevelop Scioto Downs to accommodate a new VLT gaming facility. See "Recent developments" and "Risk factors—Risks related to our business—The future of VLT gaming at Scioto Downs is uncertain."

Recent developments

        In June 2011, Governor of Ohio John Kasich's administration announced it had reached agreements with two casino operators in Ohio regarding the expansion of gaming within the state. The announced agreements provided a framework for the expansion of gaming in Ohio including the installation of VLTs at Ohio's existing horse racetracks. The agreements included the below proposed terms for racetrack owners seeking to become VLT sales agents:

  •
  $50.0 million licensing fee ($10.0 million payable upon application, $15.0 million payable at the onset of VLT sales and $25.0 million payable one year after the onset of VLT sales);

  •
  Commission for VLT sales agents (the amount of sales revenue the racetrack owners would be permitted to retain) would not exceed 66.5%;

  •
  Required investment of at least $150.0 million in the facilities within three (3) years following licensure, including VLT machines, with a maximum credit of $25 million allowed for the value of existing facilities and land;

  •
  Facilities would be required to open within three (3) years of license approval;

  •
  The state would consider transferring horse racing permits from current track locations to new temporary locations, which may include the Dayton and Youngstown areas, at a later date;

  •
  No VLT sales can commence prior to VLT licensees reaching an agreement with the horse racing industry on funds to benefit the horse racing industry; and

  •
  For the first ten (10) years of operation, VLT agent licenses would be granted only to horse racing permit holders.

        On June 29, 2011, the Ohio legislature approved a bill that would permit any owner of an Ohio racetrack eligible for a permit to operate VLTs to apply to the Ohio State Racing Commission within a two year period following the effective date of the legislation for a transfer of its racetrack license. To the extent that any such transfer is approved, the owner of such facility will be permitted to operate a temporary facility at its new location while constructing or otherwise preparing its new track. We expect the racetracks will be authorized to have temporary facilities. Any transfer of an existing racetrack license will be subject to payment of a relocation fee and any such temporary facility will be required to meet minimum capital investment and structure requirements, each to be established by the Ohio State Racing Commission. The legislation provides, however, that an owner of an Ohio racetrack located on property owned by a political subdivision may relocate its track to a new location within 20 miles of its current location and such owner may not be charged a relocation fee. One of our competitors, Penn National Gaming, Inc., has already informed the Ohio State Racing Commission that it will seek permission to relocate its Toledo and Columbus racetracks to Youngstown and Dayton. Relocation of an existing racetrack to Youngstown, Ohio would create significant additional competition in one of our primary markets. We expect that such additional competition could have a material adverse effect on our consolidated financial conditions and results of operations, particularly on our operations at Mountaineer. However, the impact of such competition could be mitigated, in part, by the positive impact on our financial condition and results of operations by the addition of VLTs at our Scioto Downs property.

        In October 2011, the Ohio Lottery Commission approved rules and regulations for licensing VLT operations at Ohio's racetracks. Such rules were implemented by Executive Order by the Governor of Ohio and are valid for ninety (90) days pending completion of the formal review process. Additionally, the Ohio Racing Commission approved emergency rules by executive order that outline the process for existing Ohio racetracks to relocate, subject to payment of a relocation fee. The amount of such fee and other economical benefit data that may be requested has not yet been determined. However, VLTs cannot operate until tracks reach an agreement with the horse racing industry on funds to benefit the industry and the State of Ohio reserves the right to determine the terms of such an agreement if one is not reached by the time VLT sales are set to begin. In addition, the approval of VLT operations at racetracks may be subject to litigation seeking to prevent such gaming activities, which could be protracted and delay commencement of VLT operations. On October 21, 2011, a lawsuit was filed by a public policy group in Ohio challenging the Ohio Governor and legislature's approval of legislation authorizing VLTs at the racetracks. On December 9, 2011, the Ohio Attorney General, on behalf of the Ohio Governor, filed a motion to dismiss this lawsuit for failure to state a claim upon which relief can be granted, as well as on the grounds that the plaintiffs identified in the lawsuit lack standing to bring their claims. As a result, we cannot assure you that the operation of VLTs at the racetracks will commence on the terms described above or the timing of commencement of operations of VLTs at racetracks in Ohio.

        Scioto Downs is one of seven racetracks in Ohio that will be able to apply for a three-year renewable sales agent license to operate a VLT facility at its existing racetrack. For the first ten (10) years, we expect such VLT licenses to be granted only to the existing seven racetracks. We intend to apply for a license to operate VLTs at Scioto Downs and have undertaken substantial planning activities to redevelop Scioto Downs, and recently have ordered long-lead construction materials requiring several weeks for delivery. The gaming facility build out is expected to encompass approximately 130,000 square feet, including 70,000 square feet of gaming space to accommodate up to 2,500 VLTs and four food and beverage outlets. We believe construction of the new facility, which will be in two phases, will take approximately ten months from commencement of construction. Development, construction and equipment costs are expected to be approximately $125.0 million over a required three-year period, not including the $50 million license fee. We believe we are well positioned to receive the VLT license approval to install VLTs at the Scioto Downs property and we expect that we will open the new facility in the second quarter of 2012 with 1,800 VLTs and the facility will be fully operational in the third quarter of 2012 with 400 additional VLTs. However, there can be no assurance that we will receive a license to operate VLTs at Scioto Downs or as to actual timing of the opening of the facility, which may be affected by a number of factors beyond our control.

        In addition, while we believe that the approval of VLT gaming at Scioto Downs may positively impact our financial condition and results of operations, we also expect that gaming activity at the planned Ohio casinos and racinos will negatively impact our results of operations at Mountaineer and Presque Isle Downs and that such negative impact will be material.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

        On August 1, 2011, we privately placed an aggregate total of $565,000,000 principal amount of our 11.50% Senior Secured Second Lien Notes due 2019 in transactions exempt from registration under the Securities Act. In connection with such transactions, we entered into a Registration Rights Agreement, dated August 1, 2011, (the "Registration Rights Agreement") with the initial purchasers of the Existing Notes. In the Registration Rights Agreement, we agreed to register under the Securities Act an offer of our new Exchange Notes in exchange for our Existing Notes. In this prospectus, we refer to the Existing Notes and the Exchange Notes together as the "Notes." You should read the discussion in the section entitled "Summary Description of the Exchange Notes" for information regarding the Notes.

Existing Notes	11.50% Senior Secured Second Lien Notes due 2019, which we issued on August 1, 2011.
Exchange Notes

11.50% Senior Secured Second Lien Notes due 2019, the issuance of which has been registered under the Securities Act. The form and the terms of the Exchange Notes will be identical in all material respects to those of the Existing Notes, except that the transfer restrictions and registration rights relating to the Existing Notes will not apply to the Exchange Notes.

Exchange Offer

We are offering to issue up to $565.0 million aggregate principal amount of the Exchange Notes in exchange for a like principal amount of the Existing Notes to satisfy our obligations under that certain Registration Rights Agreement, dated as of August 1, 2011, by and among the Company, the guarantors, and J.P. Morgan Securities LLC (the "Registration Rights Agreement"). The Existing Notes were issued in transactions in reliance upon the exemptions from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on [                ], 2012, the [        ] day following the date of this prospectus, unless extended in our sole and absolute discretion. By tendering your Existing Notes, you represent to us that:

•       you are not our "affiliate," as defined in Rule 405 under the Securities Act or if you are our "affiliate" as defined in Rule 405 under the Securities Act and you are engaging in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes to be acquired pursuant to the exchange offer, you will not rely on the applicable interpretations of the SEC and will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction;

• any Exchange Notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•       at the time of the commencement of the exchange offer, neither you nor anyone receiving Exchange Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes in violation of the Securities Act;

•       if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Existing Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution;" and

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes, as defined in the Securities Act.
Withdrawal; Non-Acceptance

You may withdraw any Existing Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on [                ], 2012. To be effective, a written notice of withdrawal must be received by the Exchange Agent, at the address set forth under the caption "Exchange Agent." For further information regarding the withdrawal of any tendered Existing Notes, see "Withdrawal Rights."

Conditions to the Exchange Offer

As described more fully in this prospectus, consummation of the exchange offer is subject to the satisfaction or waiver of certain conditions, including, among other things, the Exchange Offer Conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Procedure for Tendering Existing Notes	For a description of the procedure for tendering Existing Notes, see "Procedures for Tendering Existing Notes" and the Letter of Transmittal.
Consequences of Failure to Exchange	For a description of the consequences of failing to exchange your Existing Notes pursuant to the exchange offer, see "Risk Factors—Certain Risks Related to the Exchange Offer."
Use of Proceeds

We will not receive any proceeds from the exchange offer. In consideration for issuing the Exchange Notes in exchange for the Existing Notes as described in this prospectus, we will receive, retire and cancel the Existing Notes.

Broker-Dealers

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes which were received by the broker-dealer as a result of market making or other trading activities. See "Plan of Distribution" for more information.

Taxation	For a discussion of certain U.S. federal income tax consequences to holders of the exchange offer, see "Certain U.S. Federal Income Tax Considerations."
Registration Rights Agreement

When we issued the Existing Notes in August 2011, we entered into the Registration Rights Agreement with J.P. Morgan Securities LLC, as initial purchasers of the Existing Notes. See "The Exchange Offer—Purpose of the Exchange Offer." Under the terms of the Registration Rights Agreement, we agreed to file a registration statement with the SEC (which we refer to herein, together with all amendments and exhibits thereto, as the Registration Statement) with respect to a registered offer to exchange the Existing Notes for the publicly registered Exchange Notes. Under some circumstances set forth in the Registration Rights Agreement, holders of Existing Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Existing Notes by these holders.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

        The following is a summary of certain terms of the Exchange Notes and is qualified in its entirety by the more detailed information contained under the heading "Description of Exchange Notes" elsewhere in this prospectus.

Issuer	MTR Gaming Group, Inc.
Exchange Notes Offered	Up to $565.0 million aggregate principal amount of 11.50% senior secured second lien notes due 2019.
Stated maturity date	The Exchange Notes will mature on August 1, 2019.
Interest

The Exchange Notes will accrue interest at a rate of 11.50% per year from August 1, 2011, until maturity or earlier redemption. Until and including the interest payment date on August 1, 2013, we may elect to pay in kind 1% of accrued interest as set forth under "Description of the Exchange Notes." The initial interest payment, to be made on February 1, 2012, will be in cash and PIK Interest.

Interest Payment Dates	Interest on the Exchange Notes will be payable semi-annually on February 1 and August 1 of each year, commencing on February 1, 2012.
Optional Redemption

We may redeem some or all of the Exchange Notes at any time prior to August 1, 2015 at a redemption price equal to 100% of the principal amount of the Exchange Notes plus an applicable make whole premium and accrued and unpaid interest and Additional Interest, if any, up to, but excluding, the applicable redemption date. We may redeem some or all of the Notes on or after August 1, 2015 at the redemption prices set forth herein. At any time prior to August 1, 2014, we may also redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings.

Excess Cash Flow Offer

If for any fiscal year, commencing with the fiscal year ending December 31, 2012, we have excess cash flow (as defined in the "Description of the Exchange Notes") and our Consolidated Total Debt Ratio (as defined in the "Description of the Exchange Notes") is equal to or greater than 4.0:1.0, we will be required to make an offer to repurchase Notes in an aggregate principal amount equal to 75% of excess cash flow in excess of $7.5 million for such preceding fiscal year at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. "See Description of the Exchange Notes—Excess cash flow offer."

Disposition or Redemption pursuant to gaming laws

The Exchange Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities. See "Description of the Exchange Notes—Mandatory disposition or redemption pursuant to gaming laws."

Special Redemption

We must offer to purchase $150.0 million of the Notes at 100% of their face amount, plus accrued and unpaid interest to the repurchase date, if we fail to receive a license to operate VLTs at Scioto Downs from the Ohio Lottery Commission or other regulatory agency prior to June 1, 2012 and we may offer to purchase such Notes prior to such date if we reasonably determine that it is unlikely that we will obtain such license prior to such date. See "Description of the Exchange Notes—Repurchase at the option of Holders—Failure to receive approvals in connection with Scioto Downs."

Change of control offer; asset sales

We must offer to purchase the Notes if we experience a change of control under certain circumstances at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. See "Description of the Exchange Notes—Repurchase at the option of Holders—Change of Control."

If we sell assets or experience an event of loss, we will be required under certain circumstances to make an offer to purchase the Notes pursuant to the terms of the Indenture. See "Description of the Exchange Notes—Repurchase at the option of Holders—Asset Sales; Event of Loss."

Certain covenants	The Indenture restricts our ability and the ability of our restricted subsidiaries to, among other things:
• incur additional indebtedness;
• create, incur or suffer to exist certain liens;
• pay dividends or make distributions on our capital stock or repurchase our capital stock;
• make certain investments;
• place restrictions on the ability of subsidiaries to pay dividends or make other distributions to us;
• sell certain assets or merge with or consolidate into other companies; and
• enter into certain types of transactions with the stockholders and affiliates.
These covenants are subject to important exceptions and qualifications, which are described in "Description of the Exchange Notes—Certain covenants."

Guarantees

The Exchange Notes will be guaranteed, jointly and severally, on a senior secured second-lien basis by each of our current and future domestic restricted subsidiaries. The guarantors include all of our subsidiaries that guarantee our Revolving Credit Facility, as amended from time to time. The guarantees may be released under certain circumstances. We are permitted to designate certain restricted subsidiaries as unrestricted subsidiaries subject to compliance with certain tests under the Indenture. See "Description of the Exchange Notes—Certain covenants—Designation of Restricted and Unrestricted Subsidiaries."

For the nine months ended September 30, 2011, our non-guarantor subsidiaries accounted for a de minimis amount of our consolidated net revenues, total assets and total liabilities.
Ranking	The Exchange Notes and the guarantees will be our and the guarantors' senior secured obligations and rank:
• equally in right of payment with all of our and our guarantors' existing and future senior indebtedness;
• senior in right of payment to all of our and our guarantors' existing and future subordinated indebtedness;

•       effectively junior to indebtedness incurred under our Revolving Credit Facility and any other priority secured debt permitted to be incurred under the Indenture, to the extent of the value of the collateral securing such obligations; and

• structurally junior to all obligations of any of our subsidiaries that are not guarantors.

As of September 30, 2011, as described under "Capitalization," we had approximately $548.7 million of total indebtedness, on a consolidated basis, and $20 million of unused commitments under our Revolving Credit Facility. Amounts borrowed under our Revolving Credit Facility are subject to the terms of an Intercreditor Agreement. See "Description of the Exchange Notes—Intercreditor Agreement."

See "Capitalization" and "Description of other indebtedness—Revolving Credit Facility."

Collateral

The Exchange Notes and the guarantees will be secured by second priority liens on substantially all of our, the guarantors' and any future guarantors' existing and future property and assets (other than certain excluded assets), which security interests will be junior to the security interest securing our and our guarantors' obligations under our Revolving Credit Facility and any additional priority secured debt permitted to be incurred under the Indenture and subject to certain exceptions and permitted liens. In addition, the collateral agent and the note holders will not have, or otherwise claim, a security interest in, or lien on, deposit accounts, including monies and other funds on account for taxes owed to the Commonwealth of Pennsylvania under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act, 4 Pa. Cons. Stat. Ann. § 1101 et seq. and taxes owed to the State of West Virginia under the West Virginia Lottery Racetrack Table Games Act, W. Va. Code § 29-22C-1 et seq. See "Description of the Exchange Notes—Security" and "—Intercreditor agreement."

Intercreditor Agreement

On August 1, 2011, the trustee for the benefit of the noteholders under the Indenture, the collateral agent for the benefit of the noteholders, the collateral agent under our Revolving Credit Facility, us and the guarantors entered into an Intercreditor Agreement (the "Intercreditor Agreement") that provides for the allocation of rights among the collateral agent for the benefit of the noteholders, the trustee and the collateral agent for the lenders under our Revolving Credit Facility with respect to their respective interests in the Collateral, and the enforcement of those related provisions. See "Description of the Exchange Notes—Intercreditor agreement."

Risk Factors	Investing in the Notes involves risks. See the section entitled "Risk factors" beginning on page 17 for a description of certain of the risks you should consider before investing in the Notes.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth summary consolidated financial and other data as of and for each of the years ended December 31, 2008, 2009 and 2010, and summary unaudited consolidated financial and other data for the nine months ended September 30, 2011. The summary consolidated financial data as of December 31, 2009 and 2010 and for each of the years ended December 31, 2008, 2009 and 2010 have been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes incorporated herein by reference. The summary unaudited consolidated financial and other data as of and for each of the nine months ended September 30, 2010 and 2011 are derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes incorporated herein by reference, and have been prepared on a basis consistent with our annual audited financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting of only normal and recurring adjustments, considered necessary for a fair presentation of the operating results for those interim periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        The summary consolidated financial and other data should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes, which are incorporated herein by reference.

	Nine months ended September 30,		Fiscal year ended December 31,
(dollars in thousands, except per share amounts)	2011	2010	2010(1)	2009	2008
Statement of Operations Data:
Revenues:
Gaming	$291,178	$296,528	$382,514	$400,583	$418,055
Pari-mutuel commissions	8,277	9,064	11,181	12,806	14,454
Food, beverage and lodging	24,736	25,209	32,265	31,973	35,963
Other	8,449	6,776	8,737	8,764	10,300

Total revenues	332,640	337,577	434,697	454,126	478,772
Less promotional allowances	(8,144)	(7,449)	(9,806)	(9,971)	(7,921)

Net revenues	324,496	330,128	424,891	444,155	470,851

Operating income(2)	35,994	37,710	47,759	22,847	38,234

Loss from continuing operations(3)	(44,388)	(2,173)	(4,963)	(23,698)	(4,386)
(Loss) income from discontinued operations(4)(5)	—	(193)	(153)	1,160	(13,325)
Net loss	$(44,388)	$(2,299)	$(5,116)	$(22,538)	$(17,711)

Net loss per share from continuing operations:
Basic	$(1.60)	$(0.08)	$(0.18)	$(0.86)	$(0.16)
Diluted	$(1.60)	$(0.08)	$(0.18)	$(0.86)	$(0.16)
Other Financial Data:
Depreciation	$21,076	$21,571	$28,733	$29,279	$29,839
Adjusted EBITDA from continuing operations(6)(7)	62,616	60,166	77,407	64,280	71,029
Adjusted EBITDA (consolidated)(6)(7)	62,616	59,975	77,175	63,273	67,535
Balance Sheet Data:
Cash and cash equivalents	$64,709	$41,372	$53,820	$44,755	$29,011
Total assets	623,333	488,651	493,509	503,013	527,710
Total liabilities	598,983	417,418	425,274	429,740	432,107
Total stockholders' equity	24,350	71,233	68,235	73,273	95,603

(1)
Presque Isle Downs commenced table gaming on July 8, 2010.

(2)
Operating income for the nine months ended September 30, 2011includes (i) a lease bonus payment of $1.8 million related to the lease of mineral rights on land parcels that Mountaineer controls or holds the mineral rights; (ii) project opening costs of $0.2 million related to Presque Isle Downs which commenced poker operations on October 3, 2011; and (iii) other gaming assessment costs of $5.8 million related to Presque Isle Downs (See "Management's discussion and analysis of financial condition and results of operations").

Operating income for the nine months ended September 30, 2010 includes (i) project opening costs of $1.4 million related to Presque Isle Downs which commenced table gaming on July 8, 2010; (ii) other gaming assessment costs of $0.8 million related to Presque Isle Downs (See "Management's discussion and analysis of financial condition and results of operations"); and (iii) strategic costs of $0.4 million associated with lobbying and gaming efforts in Ohio.

Operating income for 2010 includes (i) project opening costs of $1.4 million related to Presque Isle Downs which commenced table gaming on July 8, 2010; (ii) other gaming assessment costs of $0.8 million related to Presque Isle Downs (See "Management's discussion and analysis of financial condition and results of operations") and (iii) strategic costs of $0.5 million associated with lobbying and gaming efforts in Ohio.

Operating income for 2009 includes (i) impairment losses in the aggregate amount of $10.4 million related to non-operating real properties and $1.5 million that fully impaired the goodwill for Mountaineer; (ii) strategic costs of $9.8 million associated with lobbying and gaming efforts in Ohio; and (iii) a charge of $1.6 million related to a legal settlement with a former Chairman, President and Chief Executive Officer of the Company.

Operating income for 2008 includes (i) a loss on disposal of property of $2.1 million associated with the corporate residence and associated real property and furnishings that was conveyed to a former Chairman, President and Chief Executive Officer of the Company on May 1, 2009; and (ii) a $1.5 million loss on the disposal of certain equipment components of Presque Isle Downs' surveillance system that were defective and malfunctioning.

(3)
Loss from continuing operations for the nine months ended September 30, 2011 includes (i) a loss on debt extinguishment in the aggregate amount of $34.4 million resulting from the write-offs of deferred financing fees and original issue discount and the payment of tender and redemption fees to the holders of our repurchased $260 million 12.625% Senior Secured Notes and our repurchased $125 million 9% Senior Subordinated Notes; and (ii) an income tax valuation allowance of $2.7 million that was provided against the Company's deferred tax assets.

Loss from continuing operations for 2009 includes (i) a loss on debt modification in the aggregate amount of $1.8 million resulting from the write-offs of deferred financing fees; and (ii) a loss on debt extinguishment of $1.3 million resulting from the write-off of deferred financing fees and payment of consent fees to the holders of our repurchased $130 million 9.75% Senior Unsecured Notes (See "Management's discussion and analysis of financial condition and results of operations").

Loss from continuing operations for 2008 includes a loss on debt modification in the aggregate amount of $3.8 million resulting from the write-offs of deferred financing fees.

(4)
The operating results of MTR-Harness, Inc. and North Metro Harness Initiative, LLC (dba Running Aces Harness Park) were reflected as discontinued operations in 2009. Corresponding reclassifications have been made to the presentation of the prior periods.

The operating results for Binion's Gambling Hall & Hotel ("Binion's"), the Ramada Inn & Speedway Casino, Jackson Racing, Inc. ("Jackson Racing") and Jackson Trotting Association, LLC (d/b/a Jackson Harness Raceway) ("Jackson Trotting") were reflected as discontinued operations in 2008.

(5)
(Loss) income from discontinued operations for 2008 includes (i) an impairment loss of $8.7 million related to our investment in North Metro Harness Initiative, LLC (for which it could not be determined until 2009 that a $2.9 million tax benefit could be realized); and (ii) an impairment loss of $2.6 million ($2.1 million net of tax) related to our investment in Jackson Trotting Association, LLC.

(6)
Adjusted EBITDA represents earnings (losses) before interest expense (income), income tax expense (benefit), depreciation and amortization, gain (loss) on the sale or disposal of property, other gaming assessment costs, loss on asset impairment, loss (gain) on debt modification and extinguishment and equity in loss of unconsolidated joint venture, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), is unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or income (loss) from operations as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. We use Adjusted EBITDA as the primary measure of our operating performance and as a component in evaluating the performance of operating personnel. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, and debt principal repayments, which can be significant. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements. The following table sets forth a reconciliation of income (loss) from continuing operations, a GAAP financial measure, to Adjusted EBITDA from continuing operations, a non-GAAP measure, and income (loss) from discontinued operations, a GAAP financial measure, to Adjusted EBITDA from discontinued operations, a non-GAAP measure, for each of the years ended December 31, 2008, 2009 and 2010, and for the nine months ended September 30, 2010 and 2011.

(7)
Adjusted EBITDA from continuing operations includes Mountaineer, Presque Isle Downs and Scioto Downs (including RacelineBet). Adjusted EBITDA from discontinued operations includes Binion's, the Ramada Inn & Speedway Casino, Jackson Racing, Jackson Trotting, MTR-Harness, Inc. and North Metro Harness Initiative, LLC (dba Running Aces Harness Park).

	Nine months ended September 30,		Fiscal year ended December 31,
(unaudited, dollars in thousands)	2011	2010	2010	2009	2008
Adjusted EBITDA (consolidated) from Continuing Operations:
Loss from continuing operations	$(44,388)	$(2,173)	$(4,963)	$(23,698)	$(4,386)
Interest expense, net of interest income	42,927	40,715	54,083	44,766	40,506
Provision (benefit) for income taxes	3,091	(832)	(1,361)	(1,365)	(1,706)
Depreciation	21,076	21,571	28,733	29,279	29,839
(Gain) loss on the sale or disposal of property	(212)	45	75	209	2,956
Other gaming assessment	5,758	800	800	—	—
Impairment loss	—	40	40	11,945	—
Loss on debt modification and extinguishment	34,364	—	—	3,105	3,820
Other	—	—	—	39	—

Adjusted EBITDA from continuing operations	$62,616	$60,166	$77,407	$64,280	$71,029

Adjusted EBITDA from Mountaineer Casino, Racetrack & Resort:
Income from continuing operations	$26,921	$20,977	$22,526	$11,247	$16,703
Interest expense, net of interest income	24	133	142	5,568	8,973
(Benefit) provision for income taxes	(4)	8,117	12,328	9,547	9,309
Depreciation	9,045	10,160	13,383	14,454	14,781
(Gain) loss on the sale or disposal of property	(255)	52	72	162	1,655
Impairment loss	—	—	—	6,236	—
Loss on debt modification and extinguishment	—	—	—	773	—

Adjusted EBITDA from continuing operations	$35,731	$39,439	$48,451	$47,987	$51,421

Adjusted EBITDA from Presque Isle Downs & Casino:
Income from continuing operations	$14,943	$13,729	$15,160	$18,503	$11,056
Interest expense, net of interest income	7	21	28	406	1,534
Provision (benefit) for income taxes	2,659	5,313	10,553	(207)	5,423
Depreciation	11,419	10,778	14,503	13,993	13,896
Loss (gain) on the sale or disposal of property	43	(7)	3	1	1,539
Other gaming assessment	5,758	800	800	—	—
Impairment loss	—	—	—	4,061	—

Adjusted EBITDA from continuing operations	$34,829	$30,634	$41,047	$36,757	$33,448

Adjusted EBITDA from Scioto Downs (including RacelineBet):
Loss from continuing operations	$(1,607)	$(1,133)	$(1,355)	$(1,394)	$(1,511)
Interest expense, net of interest income	17	54	70	91	108
Benefit for income taxes	—	(438)	(733)	(669)	(806)
Depreciation	575	600	801	811	904
Gain on debt extinguishment	(59)	—	—	—	—
Other	—	—	—	39	—

Adjusted EBITDA from continuing operations	$(1,074)	$(917)	$(1,217)	$(1,122)	$(1,305)

Adjusted EBITDA from Corporate:
Loss from continuing operations	$(84,645)	$(35,746)	$(41,294)	$(52,054)	$(30,634)
Interest expense, net of interest income	42,879	40,507	53,843	38,701	29,891
Provision (benefit) for income taxes	436	(13,824)	(23,509)	(10,036)	(15,632)
Depreciation	37	33	46	21	258
Loss (gain) on the sale or disposal of property	—	—	—	46	(238)
Impairment loss	—	40	40	1,648	—
Loss on debt modification and extinguishment	34,423	—	—	2,332	3,820

Adjusted EBITDA from continuing operations	$(6,870)	$(8,990)	$(10,874)	$(19,342)	$(12,535)

Adjusted EBITDA from Discontinued Operations:
(Loss) income from discontinued operations	$—	$(126)	$(153)	$1,160	$(13,325)
Interest expense, net of interest income	—	3	3	8	150
Benefit for income taxes	—	(68)	(82)	(3,619)	(2,919)
Depreciation	—	—	—	—	229
Loss (gain) on the sale or disposal of property	—	—	—	115	(2,515)
Impairment loss	—	—	—	176	2,586
Equity in loss of unconsolidated joint venture	—	—	—	1,000	12,300
Other	—	—	—	153	—

Adjusted EBITDA from discontinued operations	$—	$(191)	$(232)	$(1,007)	$(3,494)

Adjusted EBITDA (consolidated)	$62,616	$59,975	$77,175	$63,273	$67,535

Ratio Of Earnings To Fixed Charges

        The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before income taxes, cumulative effect of accounting charge and minority interest, fixed charges less capitalized interest, and minority interest in pre-tax loss. Fixed charges consist of interest expense and capitalized interest, amortization of debt discount and deferred financing costs, and the portion of rental expense that is attributable to interest.

							Pro Forma
						Nine months ended September 30, 2011		Adjusted nine months ended September 30, 2011
	Year Ended December 31,						Adjusted year ended December 31, 2010
($ in thousands)	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges	1.4x	0.7x	0.9x	0.5x	0.9x	0.3x	0.7x	0.7x

Deficiency		$9,558	$6,093	$25,063	$6,416	$41,297	$21,036	$15,538

        The pro forma ratio of earnings to fixed charges gives effect to the pro rata increase in interest expense and deferred financing costs resulting from the issuance and sale of the Existing Notes and the use of the proceeds thereof to repurchase or otherwise redeem our 9% Senior Subordinated Notes due 2012 and our 12.625% Senior Secured Notes due 2014, as of the earliest date of the pro forma periods presented.

RISK FACTORS

        You should carefully consider the risk factors described below and the other information included in this prospectus before deciding to participate in the exchange offer or making an investment decision with respect to the Exchange Notes. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the Exchange Notes or otherwise fulfill our obligations under the Indenture.

Risks related to our business

We depend on Mountaineer and Presque Isle Downs for substantially all of our revenues, and, therefore, any risks faced by those operations could have a material impact on our results of operations.

        We currently remain dependent upon Mountaineer and Presque Isle Downs for substantially all of our revenues and cash flows. As a result, we may be subject to greater risks than a geographically diversified gaming operation, including, but not limited to the following risks faced by our Mountaineer and Presque Isle Downs operations:

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  risks related to local and regional economic and competitive conditions, such as a decline in the number of visitors, a downturn in the overall economy in Mountaineer's and Presque Isle Downs' markets, a decrease in gaming activities in those markets or an increase in competition, including, but not limited to, competition from limited video lottery machines in local bars and fraternal organizations in West Virginia, continued competition from gaming facilities in Pennsylvania and competition from future gaming facilities in Ohio and Pennsylvania (as further described below);

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  changes in local and state governmental laws and regulations (including changes in laws and regulations affecting gaming operations and taxes) applicable to Mountaineer or Presque Isle Downs;

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  impeded access to Mountaineer or Presque Isle Downs due to weather, floods, road construction or closures of primary access routes;

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  work stoppages at Mountaineer or Presque Isle Downs;

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  risks related to acts of terrorism, international conflicts or breaches of security affecting Mountaineer or Presque Isle Downs; and

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  natural and other disasters affecting Mountaineer's or Presque Isle Downs' market.

        The occurrence of any of these or similar events could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition from other gaming and racing facilities, and increased competition could have a material adverse effect on us.

        Gaming operations.    We face substantial competition in each of the markets in which our gaming facilities are located. Some of the competitors have significantly greater name recognition and financial and marketing resources than we do; some are permitted to conduct additional forms of gaming; and some pay substantially lower taxes than we do, which may permit them to spend more for marketing and promotions and thus gain a competitive advantage over us. All of our gaming operations primarily compete with other gaming operations in their geographic areas. New expansion and development activity is occurring in each of the relevant markets. These factors, as well as the legalization of other forms of gaming in the markets in which our gaming facilities are located, may intensify competitive pressures and could have a material adverse effect on us. For example, VLT gaming at racetracks in Ohio, when operational, would compete with Mountaineer and Presque Isle Downs, and new casino gaming operations in Ohio as a result of the November 3, 2009 amendment to the Ohio constitution will also compete with Mountaineer, Presque Isle Downs and Scioto Downs and may have a material adverse effect on our business, financial condition and results of operations. Such adverse impact may be exacerbated by any permitted relocations of racetracks from their existing locations. See "—Recent approval of gaming in Ohio will create significant new competition."

        In recent years, the number of gaming options available to consumers in our West Virginia area market has increased considerably. While there are three other tracks and one resort in West Virginia that offer slot machine and table gaming, only one, Wheeling Downs, lies within Mountaineer's primary market, located approximately 40 miles to the south in Wheeling, West Virginia. That competitor currently operates approximately 1,800 slot machines, 12 poker tables, and 37 casino table games.

        The primary competitors for Mountaineer (and to a lesser extent, Presque Isle Downs) are gaming operations in Pennsylvania. Pennsylvania's slot machine law, as amended on January 7, 2010, contemplates the installation of slot machines and table games at up to fourteen locations. See "Business—Competition—Gaming operations." Additionally, Mountaineer competes with smaller gaming operations conducted in local bars and fraternal organizations. West Virginia law permits limited video lottery machines ("LVLs") in local bars and fraternal organizations. The West Virginia Lottery Commission authorizes up to 7,500 slot machines in adults-only facilities throughout West Virginia. No more than five slot machines are allowed in each establishment licensed to sell alcoholic beverages, and no more than ten slot machines are allowed in each licensed fraternal organization. As of September 2011, there were a total of approximately 1,138 LVLs in bars and fraternal organizations in Hancock County (where Mountaineer is located) and the two neighboring counties (Brooke and Ohio Counties). Although the bars and fraternal organizations housing these machines lack poker and table gaming, as well as the amenities and ambiance of our Mountaineer facility, they do compete with us, particularly for the local patronage.

        All of our gaming operations also compete to a lesser extent with operations in other locations, including Native American lands, and with other forms of legalized gaming in the United States, including state-sponsored lotteries, on- and off- track wagering, high-stakes bingo, card parlors, and the emergence of Internet gaming. In addition, casinos in Canada likewise advertise in our target markets.

        Racing and pari-mutuel operations.    Mountaineer's racing and pari-mutuel operations compete directly for wagering dollars with Wheeling Downs, Thistledown, Northfield Park and The Meadows, which are located ranging from approximately 40 to 85 miles from Mountaineer. Wheeling Downs conducts pari-mutuel greyhound racing, simulcasting and casino gaming. Thistledown and Northfield Park conduct pari-mutuel horse racing but not video lottery or slot gaming. The Meadows conducts live harness racing, simulcasting and slot gaming. Mountaineer would also compete with Valley View Downs in Lawrence County, Pennsylvania, approximately 45 miles from Mountaineer, if it is constructed and opened. Mountaineer also competes with off-track wagering facilities in Ohio and Pennsylvania, and other racetracks for participation by quality racehorses. See "Business—Competition—Racing and pari-mutuel operations."

        Presque Isle Downs faces competition from other racetracks in Pennsylvania and off-track wagering facilities in Pennsylvania and Ohio, as well as from casinos in Western New York. Presque Isle Downs will also compete with Valley View Downs if it is constructed and opens.

        Scioto Downs competes primarily with Beulah Park, a thoroughbred racetrack also located in Columbus Ohio (although currently Scioto Downs and Beulah Park do not operate on the same dates pursuant to an agreement between Scioto Downs and Beulah Park which was approved by the Ohio Racing Commission), and to a lesser extent, casino gambling in Indiana and in Michigan. Further, Scioto Downs faces competition from off-track wagering facilities in Ohio and Pennsylvania.

        Increased competition may require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties, including updating slot machines to reflect changing technology, refurbishing rooms and public service areas periodically, replacing obsolete equipment on an ongoing basis, and making other expenditures to increase the attractiveness and add to the appeal of our properties, including increased marketing and promotions. We cannot assure you that we will have sufficient cash on hand or access to financing to fund such capital expenditures. In addition, certain of our competitors have access to greater financial resources than we do, which may permit them to make capital improvements that we do not have sufficient funding to make or purchase newer slot or other equipment which could put us at a competitive disadvantage.

        In a broader sense, our gaming operations face competition from all manner of leisure and entertainment activities, including shopping, athletic events, television and movies, concerts and travel. Increased competition from other gaming and racing facilities and other leisure and entertainment activities could have a material adverse effect on our business, financial condition and results of operations.

Recent approval of gaming in Ohio will create significant new competition.

        On November 3, 2009, Ohio voters adopted a constitutional amendment (the "Constitutional Amendment") that permits a casino in each of Cleveland, Cincinnati, Toledo and Columbus. A casino in Cleveland will increase competition at both Mountaineer and Presque Isle Downs commencing approximately in mid-2012. A casino in Columbus will increase competition at Scioto Downs. Each casino may have up to 5,000 VLTs as well as any other casino games authorized in any state that borders Ohio.

        During the third quarter of 2011, approximately 74% of the total amount played in Mountaineer's slot machines was attributable to customers from Ohio and approximately 47% of the total amount played in Presque Isle Downs' slot machines was attributable to customers from Ohio. Specifically, 8% of amounts played at Mountaineer's slot machines and 20% of the amounts played at Presque Isle Downs' slot machines was attributable to customers from Cuyahoga County, Ohio, which is the location of one of the planned casinos and racetracks (Thistledown) that are expected to offer slot gaming, and is also near Northfield Park, another racetrack expected to offer slot gaming. As a result, we expect that future gaming operations at the downtown Cleveland casino, Thistledown and Northfield Park would compete with gaming operations at Mountaineer and Presque Isle Downs and create significant new competition. In addition, in June 2011, the Governor of Ohio's administration and two casino operators in Ohio have entered into agreements that contemplate VLT gaming at Ohio's existing racetracks, including Scioto Downs. While we believe that the approval of VLT gaming at Scioto Downs may positively impact our financial condition and results of operations, we also expect that such gaming activity, as well as gaming activity at the planned Ohio casinos, will negatively impact our results of operations at Mountaineer and Presque Isle Downs and that such negative impact will be material. Although we intend to be proactive in our efforts to mitigate the effects of such competition, including continuing our efforts to introduce gaming at Scioto Downs as previously proposed, continuing to provide first-class customer service at all of our facilities, and continuing to manage and reduce our costs, casino gaming permitted pursuant to the Constitutional Amendment and VLT gaming at racetracks in Ohio may materially and adversely affect our results of operations and consequently our ability to obtain financing, to pay the license fees and otherwise make necessary investments at Scioto Downs to permit VLT gaming and comply with the conditions to licensing.

The future of VLT gaming at Scioto Downs is uncertain.

        On July 13, 2009, the former Governor of Ohio signed a Directive and issued an executive order directing the Ohio Lottery Commission to take action to implement, and the Ohio legislature approved a budget bill which included language to define and enable VLTs at Ohio's seven commercial horse tracks, including Scioto Downs. However, despite the efforts by the former Governor, the legislature and the Ohio Lottery Commission, legal and other challenges prohibited Ohio from moving forward with permitting VLT gaming at the racetracks prior to the November 2010 election. On November 2, 2010, voters in Ohio elected a new Governor and a significant number of new members to the legislature. In June 2011, the Governor of Ohio's administration reached agreements with two casino operators in Ohio regarding the expansion of gaming within the state. The announced agreements provided a framework for the expansion of gaming in Ohio including the installations of VLTs at Ohio's existing horse racetracks. Such agreements contemplate that each of Ohio's seven racetracks, including Scioto Downs, will be permitted to apply for 3 year renewable VLT licenses at a cost of $50.0 million each, which would be paid $10.0 million at the time of application, $15.0 million when the machines begin operating, and $25.0 million one year later. For the first ten years, we expect such VLT licenses to be granted only to the seven existing racetracks. The agreements contemplate that the commission applicable to VLT operations at racetracks will be 66.5% of all VLT gross sales revenue and that the racetracks would be required to invest at least $150.0 million in facilities within three years following licensure, including the cost of VLT machines, with a maximum credit of $25.0 million for the value of existing facilities and land. The agreements further provide that a racetrack may not operate until such racetrack reaches an agreement that is acceptable to the horse racing industry with respect to funds to benefit the horse racing industry and that racetracks must open their facilities within three years of being licensed.

        The 2009 Ohio legislation enabling video lottery was also subject to two lawsuits filed in 2009. These lawsuits were dismissed in October 2009; however, each of these lawsuits could be re-filed, challenging the recent authorization of VLT gaming. As a result, we cannot assure you that the operation of VLTs at the racetracks will be approved on the terms described above or the timing of commencement of operations of VLTs at racetracks in Ohio.

        In addition, the conditions applicable to VLTs at Ohio racetracks require significant investment in license fees and development of gaming facilities and the State of Ohio is expected to retain 33.5% of the net revenues from VLTs. Accordingly, even if we successfully obtain a license to operate VLT gaming at Scioto Downs, we cannot assure you that the revenues generated from VLT gaming at Scioto Downs will yield an adequate return on our investment or that we will be able to operate VLTs at Scioto Downs profitably because of the significant investment required and the retention of revenues by the State of Ohio.

        On June 29, 2011, the Ohio legislature approved a bill that would permit any owner of an Ohio racetrack eligible for a permit to operate VLTs to apply to the Ohio State Racing Commission within a two year period following the effective date of the legislation for a transfer of its racetrack license. To the extent that any such transfer is approved, the owner of such facility will be permitted to operate a temporary facility at its new location while constructing or otherwise preparing its new track, as will the casinos. We expect the racetracks will be authorized to have temporary facilities. Any transfer of an existing racetrack license will be subject to payment of a relocation fee and any such temporary facility will be required to meet minimum capital investment and structure requirements, each to be established by the Ohio State Racing Commission. The legislation provides, however, that an owner of an Ohio racetrack located on property owned by a political subdivision may relocate its track to a new location within 20 miles of its current location and such owner may not be charged a relocation fee. One of our competitors, Penn National Gaming, Inc., has already informed the Ohio State Racing Commission that it will seek permission to relocate its Toledo and Columbus racetracks to Youngstown and Dayton. Relocation of an existing racetrack to Youngstown, Ohio would create significant additional competition in one of our primary markets. We expect that such additional competition could have a material adverse effect on our financial conditions and results of operations, particularly on our operations at Mountaineer.

        In October 2011, the Ohio Lottery Commission approved rules and regulations for licensing VLT operations at Ohio's racetracks. Such rules were implemented by Executive Order by the Governor of Ohio and are valid for ninety (90) days pending completion of the formal review process. Additionally, the Ohio Racing Commission approved emergency rules by executive order that outline the process for existing Ohio racetracks to relocate, subject to payment of a relocation fee. The amount of such fee and other economical benefit data that may be requested has not yet been determined. However, VLTs cannot operate until tracks reach an agreement with the horse racing industry on funds to benefit the industry and the State of Ohio reserves the right to determine the terms of such an agreement if one is not reached by the time VLT sales are set to begin. On December 6, 2011, additional legislation was introduced that seeks to make changes to the law regarding guidelines for statewide education management system, horse racing, VLTs and casino gaming. As it relates to horseracing and VLTs, the legislation establishes a minimum number of racing days and requires simulcast programs; refines the procedures for licensing by the state lottery commission of lottery technology providers, testing laboratories and gaming employees; and stipulates that certain propriety information provided by the applicants for a VLT-related license are confidential and not subject to disclosure.

        In addition, the approval of VLT operations at racetracks may be subject to litigation seeking to prevent such gaming activities, which could be protracted and delay commencement of VLT operations. On October 21, 2011, a lawsuit was filed by a public policy group in Ohio challenging the Ohio Governor and legislature's approval of legislation authorizing VLTs at the racetracks. On December 9, 2011, the Ohio Attorney General, on behalf of the Ohio Governor, filed a motion to dismiss this lawsuit for failure to state a claim upon which relief can be granted, as well as on the grounds that the plaintiffs identified in the lawsuit lack standing to bring their claims. As a result, we cannot assure you that the operation of VLTs at the racetracks will commence on the terms described above or the timing of commencement of operations of VLTs at racetracks in Ohio.

Our business may be materially and adversely affected by recession or economic downturn; the seasonal nature of our business could also materially and adversely affect our cash flows.

        Our primary business involves leisure and entertainment. The economic health of the leisure and entertainment industry is affected by a number of factors that are beyond our control, including: (1) general economic conditions and economic conditions specific to our primary markets; (2) levels of disposable income of patrons; (3) increased transportation costs resulting in decreased travel by patrons; (4) local conditions in key gaming markets, including seasonal and weather-related factors; (5) increases in gaming and racing taxes or fees; (6) competitive conditions in the gaming, leisure and entertainment industry and in particular markets, including the effect of such conditions on the pricing of our products; (7) substantial price increases in the cost of energy in the United States; and (8) the relative popularity of entertainment alternatives to gaming and racing that compete for the leisure dollar. Any of these factors could materially adversely impact the leisure and entertainment industry generally, and as a result, our business, financial condition and results of operations.

        In addition, our operations at Mountaineer, Presque Isle Downs, and Scioto Downs are typically seasonal in nature. Winter conditions may adversely affect transportation routes to our properties, as well as cause cancellations of live horse racing. As a result, unfavorable seasonal conditions could have a material adverse effect on our operations. It is unlikely that we will be able to obtain business interruption coverage for casualties resulting from severe weather, and there can be no assurance that we will be able to obtain casualty insurance coverage at affordable rates, if at all, for casualties resulting from severe weather.

The volatility and disruption of the capital and credit markets and adverse changes in the U.S. and global economies may negatively impact our revenues and our ability to access financing.

        During the past few years, a confluence of many factors contributed to diminished expectations for the U.S. economy and increased market volatility for publicly traded securities. These factors included the availability and cost of credit, declining business and consumer confidence and increased unemployment. These economic conditions also affected lenders, resulting in severely contracted credit markets making it costly and difficult to obtain new credit or refinance existing debt. While economic conditions have recently shown signs of improvement, that trend may not continue and the extent of current economic improvement or stability in the credit markets is not known.

        While we intend to finance capital projects with cash on hand, cash flow from operations and proceeds from the sale of non-core assets, we may require additional financing to support our growth. Borrowings under our Revolving Credit Facility will be limited. However, as a result of uncertainties that may remain or develop in the capital and credit markets and without the continued and sustained improvements in such financial markets, we may not have access to sufficient capital on terms that are satisfactory to us, on terms acceptable to our senior secured lenders, or at all. Further, if adverse regional and national economic conditions fail to improve significantly, persist or worsen, we could experience material decreases in revenues and cash flows from our operations attributable to decreases in consumer spending levels and could fail to satisfy covenants imposed by the Indenture, our Revolving Credit Facility and our existing debt agreements.

We are subject to extensive regulation by gaming and racing authorities.

        We are subject to extensive state and local regulation. State and local authorities require us and our subsidiaries to demonstrate suitability to obtain and maintain various licenses, and require that we have registrations, permits and approvals to conduct gaming and racing operations, to sell alcoholic beverages and tobacco in our facilities and to operate our food service facilities. These regulatory authorities may, for any reason set forth in applicable legislation or regulation, limit, condition, suspend or revoke a license or registration to conduct gaming or racing operations or prevent us from owning the securities of any of our gaming or racing subsidiaries. In addition, we must periodically apply to renew many of our licenses or registrations. We cannot assure you that we will be able to obtain such renewals. Any failure to maintain or renew our existing licenses, registrations, permits or approvals would have a material adverse effect on us. In addition, to enforce applicable laws and regulations, regulatory authorities may levy substantial fines against or seize the assets of our company, our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

        If current laws are modified, or if additional laws or regulations are adopted, it could have a material adverse effect on us. From time to time, legislators and special interest groups have proposed legislation that would restrict or prevent gaming or racing operations in the jurisdictions in which we operate. Other laws, such as smoking bans, do not specifically restrict gaming operations but, as a practical matter, make gaming facilities less attractive to gaming patrons and can result in substantially reduced revenues. Restriction on or prohibition of our gaming or racing operations, whether through legislation or litigation, could have a material adverse effect on our business, financial condition and results operations.

        We pay substantial taxes and fees with respect to our operations. From time to time, federal, state and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming and racing industry. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Changes in the tax laws or administration of those laws, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

We depend on agreements with our horsemen and pari-mutuel clerks to operate our business.

        The Federal Interstate Horse Racing Act and the state racing laws in West Virginia, Ohio and Pennsylvania require that, in order to simulcast races, we have written agreements with the horse owners and trainers at those racetracks. In addition, in order to operate slot machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the slot machines (a "proceeds agreement") with a representative of a majority of the horse owners and trainers and with a representative of a majority of the pari-mutuel clerks. In Pennsylvania, we must have an agreement with the representative of the horse owners. We have the requisite agreements in place with the Mountaineer Horsemen until December 31, 2012. With respect to the Mountaineer pari-mutuel clerks, we have a labor agreement in force until November 30, 2012, and a proceeds agreement until April 14, 2012. We are required to have a proceeds agreement in effect on July 1 of each year with the horsemen and the pari-mutuel clerks as a condition to renewal of our video lottery license for such year. If the requisite proceeds agreement is not in place as of July 1 of a particular year, Mountaineer's application for renewal of its video lottery license could be denied, in which case Mountaineer would not be permitted to operate either its slot machines or table games. With respect to the Scioto horsemen, the agreement with the Horsemen's Benevolent & Protective Association is effective until November 29, 2012, and the agreement with the Ohio Harness Horsemen's Association provides for automatic annual renewals. Presque Isle Downs has the requisite agreement in place with the Pennsylvania Horsemen's Benevolent and Protective Association until March 13, 2013, with automatic two-year renewals unless either party provides written notice of termination at least ninety (90) days prior to the scheduled renewal date. With the exception of the Mountaineer and Presque Isle Downs horsemen's agreements and the agreement between Mountaineer and the pari-mutuel clerks' union described above, each of the agreements referred to in this paragraph may be terminated upon written notice by either party.

        If we fail to maintain operative agreements with the horsemen, we will not be permitted to conduct live racing and export and import simulcasting at those racetracks, and, in West Virginia we will not be permitted to operate our slot machines and table games (including if we do not have in place the required proceeds agreement with the Mountaineer pari-mutuel clerks union) and in Pennsylvania we will not be permitted to operate our slot machines. In addition, our simulcasting agreements are subject to the horsemen's approval. If we fail to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on our business, financial condition and results of operations.

        Additionally, VLTs at Scioto Downs cannot operate until an agreement is reached with the horse racing industry on funds to benefit the industry and the State of Ohio reserves the right to determine the terms of such agreement if one is not reached by the time VLT sales are set to begin.

We are required to schedule a minimum number of live racing days in West Virginia and Pennsylvania.

        All of the states in which we conduct live racing impose requirements with respect to the minimum number of live race dates annually. The gaming laws and regulations of West Virginia and Pennsylvania, the states in which our racetracks operate slot machines and casino table games, likewise condition gaming operations on the satisfaction of live racing requirements. Live racing days typically vary in number from year to year and are based on a number of factors, including the number of suitable race horses and the occurrence of severe weather, many of which are beyond our control, as well as our agreements with the horsemen's associations that represent the owners and trainers who race at our tracks. If we fail to meet the minimum live racing day requirements at Mountaineer, we would be prohibited under West Virginia law from conducting simulcast racing or renewing our gaming license at Mountaineer. In addition, the failure to meet the required minimum number of days at Presque Isle Downs would result in immediate suspension of the slot machine license. If we were unable to offer simulcast racing or slot machine gaming at Mountaineer or slot machine gaming at

Presque Isle Downs, this would have a material adverse effect on our business, financial condition, results of operations and ability to meet our payment obligations under our various debt instruments.

Our gaming operations are dependent on our linkage of slot machines to state central systems.

        Our gaming operations at Mountaineer and Presque Isle Downs are dependent on our linkage to the states' central systems. Our equipment is connected to these central systems by telephone lines. The central systems track all gaming activity. If the operation of the central systems were disrupted for any reason, including disruption of telephone service, we believe that the states would suspend all gaming operations within the states until normal operation of the systems was restored. Any such suspension could cause a material disruption of our gaming operations and any of the foregoing difficulties could have a material adverse effect on our business, financial condition and results of operations.

We may face disruption in developing and integrating facilities we may expand or acquire, including financing, construction and other development risk.

        The development and integration of facilities we may expand or acquire in the future will require the dedication of management resources that may temporarily detract attention from our day-to-day business. The process of developing and integrating these operations also may interrupt the activities of that business, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of these new or expanded operations.

        We intend to apply for a license to operate VLTs at Scioto Downs and have undertaken substantial planning activities to expand and construct a VLT gaming facility at Scioto Downs, and have entered into an agreement to construct such facilities. We cannot be sure that the cost of construction of the planned facility as Scioto Downs will not exceed our estimate of the cost of contracts for development or construction of any portion of planned expansion or cash on hand or financing necessary to pay the costs of the planned expansion. In addition, construction projects entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference and unanticipated cost increases, any of which can give rise to delays or cost overruns, which may be significant. Design, planning, construction, equipment or staffing requirements or problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities could increase the cost or delay the construction or opening of our planned expansion at Scioto Downs or otherwise adversely affect the project's planned design and features.

        Any of the foregoing difficulties could have a material adverse effect on our business, financial condition and results of operations.

We are or may become involved in legal proceedings that could impact our financial condition.

        From time to time, we are defendants in various lawsuits relating to matters incidental to our business. Because we accommodate large numbers of patrons and employ many people, our business subjects us to the risk of lawsuits filed by patrons, past and present employees, competitors, business partners and others in the ordinary course of business. No assurance can be provided as to the outcome of these matters and whether our policies of insurance will be sufficient to pay potential losses. We may not be successful in the defense of these lawsuits, which could result in settlements or damages that could have a material adverse effect on our business, financial condition and results of operations.

We depend on our key personnel.

        We are highly dependent on the services of Jeffrey J. Dahl, our President and Chief Executive Officer, and other executive officers and key employees. We have entered into an employment agreement with Mr. Dahl, which will expire on January 10, 2014. We have also entered into employment agreements with certain other officers and key managers. The loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental laws and potential exposure to environmental liabilities.

        We are subject to various federal, state and local environmental laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as the management and disposal of solid, animal and hazardous wastes and exposure to hazardous materials. These laws and regulations, which are complex and subject to change, include United States Environmental Protection Agency and state laws and regulations that address the impacts of manure and wastewater generated by Concentrated Animal Feeding Operations ("CAFO") on water quality, including, but not limited to, storm water discharges. CAFO regulations include permit requirements and water quality discharge standards. Enforcement of CAFO regulations has been receiving increased governmental attention. Compliance with these and other environmental laws can, in some circumstances, require significant capital expenditures. For example, we may incur future costs under existing and new laws and regulations pertaining to storm water and wastewater management at our racetracks. Moreover, violations can result in significant penalties and, in some instances, interruption or cessation of operations.

        We also are subject to laws and regulations that create liability and cleanup responsibility for releases of regulated materials into the environment. Certain of these laws and regulations impose strict, and under certain circumstances joint and several liability on, a current or previous owner or operator of property for the costs of remediating regulated materials on or emanating from its property. The presence of, or failure to remediate properly, such materials may materially adversely affect the ability to sell or rent such property or to borrow funds using such property as collateral. Additionally, the owner of a facility may be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from third party sites where the owner sent wastes for disposal or treatment.

The evolution of the slot machine manufacturing industry could impose additional costs on us.

        A majority of our revenues are attributable to slot machines operated by us at our casinos and racinos. It is important, for competitive reasons, that we offer to our customers the most popular and up-to-date slot machine games with the latest technology. We continue to upgrade our older slot machines with newer and more advanced interactive electronic games.

        For competitive reasons, we may be forced to purchase new slot machines or enter into participating lease arrangements that are more expensive than our current costs associated with the continued operation of our existing slot machines. Slot machine lease arrangements typically require the payment of a fixed daily rental and participation agreements include payment of a percentage of coin-in or net win amounts. Generally, a participating lease is substantially more expensive over the long term than the cost to purchase a new machine. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participating lease costs, it could have an adverse effect on our profitability.

Risks related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

        As of August 1, 2011, after giving effect to the issuance of the Existing Notes and the use of proceeds thereof, we had $565.4 million of indebtedness outstanding and $20.0 million of unused commitments under the Revolving Credit Facility. Our substantial indebtedness could have important consequences. For example, it could:

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  make it more difficult for us to satisfy our obligations with respect to the Notes and our other indebtedness, which could in turn result in an event of default on the Notes or such other indebtedness;

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  limit our ability to borrow additional funds or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

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  increase our vulnerability to adverse economic and industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes, such as funding our working capital and capital expenditures;

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  limit our flexibility in planning for, or reacting to, changes in the business and industry in which we operate;

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  affect our ability to satisfy financial suitability standards prerequisite to obtaining new gaming or racing licenses and renewal of existing licenses;

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  place us at a competitive disadvantage compared to certain competitors that have proportionately less debt; and

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  prevent us from raising the funds necessary to repurchase all Notes tendered to us upon the occurrence of a change of control, which would constitute a default under the Indenture, which in turn would trigger a default under the Revolving Credit Facility if the Revolving Credit Facility remains outstanding after such change of control.

        The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects or ability to satisfy our obligations under the Notes.

        In addition, we and our future subsidiaries may be able to incur substantially more debt in the future. Although the Revolving Credit Facility and the Indenture contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. The terms of the Indenture permit us to incur additional indebtedness, including additional secured indebtedness. Such additional indebtedness may intensify the risks we face as a result of our substantial indebtedness and, to the extent such indebtedness is secured, could negatively impact the ability of the holders of Notes to realize the proceeds of collateral distributed in connection with any foreclosure, insolvency, liquidation, reorganization, dissolution or similar proceedings.

Our Revolving Credit Facility and the Indenture contain various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.

        Our Revolving Credit Facility and the Indenture impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability and the ability of our restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  make restricted payments;

  •
  make investments;

  •
  create, incur or suffer to exist liens;

  •
  sell assets;

  •
  enter into agreements restricting our subsidiaries' ability to pay dividends, make loans or transfer assets to us;

  •
  engage in transactions with affiliates; and

  •
  consolidate, merge or sell all or substantially all of our assets.

        These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other business opportunities.

        Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with any of the covenants in our existing or future financing agreements (including the Indenture and our Revolving Credit Facility) could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the indebtedness under these agreements, terminate any funding commitments and foreclose upon any collateral securing such indebtedness. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes. We would, therefore, be required to seek alternative sources of funding, which may not be available on commercially reasonable terms, terms as favorable as our current agreements or at all, or face bankruptcy. If we are unable to refinance our indebtedness or find alternative means of financing our operations, we may be required to curtail our operations or take other actions that are inconsistent with our current business practices or strategy. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders or amend the covenants.

We are a holding company and will depend on the business of our subsidiaries to satisfy our obligations under the Notes.

        We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Our subsidiaries will conduct substantially all of the operations necessary to fund payments on the Notes and our other debt. Our ability to make payments on the Notes and our other debt will depend on our and our subsidiaries' cash flow and their payment of funds to us. Our subsidiaries' ability to make payments to us will depend on:

  •
  their earnings;

  •
  covenants contained in our debt agreements (including the Indenture and our Revolving Credit Facility) and the debt agreements of our subsidiaries (including the Indenture and our Revolving Credit Facility);

  •
  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable law, including regulations of gaming and racing authorities and state laws regulating the payment of dividends and distributions.

        We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay principal and interest, and any other payments, on the Notes and our other debt when due.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service our debt.

        Our ability to make payments on, or repay or refinance, our indebtedness, including the Notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In particular, if adverse regional and national economic conditions persist, worsen, or fail to improve significantly, we could experience decreased revenues from our operations attributable to decreases in consumer spending levels and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the financial and other restrictive covenants that we are subject to under our indebtedness. In addition, our ability to borrow funds in the future to make payments on our indebtedness will depend on the satisfaction of the covenants in the Indenture, our Revolving Credit Facility and our other debt agreements, and other agreements we may enter into in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Revolving Credit Facility or from other sources in an amount sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs.

        We cannot assure you that we will be able to refinance any of our indebtedness, including our indebtedness under our Revolving Credit Facility, on commercially reasonable terms or at all. In particular, our Revolving Credit Facility will mature prior to the maturity of the Notes. If we were unable to make payments or refinance our indebtedness or obtain new financing under these circumstances, we would have to consider other options, such as the sale of assets, the sales of equity and/or negotiations with our lenders to restructure the applicable indebtedness. The Indenture, our Revolving Credit Facility and our other debt instruments may restrict, or market or business conditions may limit, our ability to take some or all of these actions.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

        If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, or premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Any default under the agreements governing our indebtedness, including a default under our Revolving Credit Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could render us unable to pay the principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes.

Liens securing our obligations under our Revolving Credit Facility and any other debt secured by priority liens or any other permitted prior liens from time to time will be senior to the liens securing the Notes and the value of the Collateral securing the Notes and our other secured obligations may not be sufficient to satisfy our obligations under such obligations and the Notes.

        The lenders under our Revolving Credit Facility have priority liens on substantially all of the assets securing our obligations under the Notes and the guarantees. Additionally, the Collateral securing the Notes and the guarantees are also be subject to additional liens and permitted prior liens that are permitted under the Indenture, which may include additional debt secured by priority liens.

        As a result, our and our guarantors' payment obligations with respect to the Notes and the guarantees are effectively junior to our payment obligations with respect to our Revolving Credit Facility and such other obligations, and the Notes and the guarantees are subject to the prior satisfaction of all of the obligations thereunder to the extent of the value of the Collateral securing such indebtedness.

        We cannot assure you of the value of the Collateral or that the net proceeds received upon a sale of the Collateral would be sufficient to repay all amounts due on our Revolving Credit Facility, any additional secured debt that may be outstanding at that time and the Notes following a foreclosure upon the Collateral (and any payments in respect of prior liens) or a liquidation of our assets or the assets of the guarantors that may grant these security interests. No appraisal of the fair market value of the Collateral securing the Notes and the guarantees has been made in connection with this offering of the Notes and the value of the Collateral will depend on the actual fair market value of the Collateral at such time, market and economic conditions, the timing and the manner of the sale, the availability of buyers and other factors. In addition, courts could limit recoverability with respect to the Collateral if they apply laws of a jurisdiction other than the State of New York to a proceeding and deem a portion of the interest claim usurious in violation of applicable public policy. By its nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure you that the Collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. To the extent that liens, rights and easements granted to third parties encumber property owned by us or our guarantors or constitute senior, pari passu or subordinate liens on the Collateral, those third parties have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the Collateral located at a particular site and the ability of the collateral agent to realize or foreclose on the Collateral at that site. As a result, liquidating the Collateral securing the Notes and the guarantees may not produce proceeds in an amount sufficient to pay any amounts due on the Revolving Credit Facility, any additional secured debt that may be outstanding at that time and the Notes.

        Pursuant to the provisions of the Intercreditor Agreement and the Indenture, proceeds from the sale of Collateral would be distributed first to satisfy our obligations under, amongst others, the Revolving Credit Facility and other obligations which, in the case of proceeds from Collateral, are secured by priority liens before they are available for payment to the holders of the Notes and other obligations secured by parity liens, if any. As a result, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral or any of the other assets or value of our business will be sufficient to pay the obligations due under the Notes and the guarantees, as the holders of the Notes will not receive any proceeds from the sale of Collateral until all obligations under the Revolving Credit Facility and all obligations secured by priority liens are paid in full.

        In the event that a bankruptcy case is commenced by or against us, if the value of the Collateral is less than the amount of principal and accrued and unpaid interest on the Notes and any other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed.

Rights of holders of Notes in the Collateral may be adversely affected by the failure to perfect liens on certain Collateral acquired in the future.

        Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. Although the Indenture will contain customary further assurances covenants, there can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired Collateral. Neither the trustee nor the collateral agent for the Notes has any obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the Notes.

The Notes will not be secured by excluded assets, including any gaming or racing licenses or gaming equipment if granting a security interest in such securities of our subsidiaries, cash and deposit accounts and equipment would violate applicable law, capital stock of our subsidiaries and certain other assets.

        The gaming and racing laws of the states in which we operate prohibit the granting of a security interest in a gaming or racing license and West Virginia and Pennsylvania prohibit liens on gaming equipment without the prior approval of the West Virginia Lottery Commission and PGCB, respectively. Accordingly, the Notes will not be secured by any gaming or racing licenses or our gaming equipment in West Virginia or Pennsylvania. In addition, in West Virginia the main electronic components of video lottery terminals (the main logic board and erasable programmable read-only memory chips (the "E-PROM")) are the property of the State. Even if approval is obtained from the West Virginia Lottery Commission to grant a lien on video lottery terminals, there may be statutory conditions and/or restrictions on a lien holder's ability to repossess and sell the terminals. These conditions and/or restrictions may include, but may not be limited to:

  •
  notification to the West Virginia Lottery Commission;

  •
  compliance with certain transportation and storage requirements; and

  •
  with the prior written consent of the West Virginia Lottery Commission, resale of the terminals only by a licensed video lottery terminal manufacturer who may broker the sale of the terminals to another licensed permit holder within West Virginia, or (subject to federal laws regarding interstate transportation of gaming equipment) export the terminals outside of West Virginia following notice to the West Virginia Lottery Commission and removal by the West Virginia Lottery Commission of the E-PROM from the machine and removal of the registration decal.

        If the gaming and racing laws in other states in which we operate prohibit the granting of a security interest in gaming equipment, gaming equipment in those states will not secure the Notes. See "Description of the Exchange Notes—Collateral and security documents."

        Additionally, the following are excluded as Collateral for the Notes:

  •
  deposit accounts and cash, for which the collateral agent and the holders of Notes will not have a security interest therein,

  •
  contracts, licenses or leases and any rights or interests thereunder if a security interest is prohibited by applicable law or the terms of such agreement,

  •
  any motor vehicles, vessels and aircraft,

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  any "intent-to-use" application for registration of a trademark,

  •
  all interests in real property other than interests in real property owned in fee simple costing over $10.0 million or real property that is integrally related to the ownership or operation of any gaming facility, currently comprising the Mountaineer, Presque Isle Downs and Scioto Downs and

  •
  capital stock of our subsidiaries and any other entity in which we own an equity interest, except to the extent that any such assets constitute proceeds, products, substitutions or replacements of any such assets (unless such proceeds, products, substitutions or replacements would otherwise constitute excluded Collateral).

        In particular, the collateral agent and the note holders will not have, or otherwise claim, a security interest in, or lien on, monies and funds held in deposit accounts including monies and other funds on account for taxes owed (A) to the Commonwealth of Pennsylvania under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act, 4 Pa. Cons. Stat. Ann. § 1101 et seq. or (B) the State of West Virginia under the West Virginia Lottery Racetrack Table Games Act, W. Va. Code §29-22C-1 et seq.

Our Intercreditor Agreement could subject the holders of the Notes to certain risks including the inability of the holders of the Notes to control decisions regarding the Collateral.

        The trustee under the Indenture entered into an Intercreditor Agreement amongst it, the collateral agent under our Revolving Credit Facility, the collateral agent for the noteholders, us, and our guarantors. The Intercreditor Agreement provides for the allocation of rights among the collateral agent for the noteholders, the trustee, the collateral agent and the lenders with respect to their respective interests in the Collateral, and the enforcement of those related provisions. Until the indebtedness under our Revolving Credit Facility, including any permitted refinancings and all other debt secured by a priority lien, has been satisfied in full, the lenders thereunder will have the exclusive right to determine the circumstances and manner in which the Collateral securing the Notes, the guarantees and the Revolving Credit Facility may be disposed of. As a result, the lenders under the Revolving Credit Facility may take actions with respect to the Collateral securing the Notes and the guarantees which holders of the Notes may disagree with or which may be contrary to the best interest of the holders of the Notes. This includes, without limitation, the right to determine whether to foreclose on the Collateral and when and at what price to sell the Collateral following an event of default under the Notes or the Revolving Credit Facility; provided that following an acceleration of the obligations under the Revolving Credit Facility, and prior to any enforcement of remedies thereunder, the holders of the Notes shall have the right to purchase the aggregate amount of outstanding obligations under the Revolving Credit Facility at par plus accrued interest.

State law may limit the ability of the trustee and the holders of the Notes to foreclose on real property and improvements included in the Collateral.

        The Notes are be secured by, among other things, liens on the real property and improvements located in West Virginia, Pennsylvania and Ohio and on which our gaming properties are located. Liens on after-acquired real estate and improvements may not be created in West Virginia unless the appropriate security document is amended to include such real property. State laws in West Virginia, Pennsylvania and Ohio may limit the ability of the trustee and the holders of the Notes to foreclose on the improved real property collateral located therein. State laws in West Virginia, Pennsylvania and

Ohio govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure differing from and necessitating a longer time period for completion than the requirements for foreclosure of security interest in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

        The holders of the Notes and the trustee also may be limited in their ability to enforce a breach of the "no liens" covenant. Some decisions of certain state courts have placed limits on a lender's ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender's security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the Notes from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

There are circumstances other than repayment or discharge of the Notes under which Collateral could be released automatically without the consent of the holders of the Notes, which could be adverse to holders of Notes.

        Under various circumstances, all or a portion of the Collateral may be released, including:

  •
  to enable the sale, transfer or other disposal of such Collateral in a transaction not prohibited under the Indenture, including the sale of any entity in its entirety that owns or holds such Collateral; and

  •
  with respect to Collateral held by a guarantor, upon the release of such guarantor from its guarantee, in each case in accordance with the Intercreditor Agreement.

        Our current and future domestic restricted subsidiaries are required to be subsidiary guarantors and guarantee the Notes. The guarantee of any subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the Indenture. The Indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the Notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the Indenture but not necessarily under the Revolving Credit Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral with respect to the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See "Description of Notes."

Gaming regulations in Pennsylvania and West Virginia could further limit certain of your contractual rights, and could adversely effect the value of the Collateral securing the Notes.

        The PGCB may review certain contracts, including contracts concerning real estate, entered into by Presque Isle Downs to determine the reasonableness of such contracts. If it determines that any such contract is not in the public interest or is inimical to the interest of gaming in Pennsylvania, the board may, by order, pursue a number of remedies, including requiring the termination of such contract without our consent or the consent of holders of the Notes. The West Virginia Lottery Commission may direct Mountaineer to cancel any contract, purchase order or transaction related to table games operations that it determines does not comply with the West Virginia Lottery Racetrack Table Games Act and rules and regulations related thereto. If such contracts are terminated the property underlying such contracts will no longer be pledged as Collateral in respect of the Notes.

You may be required to sell your Notes if any gaming authority finds you unsuitable to hold them.

        The current policy of the West Virginia, Pennsylvania and Ohio gaming and racing regulatory agencies and authorities does not require you to be licensed or found suitable in order to own any Notes. However, the policy of any of these agencies could change. In the event that any of these regulatory agencies or authorities require you, as a holder of the Notes, to be licensed, qualified or found suitable under West Virginia, Pennsylvania and Ohio gaming or racing laws, you will be required to submit an application which will be investigated by such agencies or authorities. Pennsylvania's gaming regulations require lenders to a licensee, such as us, and holders of a licensee's debt securities, including the holders of Notes, to apply for a license if the PGCB has reason to believe that a lender or noteholder does not satisfy the character suitability requirements set forth in the Pennsylvania Racehorse Development and Gaming Act and the regulations thereunder. Further, the PGCB has the discretion to require the licensure of any individual or entity that has a financial interest in a licensee. If you are unable or unwilling to obtain such license, qualification or finding of suitability, such agencies and authorities may not grant us a license or, if already granted, may suspend or revoke our licenses unless we terminate our relationship with you. Under these circumstances, we would be required to repurchase your Notes. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your Notes. See "Description of the Exchange Notes—Regulatory redemption."

Gaming laws will impose additional restrictions and fees on foreclosure.

        As a result of gaming restrictions, in any foreclosure sale of the gaming assets constituting Collateral securing the Notes, the purchaser or the operator of the Company and/or such gaming assets would need to be licensed to operate our racetracks under the applicable gaming laws and regulations. If the trustee acting on behalf of the holders of the Notes purchases our gaming assets at a foreclosure sale, the trustee would not be permitted to continue gaming operations at any of the Company's casinos unless it retained an entity licensed under the applicable gaming laws to conduct gaming operations at the facility. The holders of the Notes may have to be licensed or found suitable in any event.

        Because potential bidders who wish to operate our racetracks must satisfy these gaming regulatory requirements, the number of potential bidders in a foreclosure sale could be less than in foreclosures of other types of facilities, and this requirement may delay the sale of, and may reduce the sales price for, the Collateral. The ability to take possession and dispose of the Collateral securing the Notes upon acceleration of the Notes is likely to be significantly impaired or delayed by applicable bankruptcy law if a bankruptcy case is commenced by or against us prior to a taking of possession or disposition of the Collateral securing the Notes by the trustee for the benefit of the holders of the Notes.

        Additionally, Pennsylvania's gaming law requires a re-licensing fee in the amount of up to $50.0 million in the event of a change in control of Presque Isle Downs or sale of Presque Isle Downs' assets other than in the ordinary course of business. A change in control is defined as the acquisition by a person or group acting in concert of more than 20% of the licensee's securities or other ownership interests or more than 20% of the securities or other ownership interests of a corporation or other form of business entity which owns directly or indirectly at least 20% of the voting or other securities or other ownership interests of the licensee. The PGCB may reduce, but not eliminate, the maximum fee of $50.0 million in its discretion. The current policy of the PGCB in the event of a sale of a licensee's assets in the ordinary course of business or a change in control of a licensee is to charge a re-licensing fee of $2.5 million (plus the costs of investigation of the purchaser). We cannot assure you that the PGCB's current policy will remain in effect.

We may be unable to repurchase the Notes upon a change of control as required by the Indenture.

        Upon the occurrence of certain specific kinds of change of control events, we must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. In such circumstances, we cannot assure you that we would have sufficient finds available to repay all of our indebtedness that would become payable upon a change of control and to repurchase all of the Notes. Our failure to purchase the Notes would be a default under the Indenture, which in turn could trigger a default under the Revolving Credit Facility if it remains outstanding after such change of control. The Revolving Credit Facility provides that certain specific kinds of change of control events constitute a default. A default under the Revolving Credit Facility would permit lenders to accelerate the maturity of the indebtedness outstanding under such Revolving Credit Facility, terminate the commitments thereunder and foreclose on the Collateral.

Holders of Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased by us has occurred following a sale of "substantially all" of our assets.

        A change of control, as defined in the Indenture, will require us to make an offer to repurchase the Notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the Notes to return payments received from guarantors.

        Unless designated as an unrestricted subsidiary in accordance with the terms of the Indenture, each and any domestic subsidiary that we form or acquire (other than certain immaterial subsidiaries) will be required to guarantee the Notes. Although the guarantees provide you with a direct claim against the guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor. A court might do so if it found that when the guarantor entered into its guarantee or, in some states, when payments became due under the guarantee, the guarantor received less than reasonably equivalent value or fair consideration and either:

  •
  was insolvent or rendered insolvent by reason of the incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

        The court might also void (i.e., cancel) a guarantee, without regard to the above factors, if the court found that the guarantor entered into its guarantee with the actual intent to hinder, delay or defraud its creditors.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void a guarantee, holders of the Notes would no longer have a claim against the guarantor. Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct holders of the Notes to repay any amounts that they already received from the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Each guarantee contains a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantee from being voided under fraudulent transfer law.

The Notes and the guarantees will be structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries.

        Not all of our subsidiaries will guarantee the Notes. The Notes and the guarantees will be structurally subordinated to the indebtedness and other liabilities of any non-guarantor subsidiary and holders of the Notes will not have any claim as a creditor against any non-guarantor subsidiary. In addition, subject to certain limitations, the Indenture will permit non-guarantor subsidiaries to incur additional indebtedness. For the nine months ended September 30, 2011, our non-guarantor subsidiaries accounted for a de minimis amount of our consolidated net revenues, total assets and total liabilities.

Rights of holders of Notes in the Collateral may be adversely affected by bankruptcy proceedings and holders of Notes may not be entitled to post petition interest in any bankruptcy proceeding.

        The right of the collateral agent for the Notes to repossess and dispose of the Collateral securing the Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the Notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use Collateral, and the proceeds, products, rents, or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the Collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the Collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment of loss of value of the Collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

Any future pledge of Collateral might be avoidable in bankruptcy.

        Any future pledge of Collateral in favor of the collateral agent (for its benefit and for the benefit of the trustee and the holders of the notes), including pursuant to security documents delivered after the date of the Indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Notes to receive a greater recovery than they would have received in a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledge is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest. As more fully described herein, certain of the assets securing the Notes will not be subject to a valid and perfected security interest on the closing date. We have agreed to use commercially reasonable efforts to obtain a valid and perfected security interest on such assets following the closing date.

If a bankruptcy petition were filed by or against us, holders of Notes may receive a lesser amount for their claim than they would have been entitled to receive under the Indenture.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the notes; and

  •
  that portion of the OID that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the Indenture, even if sufficient funds are available.

Certain Risks Related To The Exchange Offer

If you do not properly tender your Existing Notes, you will continue to hold unregistered Existing Notes and your ability to transfer Existing Notes will be adversely affected.

        We will only issue Exchange Notes in exchange for Existing Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Existing Notes and you should carefully follow the instructions on how to tender your Existing Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Existing Notes. If you do not tender your Existing Notes or if we do not accept your Existing Notes because you did not tender your Existing Notes properly, then, after we consummate the exchange offer, you may continue to hold Existing Notes that are subject to the existing transfer restrictions. In addition, if you tender your Existing Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Existing Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a Prospectus in connection with any resale of such Exchange Notes. After the exchange offer is consummated, if you continue to hold any Existing Notes, you may have difficulty selling them because there will be less Existing Notes outstanding. In addition, if a large amount of Existing Notes are not tendered or are tendered improperly, the limited amount of Exchange Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Exchange Notes.

Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market.

        The Exchange Notes are new securities for which there currently is no market. Although the initial purchasers have informed us that they intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, the market making activity may be limited during the pendency of the exchange offer.

        Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market.

        The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may materially and adversely affect such liquidity and trading markets independent of our financial performance and prospects.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011. The following table should be read in conjunction with our financial statements and related notes in this prospectus or incorporated by reference.

(dollars in millions)	As of September 30, 2011
Cash and cash equivalents	$64.7
Debt:
Revolving Credit Facility	—
Existing Notes	548.4
Other financing arrangements	0.3

Total debt	548.7
Total stockholders' equity	24.4

Total capitalization	$573.1

 THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the Existing Notes to a certain initial purchaser on August 1, 2011. The initial purchaser subsequently resold the Existing Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the Existing Notes, we entered into the Registration Rights Agreement with J.P. Morgan Securities LLC, as initial purchaser of the Existing Notes.

        Among other things, the Registration Rights Agreement requires us to register the Exchange Notes under the federal securities laws and offer to exchange the Exchange Notes for the Existing Notes. The Exchange Notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer in order to comply with the Registration Rights Agreement. Under some circumstances set forth in the Registration Rights Agreement, holders of Existing Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Existing Notes by these holders.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Existing Notes

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange Existing Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. The term "Expiration Date" means 5:00 p.m., New York City time, [                  ], 2012, the [    ] day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open, in which case the term "Expiration Date" will mean the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $565.0 million aggregate principal amount of Existing Notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all registered holders of Existing Notes that we are aware of on the date hereof.

        We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any Existing Notes, by giving oral or written notice of an extension to the holders of the Existing Notes as described below. During any extension, all Existing Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Existing Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any greater integral multiple thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any Existing Notes, upon the occurrence of any of the conditions to the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Shelf Registration Statement

        If (i) prior to the time the exchange offer is completed (A) existing Commission interpretations are changed such that the Exchange Notes received in the exchange offer would not in general be, upon receipt, transferable by holders thereof without restrictions under the Securities Act or (B) the interests of the holders, taken as a whole, would be materially adversely affected by the consummation of the exchange offer; (ii) the exchange offer has not been completed by March 13, 2012; or (iii) upon request by the initial purchaser of the Existing Notes representing that it holds Registrable Securities (defined below) that are or were ineligible to be exchanged in the exchange offer, the Issuer and the Guarantors shall, in lieu of (or, in the case of clause (iii), in addition to) conducting the exchange offer, file under the Securities Act a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities (the "Shelf Registration Statement"). "Registrable Securities" mean the Notes (together with the Guarantees) that may not be sold without restriction under federal or state securities law.

        The Registration Rights Agreement provides that we:

          (a)   will use our reasonable best efforts to cause to be filed the Shelf Registration Statement with the Commission as soon as practicable after the time such obligation to file arises;

          (b)   will use our reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective under the Securities Act; and

          (c)   will use our reasonable best efforts to keep such Shelf Registration Statement continuously effective until the Notes cease to be Registrable Securities (the "Shelf Effectiveness Period").

        A Holder that sells notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). We will provide a copy of the Registration Rights Agreement to prospective investors upon request.

        In the event that:

          (a)   we have not filed the Shelf Registration Statement on or before the date on which such registration statement is required to be filed, or

          (b)   the exchange offer registration statement or Shelf Registration Statement has not become effective or been declared effective by the Commission on or before the date on which such registration statement is required to become or be declared effective, or

          (c)   the Shelf Registration Statement, if required, becomes effective and thereafter ceases to be effective or the prospectus contained therein ceases to be usable at any time during the Shelf Effectiveness Period, and such failure to remain effective or usable exists for more than 30 days in any 12-month period, or

          (d)   the Shelf Registration Statement, if required, becomes effective and thereafter, on more than two occasions in any 12-month period during the Shelf Effectiveness Period, ceases to be effective or the prospectus contained therin ceases to be usable

(each such event referred to in clauses (a) through (d), a "Registration Default"), then, the interest rate on the Notes will be increased by (i) 0.25% per annum for the first 90-day period beginning on the day immediately following such Registration Default and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until and including the date such Registration Default ends, up to a maximum increase of 1.00% per annum.

 PROCEDURES FOR TENDERING EXISTING NOTES

Exchange Offer Procedures

        The tender of Existing Notes to us by a holder pursuant to one of the procedures set forth below will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal.

General Procedures

        A holder of an Existing Note may tender the same by properly completing and signing the letter of transmittal or a copy of the letter of transmittal and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered and any required signature guarantees or a timely confirmation of a book-entry transfer pursuant to the procedure described below, to the Exchange Agent at its address set forth below under "Exchange Agent" on or prior to the expiration date or by complying with the guaranteed delivery procedures described below.

        If tendered Existing Notes are registered in the name of the signer of the letter of transmittal and the Exchange Notes to be issued in exchange are to be issued (and any untendered Existing Notes are to be reissued) in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered Existing Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 of the Exchange Act. If the Exchange Notes and/or Existing Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Existing Notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

        Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Existing Notes should contact the registered holder promptly and instruct the holder to tender Existing Notes on the beneficial owner's behalf. If the beneficial owner wishes to tender the Existing Notes, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

        THE METHOD OF DELIVERY OF EXISTING NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of Existing Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made promptly following the expiration date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered Exsiting Notes when, as and if we had given notice of acceptance to the Exchange Agent.

        The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving Exchange Notes from us and causing the Existing Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of Exchange Notes to be issued in exchange for accepted Existing Notes will be made by the Exchange Agent promptly after acceptance of the tendered Existing Notes. Existing Notes not accepted for exchange by us will be returned without expense to the tendering holders or in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at DTC promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is terminated.

Book-Entry Transfer

        The Existing Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        The Exchange Agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this Prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the Exchange Agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer.

        If you hold your Existing Notes in the form of book-entry interests and you wish to tender your Existing Notes for exchange, you must transmit to the Exchange Agent on or prior to the expiration date either: (i) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address set forth below under "—Exchange Agent"; or (ii) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

        In addition, in order to deliver Existing Notes held in the form of book-entry interests, a timely confirmation of book-entry transfer of those Existing Notes into the Exchange Agent's account at DTC must be received by the Exchange Agent prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

Certificated Existing Notes

        If your Existing Notes are certificated Existing Notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the Exchange Agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated Existing Notes, the certificates representing your Existing Notes must be received by the Exchange Agent prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or Existing Notes to reach the Exchange Agent before the expiration date, a tender may be effected if the Exchange Agent has received at the address specified below under "Exchange Agent," on or prior to the expiration date, a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Existing Notes are registered and, if possible, the certificate number of the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the Existing Notes, in proper form for transfer, will be delivered by the Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless Existing Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. A copy of a Notice of Guaranteed Delivery, which may be used by Eligible Institutions for the purposes described in this paragraph, is being delivered with this Prospectus and the related letter of transmittal.

        A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the Existing Notes or a timely book-entry confirmation is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered Existing Notes or a timely book-entry confirmation.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Existing Notes will be determined by us and shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance of which, or exchange for which, may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer or any defects or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding. No tender of Existing Notes will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither we, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms and Conditions of the Letter of Transmittal

        The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

        The party tendering Existing Notes for Exchange Notes, transfers and exchanges the Existing Notes to us and irrevocably constitutes and appoints the Exchange Agent as the transferor's agent and attorney-in-fact to cause the Existing Notes to be assigned, transferred and exchanged.

        The transferor represents and warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Existing Notes, and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of tendered Existing Notes. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such transferor.

        If the transferor is not a broker-dealer, it represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. If the transferor is a broker-dealer that will receive Exchange Notes for its own account in exchange for Existing Notes, it represents that the Existing Notes to be exchanged for Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledges that it will deliver a Prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes acquired in the exchange offer; however, by so acknowledging and by delivering a Prospectus, the transferor will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

WITHDRAWAL RIGHTS

        Existing Notes tendered in the exchange offer may be withdrawn at any time prior to the expiration date.

        For a withdrawal to be effective, a written or facsimile transmission of notice of withdrawal must be timely received by the Exchange Agent at its address set forth below under "Exchange Agent" on or prior to the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered Existing Notes to be withdrawn, the certificate numbers of Existing Notes to be withdrawn, the aggregate principal amount of Existing Notes to be withdrawn (which must be an authorized denomination), that the holder is withdrawing his election to have the Existing Notes exchanged, and the name of the registered holder of such Existing Notes, if different from that of the person who tendered the Existing Notes. Additionally, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Existing Notes tendered for the account of an Eligible Institution). The Exchange Agent will return the properly withdrawn Existing Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be final and binding on all parties.

        If Existing Notes have been tendered pursuant to the procedures for book entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Existing Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of Existing Notes may not be rescinded. Existing Notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described herein.

 CONDITIONS TO THE EXCHANGE OFFER

        Notwithstanding any other provision of the exchange offer, or any extension of an exchange offer, we will not be required to issue Exchange Notes with respect to any properly tendered Existing Notes not previously accepted and may terminate the exchange offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release) or, at our option, modifying or otherwise amending the exchange offer, if the exchange offer, or the making of any exchange by a note holder, would violate (i) applicable law or (ii) any applicable SEC policy or interpretation of the staff of the SEC.

        The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time.

        In addition, we will not accept for exchange any Series A Notes tendered, and no Series B Notes will be issued in exchange for any Series A Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this Prospectus constitutes a part or qualification under the Trust Indenture Act of 1939, as amended (the "TIA") of the Indenture pursuant to which such Series A Notes were issued.

EXCHANGE AGENT

        Wilmington Trust, National Association has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:
Wilmington Trust, National Association c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Sam Hamed	Wilmington Trust, National Association c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Sam Hamed	Wilmington Trust, National Association c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Sam Hamed
Or By Facsimile Transmission: (302) 636-4139 Attention: Sam Hamed
Telephone: (302) 636-6181

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery.

Solicitations of Tenders; Expenses

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of- pocket expenses incurred by them in forwarding tenders for their customers. We will pay for the expenses incurred in connection with the exchange offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees.

        No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made based upon this prospectus shall, under any circumstance, create any implication that there has been no change in our affairs since the respective dates as of which information is given. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of Existing Notes in such jurisdiction. In any jurisdiction of which the securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

        Holders of Existing Notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Existing Notes who do not tender their certificates in the exchange offer will continue to hold such certificates and will be entitled to all the rights and limitations under the Indenture pursuant to which the Existing Notes were issued, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered Existing Notes will continue to be subject to the restrictions on transfer set forth in the Existing Notes and the Indenture. To the extent that Existing Notes are tendered and accepted in the exchange offer, the trading market, if any, for any Existing Notes that remain outstanding could be adversely affected.

        We may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plan to acquire any Existing Notes which are not tendered in the exchange offer.

 CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OUTSTANDING NOTES

        If you do not exchange your Existing Notes for Exchange Notes in the exchange offer, your Existing Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Existing Notes and the restrictions on transfer of the Existing Notes described in the legend on your certificates. These transfer restrictions are required because the Existing Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Existing Notes under the Securities Act.

        Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the Exchange Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the Exchange Notes if:

  •
  you are our "affiliate," as defined in Rule 405 under the Securities Act,

  •
  you are not acquiring the Exchange Notes in the exchange offer in the ordinary course of your business,

  •
  you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes you will receive in the exchange offer,

  •
  you are holding Existing Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

  •
  you are a broker-dealer that received Exchange Notes for its own account in the exchange offer in exchange for Existing Notes that were acquired as a result of market-making or other trading activities.

        We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and has no arrangement or understanding to participate in a distribution of the Exchange Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the Exchange Notes or have any arrangement or understanding with respect to the distribution of the Exchange Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the Exchange Notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. In addition, to comply with state securities laws, you may not offer or sell the Exchange Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Exchange Notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of Exchange Notes in the exchange offer.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

        On August 1, 2011, we terminated our former credit facility and entered into a new senior secured Revolving Credit Facility with a borrowing availability of $20.0 million and a maturity date of August 1, 2016. No amounts have been drawn under the Revolving Credit Facility. The interest rate per annum applicable to loans under the Revolving Credit Facility will be, at the Company's option, either (i) LIBOR plus a spread, or (ii) base rate, which will be the "prime rate" of interest in effect on the day of the borrowing request as published in the Wall Street Journal, plus a spread.

        The Revolving Credit Facility is secured by substantially the same assets securing the Notes (and including securities of the Company's subsidiaries to the extent permitted by law). Borrowings under the Revolving Credit Facility are guaranteed by all of our existing and future domestic restricted subsidiaries. The security interest in the collateral that secures the Revolving Credit Facility is senior to the security interest in the collateral that secures the Notes.

        The Revolving Credit Facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiary guarantors to incur additional indebtedness or become a guarantor; create a lien on collateral; engage in mergers, consolidations or asset dispositions; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; make capital expenditures; or modify its line of business. The Revolving Credit Facility also includes certain financial covenants, including the requirements that the Company maintain throughout the term of the Revolving Credit Facility and measured as of the end of each fiscal quarter, the following maximum consolidated leverage ratios: (i) 7.75:1.00 for the fiscal quarters ending September 30, 2011 through June 30, 2012, (ii) 7.50:1.00 for the fiscal quarters ending September 30, 2012 and December 31, 2012, (iii) 7.00:1.00 for the fiscal quarters ending March 31, 2013 through September 30, 2013, and (iv) 6.50:1.00 for the fiscal quarters ending December 31, 2013 through December 31, 2015. In addition, the Company will be required to maintain a minimum consolidated interest coverage ratio not greater than: (i) 1.25:1.00 for the fiscal quarters ending September 30, 2011 through March 31, 2012, (ii) 1.30:1.00 for the fiscal quarter ending June 30, 2012, and (iii) 1.40:1.00 for the fiscal quarters ending September 30, 2012 through December 31, 2015 and a minimum consolidated EBITDA amount of (x) $60.0 million for the fiscal quarters ending September 30, 2011 through December 31, 2012 and (y) $80.0 million for the fiscal quarters ending March 31, 2013 through December 31, 2015. Capital expenditures are also limited to $25.0 million per annum throughout the term of the Revolving Credit Facility. Our former credit facility also contained certain financial covenants whereby we were required to maintain a maximum leverage ratio ranging from 7.00:1.00 to 4.50:1.00 per quarter, a minimum interest coverage ratio ranging from 1.10:1.00 to 1.50:1.00 per quarter and a minimum consolidated EBITDA covenant ranging from $54.0 million to $65.0 million per annum. As of September 30, 2011, the Company remained in compliance with the covenants.

        The Revolving Credit Facility contains a number of customary events of default, including, among others, for the non-payment of principal, interest or other amounts; the inaccuracy of certain representations and warranties; the failure to perform or observe certain covenants; a cross-default to other indebtedness of the Company, including the Notes; certain events of bankruptcy or insolvency; certain ERISA events; the invalidity of certain loan documents; certain changes of control; and certain material adverse changes. If any event of default occurs, the lenders under the Revolving Credit Facility would be entitled to take various actions, including accelerating amounts due thereunder and taking all actions permitted to be taken by a secured creditor.

 DESCRIPTION OF THE EXCHANGE NOTES

        We issued the Existing Notes under the Indenture, dated August 1, 2011, among MTR Gaming Group, Inc., the guarantors named therein, and Wilmington Trust, National Association, as Trustee and Collateral Agent. We will issue the Exchange Notes under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The terms of the Exchange Notes are identical in all material respects to the Existing Notes except that, upon completion of the exchange offer, the Exchange Notes will be:

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  registered under the Securities Act;

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  generally free of any covenants regarding exchange registration rights.

        Certain terms used in this description are defined under the subheading "—Certain Definitions". In this description:

  •
  the term "MTR" or the "Issuer" refers only to MTR Gaming Group, Inc. and not to any of its Subsidiaries or Affiliates, and "we," "our" and "us" refer collectively to MTR and its Subsidiaries.;

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  the term "Exchange Notes" means the Notes to be issued pursuant to the exchange offer and the Indenture;

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  the term "Notes" means the Existing Notes and the Exchange Notes, in each case outstanding at any given time and issued under the Indenture; and

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  the term "Existing Notes" means the Notes issued on August 1, 2011 pursuant to the Indenture.

        In connection with the payment of PIK Interest (as defined below) in respect of the Notes, we are entitled to, without the consent of the Holders thereof (and without regard to any restrictions or limitations set forth under "—Certain covenants—Limitation on indebtedness"), increase the outstanding principal amount of the Notes or issue additional Notes (the "PIK Notes") under the Indenture on the same terms and conditions as the Notes issued on August 1, 2011 (in each case, a "PIK Payment"). Unless the context requires otherwise, (1) references to "Notes" for all purposes of the Indenture and this "Description of the Exchange Notes" include any additional Notes and PIK Notes that are actually issued and (2) references to "principal amount" of Notes for all purposes of the Indenture and this "Description of the Exchange Notes" includes any increase in the principal amount of Existing Notes (including PIK Notes) as a result of a PIK Payment.

        The following description is a summary of the material provisions of the Indenture, the Security Documents and the Intercreditor Agreement. It does not restate the Indenture, the Security Documents or the Intercreditor Agreement in their entireties. We urge you to read the Indenture, the Security Documents and the Intercreditor Agreement because they, and not this description, define your rights as Holders of the Notes. You can find the definitions of certain terms used in this description under the subheading "—Certain definitions." Certain defined terms used in this description but not defined in this "Description of Notes," including under "—Certain definitions", have the meanings assigned to them in the Indenture.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Exchange Notes

        The Exchange Notes will be:

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  senior secured obligations of the Issuer;

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  secured, subject to Permitted Liens, on a second-priority basis, equally and ratably with all obligations of the Issuer and the Guarantors under any other Second Lien Obligations;

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  ranked equally in right of payment with any existing and future senior Indebtedness of the Issuer;

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  effectively senior to all of the Issuer's existing and future Indebtedness that is unsecured;

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  senior in right of payment to all subordinated obligations of the Issuer;

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  structurally subordinated to all Indebtedness of the Issuer's Subsidiaries that are not Guarantors, if any; and

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  effectively junior to any Indebtedness that is either (i) secured by a Lien on the Collateral (as defined below) that is senior or prior to the Liens securing the Notes, including the Liens under the New Credit Agreement or (ii) secured by Liens on assets that do not secure the Notes to the extent of the value of the collateral securing such other Indebtedness.

        The Indebtedness Incurred under the First Lien Obligations are secured by first-priority security interests in the Collateral. Accordingly, the Notes are effectively subordinated to the First Lien Obligations to the extent of the value of the Collateral. See "Risk factors—Risks related to the notes—The value of the Collateral securing the Notes may not be sufficient to satisfy all our obligations under the Notes" and "Risk factors—Risks related to the notes—The Intercreditor Agreement in connection with the Indenture may limit the rights of the Holders of the Notes and their control with respect to the Collateral securing the Notes."

The Note Guarantees

        The Existing Notes are guaranteed, and the Exchange Notes will be guaranteed, on a senior secured basis, by the Guarantors and, subject to compliance with applicable Gaming Laws, any future Material Subsidiary of MTR.

        The guarantees of the Notes:

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  are senior secured obligations of each Guarantor;

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  are secured, subject to Permitted Liens, on a second-priority basis, equally and ratably with all obligations of the Guarantors under any other Second Lien Obligations;

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  rank equally in right of payment with all existing and future senior Indebtedness of each Guarantor;

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  are effectively senior to all of the Guarantors' existing and future Indebtedness that is unsecured;

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  are senior in right of payment to Indebtedness of the Guarantors that is expressly subordinated to the Guarantees of the notes;

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  are structurally subordinated to all Indebtedness of the Guarantors' Subsidiaries that are not Guarantors, if any; and

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  are effectively junior to any Indebtedness of the Guarantors that is either (i) secured by a Lien on the Collateral (as defined below) that is senior or prior to the Liens securing the Notes, including the Liens under the New Credit Agreement or (ii) secured by Liens on assets that do not secure the Guarantees of the Notes to the extent of the value of the collateral securing such other Indebtedness.

        The Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee contain a net worth limitation to reduce the risk that a Note

Guarantee would constitute a fraudulent conveyance under applicable law. In a Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees involved in such case. See "Risk factors—Risks related to the notes—Fraudulent conveyance laws may permit courts to void the guarantees of the Notes in specific circumstances, which would interfere with the payment of the guarantees and realization upon Collateral owned by the guarantors."

        As of the date of the Indenture, all of MTR's Subsidiaries were Restricted Subsidiaries. If we form or acquire any Material Subsidiary in the future, such Subsidiary will be required to become a Guarantor under the Indenture as described below under "—Certain covenants—Additional note guarantees." However, under the circumstances described below under the caption "—Certain covenants—Designation of restricted and unrestricted subsidiaries," we will be permitted to designate newly formed or acquired Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the Holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

Principal, Maturity and Interest

        The Issuer issued the Existing Notes in the aggregate principal amount of $565.0 million on August 1, 2011 and will issue up to an aggregate principal amount of $565.0 million of the Exchange Notes in the exchange offer. The Notes will mature on August 1, 2019. In addition, in connection with the payment of PIK Interest (as defined below) in respect of the Notes, the Issuer is entitled to, without the consent of the Holders thereof (and without regard to any restrictions or limitations set forth under "—Certain covenants—Limitation on indebtedness"), increase the outstanding principal amount of the Notes or issue additional Notes (the "PIK Notes") under the Indenture (as defined below) on the same terms and conditions as the Notes offered hereby (in each case, a "PIK Payment"). The Issuer may issue additional Notes under the Indenture from time to time. Any issuance of such additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption "—Certain covenants—Limitation on indebtedness." The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture other than redemptions, including, without limitation, waivers, amendments and offers to purchase. It is possible, however, that any such additional Notes will not be treated as part of the same issue for U.S. federal income tax purposes. Subject to the issuance of PIK Notes as described herein, the Issuer will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. PIK Payments will be made in PIK Note denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

        Interest on the Notes accrues at the rate of 11.50% per annum and is payable semi-annually, in arrears, on February 1 and August 1 of each year, commencing February 1, 2012. The Issuer will make each interest payment on the Notes to the Holders of record on the immediately preceding January 15 and July 15. On or prior to August 1, 2013, interest will be payable, at the election of the Issuer (made by delivering a notice to the Trustee not later than 15 days prior to the beginning of each such interest period) (1) entirely in cash ("Cash Interest"), or (2) at a rate of 10.50% as Cash Interest and 1.00% by increasing the principal amount of the Existing Notes or by issuing additional PIK Notes ("PIK Interest"). The Issuer intends to make the first interest payment on the Notes in Cash Interest and PIK Interest. For any interest period after August 1, 2013, interest will be payable only in cash. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date.

General Matters Relating to Interest for the Notes

        Interest on overdue principal and interest and Additional Interest on the Notes, if any, accrues at a rate that is 1% higher than the then applicable interest rate on the Notes.

        Interest on each of the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        All payments on the Notes will be made at an office or agency of the paying agent and registrar unless the Issuer elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. Principal and interest shall be considered paid on the date due if on such date the Trustee or Paying Agent holds money sufficient to pay all principal and interest then due.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Security

        The obligations of the Issuer with respect to the Notes, the obligations of the Guarantors under the Note Guarantees, and the performance of all other obligations of the Issuer and the Guarantors under the Indenture are secured by second-priority Liens equally and ratably with all other Second Lien Obligations.

        The "Collateral" consists of the Material Real Property and substantially all existing and future personal Property of the Issuer and the Guarantors other than Excluded Property.

        "Excluded Property" means, collectively:

          (1)   any property or asset, including Gaming Licenses and Gaming Equipment, but only to the extent that the grant of a Lien under the Security Documents in such property or asset is prohibited by applicable law, rule or regulation or requires any consent of any governmental authority or Gaming Authority not obtained pursuant to applicable law, rule or regulation; provided that such property or asset will be an Excluded Property only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Property and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result;

          (2)   any lease, license, contract or agreement to which the Issuer or any Guarantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any applicable law, rule or regulation, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the Security Documents pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral will include and such security interest shall attach to such lease, license, contract or agreement immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, will attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided further that the exclusions referred to in this clause (2) shall not include any products or proceeds of any such lease, license, contract or agreement;

          (3)   any motor vehicles, vessels and aircraft, or other property subject to a certificate of title statute of any jurisdiction;

          (4)   assets or property subject to purchase money liens or capital leases permitted to be incurred under the Secured Debt Documents, to the extent a lien on such assets or property is not permitted under the terms of the documents governing such purchase money liens, purchase money indebtedness or capital leases to be created to secure any Obligations;

          (5)   any "intent-to-use" application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a "Statement of Use" pursuant to Section 1(d) of the Lanham Act or an "Amendment to Allege Use" pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

          (6)   any Non-Core Land or real estate that is not Material Real Property;

          (7)   Capital Stock of MTR's Subsidiaries and any other Person in which MTR or any of its Subsidiaries holds an equity interest; and

          (8)   all deposit accounts, including monies and other funds on account for taxes owed to (A) the Commonwealth of Pennsylvania under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act, 4 Pa. Cons. Stat. Ann. § 1101 et seq and (B) the State of West Virginia under West Virginia Lottery Racetrack Table Games Act, W. Va. Code § 20-22C-1 et seq.

        For the avoidance of doubt, "Excluded Property" does not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

        The security arrangements with respect to the Collateral are commemorated by, without limitation:

          (1)   mortgages, deeds of trust, deeds to secure debt, assignments of leases and rents, security agreements and fixture filings encumbering the fee comprising Material Real Property, including all additions, improvements and component parts related thereto and all rents, issues and profits therefrom (the "Mortgages"); and

          (2)   a security agreement covering substantially all existing and future personal property of the Issuer and the Guarantors (other than the Excluded Property) (the "Security Agreement").

        We refer to the Mortgages, the Intercreditor Agreement and the Security Agreement collectively as the "Security Documents." For the avoidance of doubt, no assets of any Person that is not an Issuer or a Guarantor constitutes Collateral.

        On August 1, 2011, the Issuer, the Guarantors and each other grantor of Collateral party thereto entered into the Security Agreement with the First Lien Collateral Agent, the Collateral Agent and each other collateral agent of the First Lien Obligations and the Second Lien Obligations.

Certain Limitations on Collateral

        Gaming law limitations on the Collateral.    The Collateral Agent's ability to foreclose upon the Mortgages and gaming Collateral included in the Collateral is limited by applicable Gaming Laws. Specifically, neither the Collateral Agent nor any Holder is permitted to operate or manage any gaming business or assets, including gaming devices, unless such person has been licensed or qualified under applicable Gaming Laws for such purpose. In addition, the Gaming Laws generally require that all persons who propose to own interests in licensed gaming operations must be found suitable by the applicable Gaming Authority. Consequently, the Collateral Agent and, in certain circumstances, a Holder of the Notes must file applications for qualification or a petition for waiver or exemption with the applicable Gaming Authority and also must file a petition requesting approval to enforce a security interest in gaming assets before it may take steps to enforce the security interest. Moreover, a prospective purchaser of the assets or properties comprising the gaming businesses of MTR also must file the necessary applications, be investigated, provide all information requested by the investigating body, pay all fees and costs charged by such Gaming Authority for such investigations and be found suitable by the applicable Gaming Authority before acquiring the gaming assets through the foreclosure sale. Although certain Gaming Laws may permit interim qualification and the placement of the gaming assets into an interim casino authorization trust during the time the applicant is being fully qualified, these requirements may nonetheless limit the number of potential bidders who would participate in any foreclosure sale and may delay the sale of the gaming assets included in the Collateral, either of which could have an adverse effect on the proceeds received from such sales. Further, in the event of a bankruptcy of the gaming licensee or a foreclosure of a lien by a person holding a security interest for which gaming devices are security in whole or in part for the lien, the applicable Gaming Authority may authorize the disposition of the gaming devices; however, such disposition may only be made in the manner approved by such Gaming Authority. See "Risk factors—Gaming laws will impose additional restrictions on foreclosure."

        Bankruptcy Law limitations on the Collateral.    The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or any Guarantor prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral pursuant to the requirement of "adequate protection."

        Furthermore, in the event a U.S. bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the First Lien Obligations, the Notes and any other Second Lien Obligations, the First Lien Obligations would be repaid in full prior to any payments being made on the Notes and any other Second Lien Obligations and then the Holders of the Notes and any other Second Lien Obligations would hold secured claims to the extent of the remaining value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable U.S. bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Issuer or any Guarantor were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain pre-petition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

        The Issuer and the Guarantors generally will not be required to take any actions to perfect the security interest of the Collateral Agent in the Collateral beyond the filing of Uniform Commercial Code financing statements, mortgages on Material Real Properties, delivery of certificates and instruments evidencing pledges of Indebtedness (in the case of Indebtedness, above a threshold to be set forth in the Security Documents) and filings with respect to U.S. registered intellectual property. To the extent the Collateral Agent does not have a perfected security interest in any Collateral, the Collateral Agent's security interest will not be enforceable against third parties.

Use and Release of Collateral

        Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, the Issuer and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

        The Indenture provides that the Liens on the Collateral securing the Notes will automatically and without the need for any further action by any Person be released:

          (1)   in whole or in part, as applicable, as to all or any portion of Property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

          (2)   in whole upon:

            (a)   satisfaction and discharge of the Indenture as set forth below under "—Satisfaction and discharge"; or

            (b)   a legal defeasance or covenant defeasance of the Indenture as described below under "—Legal defeasance and covenant defeasance";

          (3)   in part, as to any Property that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by the Indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with the Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary);

          (4)   in part, in accordance with the applicable provisions of the Security Documents and as described below under "—Intercreditor agreement"; and

          (5)   as to any other release of the Collateral, if (A) consent to the release of all Liens on such Collateral has been given by the requisite percentage or number of Holders of Notes at the time outstanding as provided for in the Indenture and (B) the Issuer has delivered an Officer's Certificate to the Collateral Agent, with a copy to the trustee, certifying that any such necessary consents have been obtained and that such release of the Collateral does not violate the terms of the Indenture or the Security Documents.

Intercreditor Agreement

        On August 1, 2011, the Collateral Agent, on behalf of itself and the Holders of the Notes, and the First Lien Collateral Agent, on behalf of itself and the lenders under the Credit Facility, entered into the Intercreditor Agreement. If any other Indebtedness is designated as First Lien Obligations, the representatives of the Holders of such other Indebtedness will also become party to the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, prior to the discharge of the first-priority Liens securing the First Lien Obligations, the First Lien Collateral Agent will determine the time and method by which the security interests in the Collateral will be enforced, subject to the following paragraph. The Collateral Agent is be permitted to enforce the security interests and certain other rights related to the Notes even if an Event of Default has occurred and the Notes have been accelerated except in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the Notes or any Note Guarantee, except as described in the following paragraph, and except in certain other limited situations. After the discharge of the first-priority Liens securing the First Lien Obligations, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Second Lien Obligations, in accordance with the provisions of the Indenture and the Security Documents, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes. The Intercreditor Agreement will also provide, among other things, that (1) during any insolvency proceedings, the First Lien Collateral Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (2) certain procedures for enforcing the Liens on the Collateral shall be followed. Notwithstanding the foregoing, following an acceleration of the First Lien Obligations and prior to any enforcement of remedies thereunder, the holders of the First Lien Obligations, including the lenders under the Credit Facility, will offer to the holders of the Second Lien Obligations, including the Holders of the Notes, the option to purchase the aggregate amount of outstanding First Lien Obligations at a purchase price equal to par plus accrued interest (and, in the case of (i) letters of credit outstanding under the Credit Facility, cash collateralize such letters of credit at an amount not to exceed 105% of face amount and (ii) in the case of Interest Rate Agreements and cash management obligations, cash collateralize or otherwise provide security for such obligations on terms reasonably acceptable to the First Lien Collateral Agent and the lenders under the Credit Facility and the obligee under any cash management obligations).

        The Collateral Agent may exercise rights and remedies with respect to the Collateral after the passage of a period of 90 days from the date on which the Collateral Agent has notified the First Lien Collateral Agent that an Event of Default has occurred, the obligations under the Notes have been accelerated and a demand for payment has been made, but only to the extent that the First Lien Collateral Agent is not diligently pursuing the exercise of its rights and remedies with respect to its security interests, or has been stayed by operation of law or any court order from pursuing such rights and remedies.

        The rights of the Holders of the Notes with respect to the Collateral securing the Notes and the Note Guarantees will be materially limited pursuant to the terms of the Intercreditor Agreement. Under the terms of the Intercreditor Agreement, the Holders of the Notes will have security interests in the Collateral that rank immediately junior to that of the holders of the first-priority Liens securing the First Lien Obligations (subject to Permitted Liens). Accordingly, any proceeds received upon a realization of the Collateral securing the Notes and the First Lien Obligations will be applied as follows:

          (1)   first, to the payment of all costs and expenses incurred by the First Lien Collateral Agent and Collateral Agent in connection with the collection of proceeds from the sale of any Collateral or otherwise in connection with the Indenture, the Security Documents and the Intercreditor

  Agreement (including all existing claims for indemnification under the Indenture) including all court costs and the reasonable fees and expenses of their agents and legal counsel, the repayment of all advances, if any, made by the First Lien Collateral Agent or Collateral Agent on behalf of the Issuer or any Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy of the Holders of the notes;

          (2)   second, to the First Lien Collateral Agent for application to the First Lien Obligations to be applied in the manner set forth in the New Credit Agreement and other agreements governing the First Lien Obligations;

          (3)   third, to the payment of all costs and expenses incurred by the trustee in connection with the collection of proceeds from the sale of any Collateral or otherwise in connection with the Indenture, the Security Documents and the Intercreditor Agreement (including all existing claims for indemnification under the Indenture) including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances, if any, made by the Trustee on behalf of the Issuer or any Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy of the Holders of the notes;

          (4)   fourth, to pay the Second Lien Obligations (including any notes), any accrued and unpaid interest thereon, including additional interest and any other amounts due under Pari Passu Indebtedness, including the Indenture; and

          (5)   fifth, to the extent of the balance of such proceeds after application in accordance with clauses (1), (2), (3) and (4) above, to the Issuer or such Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

        In the event a bankruptcy proceeding shall be commenced by or against the Issuer and the Issuer enters into certain debtor-in-possession financings (a "DIP Financing") in such proceeding, the Liens on the Collateral securing the Notes and the Note Guarantees may, without any further action or consent by the trustee, the Collateral Agent or the Holders of the Notes, be made junior and subordinated to Liens granted to secure such DIP Financings, subject to the granting and approval by the applicable bankruptcy court of adequate protection for the Holders of the Notes.

Sufficiency of Collateral

        There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Security Documents following an Event of Default would be sufficient to satisfy the Notes Obligations. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the gaming industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In addition, the fact that the holders of First Lien Obligations will receive proceeds from enforcement of the Collateral before Holders of the Notes and that other Persons may have second-priority Liens in respect of Collateral pursuant to Permitted Liens could have a material adverse effect on the amount that Holders of the Notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the Notes, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors. See "Risk factors—Risk related to the notes—The value of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes and the other obligations secured by an equal and ratable lien on the Collateral."

        To the extent that third parties hold Liens permitted by the Security Documents and the Indenture, such third parties will have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent acting for the benefit of the trustee or the Holders of the Notes to realize or foreclose on the Collateral. In addition, the ability of the Collateral Agent acting for the benefit of the trustee and the Holders of Notes to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "—Collateral—Certain limitations on the collateral." See also "Risk factors—Gaming laws will impose additional restrictions on foreclosure," and "Regulation and licensing." In addition, the ability of the Collateral Agent to realize on the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "—Certain gaming law limitations."

Further Assurances; After-acquired Collateral

        Subject to the limitations described above, the Security Documents and the Indenture provide that the Issuer and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as the Collateral Agent may reasonably request, to evidence, perfect, maintain and enforce the Lien in the Collateral granted to the Collateral Agent and the priority thereof and benefits intended to be conferred as contemplated by, and to otherwise effectuate the provisions or purposes of, the Indenture and the Security Documents.

        Upon the acquisition by the Issuer or any Guarantor after the Issue Date of (1) any assets, including, but not limited to, any Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, or (2) any replacement assets in compliance with the covenant described below under "—Repurchase at the option of Holders—Asset sales," the Issuer or such Guarantor shall execute and deliver, (i) with regard to any Material Real Property, a mortgage and supporting documentation specified in the Indenture within 90 days of the date of acquisition, and (ii) to the extent required by the Security Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Property) and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture, the Security Documents and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Optional redemption

        At any time prior to August 1, 2014, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 111.50% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding any such Notes held by MTR and its Subsidiaries); and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        At any time prior to August 1, 2015, the Issuer may also redeem all or a part of such Notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest and Additional

Interest, if any, to the date of redemption, subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date.

        Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuer's option prior to August 1, 2015.

        On or after August 1, 2015, the Issuer may redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on August 1 of the years indicated below:

Year	Percentage
2015	106.000%
2016	103.000%
2017 and thereafter	100.000%

        Notice of redemption of any Notes given hereunder may be conditional.

Mandatory Redemption

        The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Mandatory Disposition or Redemption Pursuant to Gaming Laws

        If a Holder or beneficial owner of a note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Holder shall be obligated, at the request of the Issuer, to dispose of such Holder's Notes within a time period prescribed by the Issuer or such other time period prescribed by such Gaming Authority (in which event the Issuer's obligation to pay any interest after the receipt of such notice shall be limited as provided in such Gaming Laws). Thereafter, the Issuer shall have the right to redeem, on the date fixed by the Issuer for the redemption of such Notes, such Holder's Notes at a redemption price equal to the lesser of (1) the lowest closing sale price of the Notes on any trading day during the 120-day period ending on the date upon which the Issuer shall have received notice from a Gaming Authority of such Holder's disqualification or (2) the price at which such Holder or beneficial owner acquired the Notes, unless a different redemption price is required by such Gaming Authority, in which event such required price shall be the redemption price. The Issuer is not required to pay or reimburse any Holder or beneficial owner of a note for the costs of licensure, qualification or finding of suitability or investigation for such licensure, qualification or finding of suitability. Any Holder or beneficial owner of a note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such licensure, qualification, finding of suitability or application therefor.

Repurchase at the Option of Holders

Change of control

        If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000 (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuer will mail a notice (which may be conditional) to each Holder stating, among other things:

          (1)   that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the option of Holders—Change of control" and that all Notes (or portions thereof) timely tendered will be accepted for payment;

          (2)   the purchase price and the Change of Control payment date, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice;

          (3)   that any note (or portion thereof) accepted for payment (and for which payment has been duly provided on the Change of Control payment date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control payment date;

          (4)   that any Notes (or portions thereof) not tendered will continue to accrue interest;

          (5)   a description of the transaction or transactions constituting the Change of Control;

          (6)   a description of any conditions to the Change of Control Offer; and

          (7)   the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer. In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

        On the Change of Control payment date, the Issuer will, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

        The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000 (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

        The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        There can be no assurance that the Issuer will be able to fund any repurchase of the Notes pursuant to a Change of Control Offer. The Credit Facility may, and any future credit agreement or other agreements relating to Indebtedness of the Issuer also may, contain prohibitions or restrictions on the Issuer's ability to effect such a repurchase. In the event a Change of Control Offer is mandated at a time when such prohibitions or restrictions are in effect, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will be effectively prohibited from purchasing Notes. In such case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Risk factors—We may be unable to repurchase the Notes upon a change of control as required by the Indenture."

        Prior to the occurrence of a Change of Control, the provisions under the Indenture relating to the Issuer's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset sales; event of loss

        Other than upon an Event of Loss, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale after the Issue Date, unless:

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale as determined by the Board of Directors of MTR in good faith;

          (2)   at least 75% of such consideration consists of cash, Temporary Cash Investments or any stock or assets of the kind referred to in clause (1) or (3) of the definition of "Additional Assets"; provided, however, that for purposes of this clause (2),

            (A)  the assumption of liabilities of the Issuer or any of its Restricted Subsidiaries, as shown on MTR's most recent consolidated balance sheet, which are not by their terms subordinated to the Notes or any Note Guarantee, shall be deemed to be Temporary Cash Investments if the Issuer or such Restricted Subsidiary, as the case may be, and all other Restricted Subsidiaries, to the extent any of the foregoing are liable with respect to such liability, are expressly released or indemnified from all liability for such liability in connection with such Asset Sale pursuant to a customary novation or indemnity agreement; and

            (B)  any securities or Notes received by the Issuer or such Restricted Subsidiary, as the case may be, from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Temporary Cash Investments within 90 days of the date of such Asset Sale shall be deemed to be Temporary Cash Investments; and

          (3)   no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale.

        The definition of "Asset Sale" and "Event of Loss" each exclude any single transaction or series of related transactions that involve assets having a Fair Market Value of less than $10.0 million and therefore the Issuer and its Restricted Subsidiaries may dispose of assets or suffer an Event of Loss with significant value without restrictions under this covenant.

        Upon an Event of Loss incurred by the Issuer or any of its Restricted Subsidiaries, the Net Proceeds received from such Event of Loss shall be applied in the same manner as proceeds from Asset Sales described below and pursuant to the procedures set forth below.

        Within 360 days after the receipt of the Net Proceeds of an Asset Sale or Event of Loss, an amount equal to 100% of the Net Proceeds from such Asset Sale or Event of Loss may be applied by the Issuer or a Restricted Subsidiary:

          (1)   to permanently repay, redeem or prepay (x) any First Lien Obligations and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (y) Second Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) or redeem Notes as provided under "Optional redemption" or by making an Prepayment Offer (in accordance with the procedures set forth below); provided that in the case of a reduction of Obligations other than under the Notes under this clause (y) the Issuer shall use commercially reasonable efforts to equally and ratably redeem Notes as provided under "—Optional redemption" or by making an offer (in accordance with the procedures set forth below for an Prepayment Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

          (2)   to reinvest in Additional Assets (including by means of an Investment in Additional Assets by the Issuer or a Restricted Subsidiary with Net Proceeds received by the Issuer or another Restricted Subsidiary); provided that to the extent any such Net Proceeds were from the sale of Collateral, any such Additional Assets shall constitute Collateral;

provided, however, that if the Issuer or any Restricted Subsidiary contractually commits within such 360-day period to apply such Net Proceeds within 180 days of such contractual commitment in accordance with the above clause (1) or (2), and such Net Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Proceeds set forth in this paragraph shall be considered satisfied.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within fifteen (15) business days thereof, the Issuer will make an Prepayment Offer to:

            (i)  in the case of Net Proceeds from Collateral, all Holders of the Notes and all holders of other Second Lien Obligations containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets; and

           (ii)  in the case of any other Net Proceeds, all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets.

        To the extent that any portion of the Excess Proceeds remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender the Notes for repurchase in accordance with the Indenture, the Issuer or such Restricted Subsidiary may use such remaining amount for general corporate purposes. If the aggregate principal amount of Notes and other Second Lien Obligations (in the case of Net Proceeds from Collateral) or Notes and other Pari Passu Indebtedness (in the case of any other Net Proceeds) tendered in connection with such

Prepayment Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes to be purchased, and the representative(s) for the Holders of other Second Lien Obligations shall select such other Second Lien Obligations (and, if applicable, Pari Passu Indebtedness) to be purchased and prepaid, on a pro rata basis (subject to adjustments so that no Note, Second Lien Obligation or Pari Passu Indebtedness is repurchased in part in other than an authorized denomination). Upon completion of each Prepayment Offer, the amount of Excess Proceeds will be reset at zero. Pending application of Net Proceeds pursuant to clauses (1) and (2) above, such Net Proceeds will be used to temporarily repay First Lien Obligations or Second Lien Obligations that are revolving Indebtedness or otherwise be deposited with the Collateral Agent pending application in accordance with the preceding paragraph and shall constitute Collateral.

        Within fifteen (15) business days after the amount of Excess Proceeds exceeds $10.0 million, the Issuer shall send a prepayment offer notice, by first-class mail, to the Holders, accompanied by such information regarding MTR and its Subsidiaries as the Issuer in good faith believe will enable such Holders to make an informed decision with respect to the Prepayment Offer. The prepayment offer notice (which may be conditional) will state, among other things:

          (1)   that the Issuer is offering to purchase Notes pursuant to the provisions of the Indenture described herein;

          (2)   that any note (or any portion thereof) accepted for payment (and for which payment has been duly provided on the purchase date) pursuant to the Prepayment Offer shall cease to accrue interest on the purchase date;

          (3)   the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer notice is mailed;

          (4)   the aggregate principal amount of Notes (or portions thereof) to be purchased;

          (5)   a description of any conditions to such Prepayment Offer; and

          (6)   a description of the procedure which Holders must follow in order to tender their Notes (or portions thereof) and the procedures that Holders must follow in order to withdraw an election to tender their Notes (or portions thereof) for payment.

        The New Credit Agreement may, and future Credit Facilities or other agreements relating to Indebtedness of the Issuer also may, contain prohibitions or restrictions on the Issuer's ability to effect a Prepayment Offer. If the Issuer is required to make a Prepayment Offer at a time when any such prohibitions or restrictions are in effect, the Issuer could seek the consent of their lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. In such case, if the Issuer does not obtain such a consent or repay such borrowings, the Issuer will be effectively prohibited from purchasing Notes and the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as a result of a Prepayment Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Indenture described above by virtue of such conflict.

Failure to receive approvals in connection with Scioto Downs

        If prior to June 1, 2012, (a) neither MTR nor any of its Restricted Subsidiaries is granted authorization, approval or other similar permission by the Governor, legislature, the Ohio Lottery

Commission or other regulatory authority of the State of Ohio enabling the installation and operation video lottery terminals at Scioto Downs Racetrack in Columbus, Ohio (the "Ohio License"), the Issuer shall; or (b) the Issuer reasonably determines that it is unlikely that MTR or its Restricted Subsidiaries will obtain the Ohio License prior to June 1, 2012, the Issuer may: make an offer to repurchase $150.0 million in aggregate principal amount of Notes at a price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase (the "Scioto Downs Offer"). In the event that the Issuer is required or otherwise elects to make the Scioto Downs Offer, the Issuer will within five (5) business days mail a notice to each Holder stating, among other things:

          (1)   that neither MTR nor any of its Restricted Subsidiaries has been granted the Ohio License and, to the extent applicable, the Issuer has reasonably determined that it is unlikely that the Ohio License will be obtained prior to June 1, 2012, and a Scioto Downs Offer is being made pursuant to the covenant entitled "Repurchase at the option of Holders—Failure to receive approvals in connection with Scioto Downs" and that $150.0 million in aggregate principal amount of Notes (or portions thereof) timely tendered will be accepted for payment;

          (2)   the purchase price and the payment date for the Notes so purchased, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice;

          (3)   that any note (or portion thereof) accepted for payment (and for which payment has been duly provided on the payment date) pursuant to the Scioto Downs Offer shall cease to accrue interest after the payment date;

          (4)   that any Notes (or portions thereof) not tendered will continue to accrue interest; and

          (5)   the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes. To the extent that the provisions of any securities laws or regulations conflict with the Scioto Downs Offer provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Scioto Downs Offer provisions of the Indenture by virtue of such conflict.

        On the payment date, the Issuer will, to the extent lawful:

          (1)   accept for payment $150.0 million aggregate principal amount of Notes properly tendered pursuant to the Scioto Downs Offer (or if less than $150.0 million aggregate principal amount of Notes are properly tendered, all Notes that are properly tendered);

          (2)   deposit with the paying agent an amount equal to 100% of the aggregate principal amount plus accrued and unpaid interest and Additional Interest, if any, on $150.0 million aggregate principal amount of Notes properly tendered pursuant to the Scioto Downs Offer (or if less than $150.0 million aggregate principal amount of Notes are properly tendered, all Notes that are properly tendered); and

          (3)   deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

        The paying agent will promptly mail to each Holder of Notes properly tendered the payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000 (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).

        Prior to June 1, 2012, the provisions under the Indenture relating to the Issuer's obligation to make a Scioto Downs Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

        The trustee will select Notes for redemption on a pro rata basis, by lot or such other method determined by the trustee in its discretion, unless otherwise required by law, applicable stock exchange requirements or as may be required by the Depositary's procedures.

        Until the Issuer or one of its Restricted Subsidiaries (x) has been granted the Ohio License or (y) has deposited payment for the Scioto Downs Offer with the paying agent, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into a Credit Facility (including the New Credit Agreement) or other agreement relating to Indebtedness of the Issuer that contains prohibitions or restrictions on the Issuer's ability to effect a Scioto Downs Offer.

Excess cash flow offer

        Within 15 days after the time period specified in the SEC's rules and regulations for the filing of an annual report on Form 10-K if the Issuer were required to file such Form (such date, the "Excess Cash Flow Offer Trigger Date"), with respect to any Excess Cash Flow Period, so long as (i) the Consolidated Total Debt Ratio of the MTR and its Restricted Subsidiaries is equal to or greater than 4.0:1.0 and (ii) the terms of Indebtedness incurred pursuant to a Credit Facility under clause (2) or (3) of the second paragraph of the covenant captioned "—Certain covenants—Limitation on indebtedness" permit the consummation of an Excess Cash Flow Offer (as defined below), the Issuer will apply an amount equal to the Excess Cash Flow Amount to either:

          (1)   prepay, repay, redeem or purchase Obligations under the Credit Facility and permanently reduce the related loan commitment thereunder; or

          (2)   make an offer to all Holders to purchase Notes pursuant to an Excess Cash Flow Offer on the dates and as provided below;

provided, that if the terms of Indebtedness incurred pursuant to a Credit Facility under clause (2) or (3) of the second paragraph of the covenant captioned "—Certain covenants—Limitation on indebtedness" do not permit the consummation of an Excess Cash Flow Offer with respect to any Excess Cash Flow Period, the failure to apply the Excess Cash Flow Amount in accordance with clauses (1) or (2) above shall not be a breach of the Indenture.

        Notwithstanding the foregoing, if the aggregate amount of the Excess Cash Flow Amount on any Excess Cash Flow Trigger Date is less than $2,000,000, then the Issuer shall not on such Excess Cash Flow Trigger Date be required to make an Excess Cash Flow Offer, but shall add such Excess Cash Flow Amount to the Excess Cash Flow Amount for the immediately succeeding year (and such increased Excess Cash Flow Amount for such immediately succeeding year shall in turn determine whether an Excess Cash Flow Offer shall be required for such next succeeding year).

        Each offer to purchase Notes pursuant to this covenant (each, an "Excess Cash Flow Offer") (i) shall be made to each Holder at the time of such offer, (ii) shall be made at a purchase price of 101% of their principal amount of the Notes and (iii) shall remain open for a period of not less than 20 business days (or any longer period as is required by law).

        If the Issuer is required to make an Excess Cash Flow Offer pursuant to this covenant, no later than 30 days after the Excess Cash Flow Offer Trigger Date, the Issuer will mail a notice of such Excess Cash Flow Offer to each Holder stating:

          (1)   that the Issuer is offering to purchase Notes in an amount equal to the Excess Cash Flow Amount (determined after giving effect to any prepayments, repayments, redemptions or purchases of Obligations under the Credit Facility made pursuant to subsection (1) above of this covenant) at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest on the relevant interest payment date);

          (2)   the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (3)   the instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to tender its Notes.

        If the aggregate purchase price of the Notes tendered in connection with any Excess Cash Flow Offer exceeds the Excess Cash Flow Amount allotted to their purchase, the trustee will select the Notes to be purchased on a pro rata basis but in denominations of $1,000 principal amount or multiples thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). If the aggregate purchase price of the Notes tendered in connection with any Excess Cash Flow Offer is less than the Excess Cash Flow Amount allotted to their purchase, the Issuer shall be permitted to use the portion of the Excess Cash Flow Amount that is not applied to the purchase of Notes in connection with such Excess Cash Flow Offer for general corporate purposes or for any other purposes not prohibited by the Indenture.

        The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Excess Cash Flow" provisions of the Indenture by virtue thereof. The covenant and other provisions contained in the Indenture relating to the Issuer's obligation to make an Excess Cash Flow Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Selection and notice

        If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis, by lot or such other method determined by the trustee in its discretion, unless otherwise required by law, applicable stock exchange requirements or as may be required by the Depositary's procedures.

        No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note (so long as such amount is in a denomination of $2,000 or an integral multiple of $1,000 in excess of $2,000) (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)

will be issued in the name of the Holder of Notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer default in making such redemption payment, interest ceases to accrue on Notes or portions of them called for redemption.

Certain covenants

Restrictions on use of proceeds

        Until the Issuer or one of its Restricted Subsidiaries (x) has been granted the Ohio License or (y) has deposited payment for the Scioto Downs Offer with the paying agent, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, utilize $130.0 million of the net proceeds of the Notes offered hereby and such net proceeds shall be deposited in a segregated account in which the Collateral Agent, on behalf of the Holders of the Notes, shall have a perfected first-priority security interest. Prior to the satisfaction of clause (x) above, no withdrawals shall be permitted from such segregated account except in connection with the consummation of a Scioto Downs Offer. Upon the satisfaction of clause (x) above, the Issuer shall be permitted to utilize such $130.0 million portion of the net proceeds of the Notes offered hereby for the establishment, construction, development or operation of video lottery terminals at Scioto Downs Racetrack in Columbus, Ohio. To the extent the Issuer is required to make a Scioto Downs Offer and has satisfied clause (y) above, the Issuer shall be permitted to utilize any remaining amounts of the net proceeds of the Notes offered hereby for any purpose permitted under the Indenture.

Limitation on indebtedness

        The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Issuer or any Guarantor may Incur Indebtedness if no Event of Default has occurred and is continuing and the Issuer's Consolidated Fixed Charge Coverage Ratio would exceed 2.0 to 1.0 after giving effect to:

          (1)   the Incurrence of such Indebtedness as if such Indebtedness was Incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to repay other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period;

          (2)   the Incurrence and retirement of any other Indebtedness since the first day of the Reference Period as if such Indebtedness was Incurred or retired at the beginning of the Reference Period;

          (3)   the acquisition or disposition of any Property or any company or business by the Issuer or any of its Restricted Subsidiaries since the first day of the Reference Period including any acquisition or disposition which will be consummated contemporaneously with the Incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period, including without limitation any net reduction of lease payments in connection with any acquisition of Property;

          (4)   the exclusion of Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Issuer or its Restricted Subsidiaries following the date that the Consolidated Fixed Charge Ratio is calculated (the "Calculation Date"); and

          (5)   the interest rate with respect to any Indebtedness that bears a floating rate of interest will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Agreements applicable to such Indebtedness).

        Notwithstanding the foregoing limitation, the Issuer or any of its Restricted Subsidiaries, as specified below, may Incur the following Indebtedness ("Permitted Indebtedness"):

          (1)   Indebtedness of the Issuer or any of its Restricted Subsidiaries outstanding on the Issue Date (including Indebtedness represented by the Notes to be issued on the Issue Date and of the Guarantors under the Note Guarantees and including any PIK Notes issued from time to time to pay PIK Interest in accordance with the terms of the Indenture and any Exchange Notes in connection therewith);

          (2)   Indebtedness of the Issuer or any Guarantor under the New Credit Agreement in an aggregate principal amount outstanding at any time not to exceed $20.0 million, reduced by the aggregate amount of all proceeds of Asset Sales applied to permanently reduce Indebtedness and commitments under any Credit Facility pursuant to the covenant described above under "Repurchase at the option of Holders—Asset sales; event of loss"; provided that in no event shall the aggregate principal amount of Indebtedness permitted to be incurred pursuant to this clause (2), or the aggregate amount of such commitments, be required to be reduced to less than $5.0 million;

          (3)   Indebtedness of the Issuer or any Guarantor under any other Credit Facility in an aggregate principal amount not to exceed an amount that after giving effect the Incurrence of such Indebtedness as if such Indebtedness was Incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to repay other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period, the Consolidated Secured Debt Ratio of MTR and its Restricted Subsidiaries shall be equal to or less than 4.50 to 1.00 for the Reference Period, in each case reduced by the aggregate amount of all proceeds of Asset Sales applied to permanently reduce Indebtedness and commitments under any Credit Facility pursuant to the covenant described above under "Repurchase at the option of Holders—Asset sales; event of loss";

          (4)   Indebtedness of the Issuer or any of its Restricted Subsidiaries owing to and held by the Issuer or any of its Restricted Subsidiaries; provided, however, that (A) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantees, in the case of a Guarantor; and (B) any subsequent issuance or transfer of any Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness except to the Issuer or a Restricted Subsidiary shall be deemed in each case to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (5)   Indebtedness of the Issuer or any of its Restricted Subsidiaries under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant;

          (6)   Indebtedness of the Issuer or any of its Restricted Subsidiaries in connection with one or more standby letters of credit, workmen's compensation claims, performance and surety bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (7)   Indebtedness of the Issuer or any of its Restricted Subsidiaries outstanding under Permitted FF&E Financings which are either:

            (A)  Non-Recourse Indebtedness of the Issuer and any of its Restricted Subsidiaries; or

            (B)  limited in amount (including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (7)(B)) to the greater of $20.0 million and 4.5% of Consolidated Net Tangible Assets;

          (8)   Permitted Refinancing Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries in respect of Indebtedness of the Issuer or any of its Restricted Subsidiaries outstanding pursuant to the provisions of the first paragraph of this covenant or clause (1) or (10) or this clause (8) of this paragraph;

          (9)   Indebtedness (including Capital Lease Obligations), Disqualified Stock and Preferred Stock Incurred or issued by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in the business of MTR and its Restricted Subsidiaries in an aggregate principal amount at the date of such Incurrence, together with all other Indebtedness previously Incurred under this clause (9) (and including all Permitted Refinancing Indebtedness Incurred to refinance any Indebtedness Incurred pursuant to this clause (9)), not to exceed 2.5% of MTR's Consolidated Net Tangible Assets; provided, however, that such Indebtedness exists at the date of such purchase or transaction or is created within 180 days thereafter;

          (10) Indebtedness of the Issuer or any of its Restricted Subsidiaries Incurred in connection with the establishment, construction, development or operation of a Gaming Facility at Scioto Downs Racetrack in Columbus, Ohio following approval of installation of video lottery terminals at such Gaming Facility by the Governor of Ohio, the passage of legislation allowing, or approval by the Ohio legislature of a budget that contemplates, the installation of video lottery terminals at such Gaming Facility, or other action, order or approval by the Governor, legislature, the Ohio Lottery Commission or any other regulatory authority of the State of Ohio that authorizes, approves or otherwise enables the operation of video lottery terminals at such Gaming Facility, in an aggregate amount not to exceed the principal amount of any Notes purchased pursuant to a Scioto Downs Offer; provided that a portion of such Indebtedness may be outstanding under Permitted FF&E Financings which are limited in amount (including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this proviso) to $50.0 million at any time outstanding;

          (11) so long as no Event of Default has occurred and is continuing, Indebtedness of the Issuer or any of its Restricted Subsidiaries not otherwise permitted to be Incurred pursuant to the provisions of the first paragraph of this covenant or this paragraph in an aggregate amount outstanding as of the date of any Incurrence of such Indebtedness not to exceed the greater of $10.0 million and 2.5% of MTR's Consolidated Net Tangible Assets;

          (12) the issuance by any of the Issuer's Restricted Subsidiaries to Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

            (A)  any subsequent issuance or transfer of Capital Stock that results in any such Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

            (B)  any sale or other transfer of any such Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (12);

          (13) the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the entity that enters into the Guarantee is a Guarantor and the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; and

          (14) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days.

        Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional Disqualified Stock or Preferred Stock, as applicable, will in each case not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

        For purposes of determining compliance with the "Limitation on indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Limitation on layered indebtedness

        The Issuer shall not Incur, and shall not permit any Guarantor to Incur, any Indebtedness (including any Indebtedness described in clauses (1) through (14) of the second paragraph of the covenant described above under the caption "—Limitation on indebtedness") that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor, as applicable, unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

Limitation on Restricted Payments

        The Issuer shall not make, and shall not permit any of its Restricted Subsidiaries to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

          (1)   a Default or an Event of Default shall have occurred and be continuing;

          (2)   the Issuer could not Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption "—Limitation on indebtedness"; or

          (3)   the aggregate amount of such Restricted Payment and all other Restricted Payments made from and after the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal, without duplication, to the sum of:

            (A)  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2011 to the end of the most recent fiscal quarter ended immediately prior to the date of such Restricted Payment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

            (B)  the aggregate proceeds received by MTR from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale (i) to a Subsidiary of MTR or an employee stock ownership plan or other trust established by MTR or any of its Subsidiaries or (ii) pursuant to clause (3) or (4) in the following paragraph);

            (C)  the amount by which Indebtedness of the Issuer or any of its Restricted Subsidiaries is reduced on MTR's balance sheet upon the conversion or exchange (other than an issuance or sale to a Subsidiary of MTR (including an employee stock ownership plan or other trust established by MTR or any of its Subsidiaries)) subsequent to the Issue Date, of any Indebtedness of the Issuer or any of its Restricted Subsidiaries converted or exchange for Capital Stock (other than Disqualified Stock) of MTR (less the amount of any cash or other Property distributed by MTR or any of its Restricted Subsidiaries upon such conversion or exchange);

            (D)  the amount equal to the net reduction in Investments that were treated as Restricted Payments subsequent to the Issue Date resulting from:

              (I)   payments of dividends, repayments of loans or advances or other transfers of assets to the Issuer or any of its Restricted Subsidiaries or the satisfaction or reduction (other than by means of payments by the Issuer or any of its Restricted Subsidiaries) of obligations of other Persons which have been Guaranteed by the Issuer or any of its Restricted Subsidiaries; or

              (II)  the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries,

    in each case such net reduction in Investments being:

              (x)   valued as provided in the definition of "Investment,"

              (y)   an amount not to exceed the aggregate amount of Investments previously made by MTR or any Restricted Subsidiary which were treated as a Restricted Payment when made, and

              (z)   included in this clause (D) only to the extent not included in Consolidated Net Income; and

            (E)  $5.0 million.

        The provisions of the preceding paragraph shall not prohibit:

          (1)   the payment of any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration in compliance with the provisions of the Indenture;

          (2)   the redemption or repurchase of any Capital Stock or Indebtedness of MTR (other than any Capital Stock or Indebtedness which is held or beneficially owned by MTR):

            (A)  if the Holder or beneficial owner of such Capital Stock or Indebtedness is required to qualify under the Gaming Laws and does not so qualify; or

            (B)  if necessary in the reasonable, good faith judgment of the Board of Directors of MTR, as evidenced by a Board Resolution, to prevent the loss or secure the reinstatement of any Gaming License;

          (3)   any purchase, redemption or other acquisition or retirement of Capital Stock of MTR made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of MTR;

          (4)   (i) any purchase, redemption or other acquisition or retirement of the Indebtedness of any Person or (ii) any Investment, in each case made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of MTR;

          (5)   any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of MTR or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee from the proceeds of a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

          (6)   cash payments in lieu of fractional shares issuable as dividends on Capital Stock of MTR or any of its Restricted Subsidiaries;

          (7)   the redemption or repurchase of any Capital Stock of MTR to the extent required by a final non-appealable order or judgment entered by a court or courts of competent jurisdiction;

          (8)   the purchase, redemption, retirement or other acquisition for value of Capital Stock in MTR held by future, current or former employees, officers, directors or shareholders of MTR or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Capital Stock was issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Stock does not exceed $2.0 million in any calendar year;

          (9)   Restricted Payments made on or after the Issue Date in aggregate amount not to exceed, together with all Restricted Payments made pursuant to this clause (9), $30.0 million;

          (10) the making of one or more Restricted Payments using a portion of the proceeds of the Notes on or after the Issue Date as part of the transactions as described under, and not to exceed the amount set forth in, "Use of proceeds" in the Offering Memorandum;

          (11) the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

          (12) the repurchase of Capital Stock upon the vesting of restricted stock, restricted stock units or performance share units to the extent necessary to satisfy tax withholding obligations related to such vesting;

          (13) the repurchase, redemption or other acquisition or retirement for value of and Indebtedness of the Issuer or any Guarantor that is unsecured or is contractually subordinated to the Notes or any Note Guarantee that is required to be repurchased or redeemed pursuant to provisions similar to those described under the captions "Repurchase at the option of Holders—Change of control" or "Repurchase at the option of Holders—Asset sales; events of loss"; provided that, prior to such repurchase, a redemption or other acquisition for value, a Change of Control Offer or Prepayment Offer shall have been made and all Notes tendered by Holders in such Change of Control Offer or Prepayment Offer, as applicable, have been purchased; and

          (14) payment of the Track Business Contingent Earnout Payment.

        The full amount of any Restricted Payments made subsequent to the Issue Date pursuant to clause (1) of the preceding paragraph (but not pursuant to any other clause of the immediately preceding paragraph) shall be included in the calculation of the aggregate amount of Restricted Payments referred to under clause (3) in the first paragraph of this covenant.

Limitation on liens

        The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien on the Collateral (other than a Permitted Lien) that secures obligations under any Indebtedness of the Issuer or any of its Restricted Subsidiaries (any such Lien, the "Additional Lien"), on any asset or properties of the Issuer or any of its Restricted Subsidiaries, or any interest therein or any income or profits therefrom, except, in the case of any asset or property that does not constitute Collateral, any Additional Lien if the Notes are, or in the case of Indebtedness of any Guarantor, the Note Guarantee of such Guarantor is, equally and ratably secured with (or on a senior basis to, in the case such Additional Lien secures any Indebtedness that is subordinate in right of payment to the Notes or any Note Guarantee) the obligations secured by such Additional Lien.

        Any Lien created for the benefit of the Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall, subject to applicable law, be automatically and unconditionally released and discharged upon the release and discharge the Additional Lien.

Limitation on dividend and other payment restrictions affecting restricted subsidiaries

        The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of the Restricted Subsidiaries to:

          (1)   pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

          (2)   pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (3)   make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (4)   transfer any of its Property to the Issuer or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

            (A)  agreements in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

            (B)  agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption "—Incurrence of indebtedness and issuance of preferred stock" and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indenture, the Notes and the Note Guarantees;

            (C)  applicable law, including rules, regulations or orders issued by any Gaming Authority;

            (D)  customary nonassignment provisions in contracts, leases or licenses entered into in the ordinary course of business;

            (E)  Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

            (F)  agreements in existence with respect to a Restricted Subsidiary at the time it is so designated; provided, however, that such agreements are not entered into in anticipation or contemplation of such designation;

            (G)  provisions limiting the disposition or distribution of assets or Property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

            (H)  Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Limitation on liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

            (I)   purchase money obligations for Property or equipment acquired for use in the business of MTR or any of its Restricted Subsidiaries and Capital Lease Obligations that impose restrictions on the Property or equipment purchased or leased; or

            (J)   any instrument governing Indebtedness represented by industrial revenue or development bonds issued by a municipality and guaranteed by the Issuer or any of its Restricted Subsidiaries.

        Nothing contained in this covenant shall prevent the Issuer or any of its Restricted Subsidiaries from granting any Lien permitted by the covenant described above under the caption "—Limitation on liens."

Limitation on transactions with affiliates

        The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property, the making of any Investment, the giving of any Guarantee or the rendering or receiving of any service) with, from or for the benefit of any Affiliate of MTR involving aggregate consideration in excess of $2.0 million (an "Affiliate Transaction"), unless:

          (1)   the terms of such Affiliate Transaction are at least as favorable to MTR or such Restricted Subsidiary, as the case may be, as those that would be reasonably expected to be obtained at the time of such Affiliate Transaction in a similar transaction in arm's-length dealings with a Person who is not an Affiliate of MTR;

          (2)   with respect to each Affiliate Transaction involving aggregate payments to either party in excess of $10.0 million, such Affiliate Transaction was approved by the Board of Directors of MTR or such Restricted Subsidiary and that such Affiliate Transaction complies with clause (1).

        Notwithstanding the foregoing limitation, the Issuer or any of its Restricted Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Issue Date;

          (2)   any Restricted Payment permitted to be made pursuant to the covenant described above under the caption "—Limitation on restricted payments";

          (3)   any transaction or series of transactions between MTR and one or more of its Restricted Subsidiaries or between two or more of the Restricted Subsidiaries;

          (4)   any issuance of Capital Stock of the Issuer to Affiliates of the Issuer and the granting of registration rights with respect thereto otherwise permitted under the Indenture: and

          (5)   any employment agreement, employee benefit plan, indemnification agreement or similar arrangement with any employee, director or officer of MTR or its subsidiaries and the payment of compensation (including amounts paid pursuant to employee benefit plans or employment agreements) for the personal services of, and indemnity provided on behalf of, and reimbursement of expenses to, officers, directors and employees of MTR or any of its Restricted Subsidiaries.

Merger, consolidation and sale of assets—issuer

        MTR shall not merge or consolidate with or into any other entity (other than a merger or consolidation of a Restricted Subsidiary with or into MTR) or in one transaction or a series of related transactions sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its Property unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if MTR is not the surviving entity) or the Person to which such sale, assignment, transfer, lease or conveyance is made (the "Successor"):

            (A)  shall be a Person (other than an individual) organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such Person expressly assumes, by supplemental indenture meeting the requirements of the Indenture, executed and delivered to the trustee by such Person, the due and punctual payment of the principal, premium, if any, Additional Interest, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants, conditions and obligations under the Notes, the Indenture, the Security Documents and the Intercreditor Agreement to be performed by such Issuer; provided that if any Successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation; and

            (B)  the Successor shall have all Gaming Licenses required to operate all Gaming Facilities owned by the Issuer immediately prior to the consummation of such transaction;

          (2)   in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of MTR's Property, as the case may be, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (3)   immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

          (4)   immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), MTR or the Successor, as the case may be, would (a) be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption "—Limitation on indebtedness" or (b) have had a Consolidated Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Issuer for the applicable Reference Period.

Merger, consolidation and sale of assets—guarantors; release of guarantees

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

          (1)   immediately after giving effect to such transaction, no Default or Event of Default exists; and

          (2)   either:

            (a)   the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the Indenture, the Security Documents, the Intercreditor Agreement and the registration rights agreement pursuant to a supplemental indenture meeting the requirements of the Indenture; or

            (b)   the Net Proceeds of such sale or other disposition are applied in accordance with the covenant "—Repurchase at the option of Holders—Asset sales; event of loss."

        The Note Guarantee of a Guarantor will be released:

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition does not violate the covenant "—Repurchase at the option of Holders—Asset sales; event of loss";

          (2)   in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition does not violate the covenant "—Repurchase at the option of Holders—Asset sales; event of loss" and the Guarantor ceases to be a Restricted Subsidiary of MTR as a result of the sale or other disposition;

          (3)   if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

          (4)   upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions "—Legal defeasance and covenant defeasance" and "—Satisfaction and discharge."

Business activities

        The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than a Core Business.

Additional note guarantees

        On the Issue Date, each of the Guarantors will guarantee the Notes in the manner and on the terms set forth in the Indenture. If the Issuer or any of its Restricted Subsidiaries acquires or creates another Material Subsidiary or any Restricted Subsidiary that is not then a Guarantor becomes a Material Subsidiary after the date of the Indenture, then such Material Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel as required by the Indenture within fifteen (15) business days of the date on which it was acquired, created or otherwise became a Material Subsidiary (or such longer period as may be required to obtain any necessary approvals under applicable Gaming Laws or other regulatory requirements). Such new Guarantor shall also within such time execute a joinder to the Security Documents and/or new Security Documents, as applicable, and take all actions required by the Security Documents to perfect the Liens created thereunder. Any Subsidiary of MTR that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it becomes a Material Subsidiary. MTR shall use reasonable commercial efforts to obtain all approvals of any Gaming Authority necessary to permit any Material Subsidiary to become a Guarantor as promptly as practicable.

Designation of restricted and unrestricted subsidiaries

        The Board of Directors of MTR may designate any Restricted Subsidiary and any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary; provided that:

          (A)  such designation would not cause a Default;

          (B)  such Subsidiary has no Indebtedness other than Qualified Non-Recourse Debt;

          (C)  such Subsidiary does not own any Capital Stock or Indebtedness of or own or hold any Lien on any Property of MTR or any other Subsidiary of MTR that is not a Subsidiary of the Subsidiary to be so designated; and

          (D)  such designation is permitted by the covenant described above under the caption "—Limitation on restricted payments."

        If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary (excluding for this purpose the second sentence of the definition of "Investments") designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Limitation on restricted payments" or under one or more clauses of the definition of "Permitted investment," as determined by MTR. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of MTR as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of MTR giving effect to such designation and an Officers' Certificate certifying that (1) such designation complied with the preceding conditions and (2) was permitted by the covenant described above under the caption "—Limitation on restricted payments" and giving the effective date of such designation, such filing with the trustee to occur within 75 days after the end of the fiscal quarter of MTR in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the fiscal year, within 120 days after the end of such fiscal year). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of MTR as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Limitation on indebtedness," the Issuer will be in default of such covenant.

        The Board of Directors of MTR may at any time designate, or redesignate, any Unrestricted Subsidiary of MTR to be a Restricted Subsidiary of MTR; provided that such designation, or redesignation, will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of MTR of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation, or redesignation, will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Limitation on indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Reference Period and (2) no Default or Event of Default would be in existence following such designation or redesignation.

Reports

        Whether or not required by the SEC, so long as any Notes are outstanding, MTR will furnish to the Holders of Notes, or file electronically with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the SEC's rules and regulations:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if MTR was required to file such Forms, including a "Management's discussion and analysis of financial condition and results of operations" and, with respect to the annual information only, a report on the annual financial statements by MTR's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if MTR were required to file such reports.

        In addition, whether or not required by the SEC, MTR will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors. In addition, MTR and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If MTR has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent required pursuant to the rules and regulations of the SEC, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footNotes thereto, and in "Management's discussion and analysis of financial condition and results of operations," of the financial condition and results of operations of MTR and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of MTR.

        MTR will also hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter. The conference call will be following the last day of each fiscal quarter of MTR and not later than ten business days from the time that the Issuer distribute the financial information as set forth in clauses (1) and (2) of the first paragraph of this covenant. No fewer than two business days prior to the conference call, MTR shall issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call. For the avoidance of doubt, MTR may satisfy the requirements of this paragraph by combining the conference calls required above with the earnings conference calls that are held on a quarterly basis with stockholders.

Events of default and remedies

        Each of the following is an "Event of Default":

          (1)   default with respect to payment of interest (including Additional Interest, if any) on any of the Notes when it becomes due and payable, and the continuance of such default for a period of 30 days;

          (2)   default with respect to payment of principal or premium, if any, on any of the Notes when due at maturity, upon acceleration, required purchase or otherwise;

          (3)   failure by the Issuer or any Guarantor to observe, perform or comply with the covenants and agreements in the covenant described above under the caption "—Certain covenants—Merger, consolidation and sale of assets";

          (4)   failure by the Issuer or any Guarantor to observe, perform or comply with any of the other covenants and agreements in the Indenture, the Notes or the Note Guarantees or the Security Documents and such failure to observe, perform or comply continues for a period of 60 days after receipt by the Issuer of a written notice from the trustee or Holders of not less than 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

          (5)   Indebtedness of the Issuer or any Restricted Subsidiaries is not paid when due or within any applicable grace period or is accelerated by the Holders thereof and, in either case, the total amount of such unpaid or accelerated Indebtedness exceeds $15.0 million;

          (6)   the entry by a court of competent jurisdiction of one or more judgments or orders against the Issuer or any of its Restricted Subsidiaries in an uninsured aggregate amount in excess of $15.0 million and such judgment or order is not discharged, waived, stayed or satisfied for a period of 60 consecutive days;

          (7)   certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Material Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary;

          (8)   except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person controlling such Guarantor, denies or disaffirms its obligations under its Note Guarantee, and such default continues for a period of ten (10) business days;

          (9)   any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Holders the Liens purported to be created thereby with respect to Collateral having a Fair Market Value in excess of $15.0 million in the aggregate, or any of the Security Documents is declared null and void, in each case for a period of 30 days after any of the Issuer or any Guarantor first receives notice of such cessation or the Issuer or any Guarantor denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case, other than in accordance with the terms of the Indenture or the terms of the Security Documents); and

          (10) any revocation, suspension or loss of any Gaming License which results in the cessation of business for a period of more than 90 consecutive days of the business of any Gaming Facility or Gaming Facilities owned, leased or operated directly or indirectly by MTR or any of its Subsidiaries which, taken together, collectively contribute more than 20% of MTR's Consolidated EBITDA (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors, evidenced by a Board Resolution, both desirable in the conduct of the business of MTR and the Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders).

        A Default under clause (5) or (6) above is not an Event of Default until the trustee or Holders of not less than 25% in aggregate principal amount of the Notes notify the Issuer of the Default; provided that any Default under clause (5) or (6) above resulting from a default or acceleration with respect to Indebtedness will not be considered an Event of Default if such default or acceleration is cured or annulled, respectively, within 45 days of the receipt by the Issuer of the abovementioned notice of default from the trustee or Holders of not less than 25% in aggregate principal amount of the Notes.

        The Issuer shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Default or Event of Default, its status and what action the Issuer and/or any Guarantor is taking or proposes to take with respect thereto.

        The Indenture provides that the trustee, within 90 days after the occurrence of any continuing Default or Event of Default that is known to the trustee, will give notice to the Holders; provided, however, that, except in the case of a default in payment of principal of or interest on the Notes, the trustee may withhold such notice as long as a committee of Officers of the trustee in good faith determines that such withholding is in the interest of the Holders.

        Subject to the last paragraph of "—Events of default and remedies," the Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization described in clause (7) above) shall have occurred and be continuing, the trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may accelerate the maturity of all the Notes by a notice in writing to the Issuer (and to the trustee, if given by the Holders) specifying the Event of Default and that it is a "notice of acceleration" and on the fifth business day after delivery of such notice, the principal amount, together with any accrued and unpaid interest and premium and Additional Interest, if any, on all of the Notes then outstanding will become immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization described in clause (7) above shall occur, the Notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the Holders.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the Indenture. The Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the trustee to credit bid the obligations under the Notes at any bankruptcy or foreclosure sale.

        The Holders of a majority in aggregate principal amount of the then Existing Notes by written notice to the trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium or Additional Interest, if any, or interest on the Notes.

        No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:

          (1)   such Holder shall have previously given to the trustee written notice of a continuing Event of Default;

          (2)   Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as a trustee; and

          (3)   the trustee (x) shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and (y) shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal, premium and Additional Interest, if any, or interest on such Holder's note on or after the respective due dates expressed in such note (including in connection with an offer to purchase).

        Notwithstanding any other provision of the Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described above under the heading "—Reports," and for any failure to comply with the requirements of Section 314(a) of the TIA, will for the 365 days after the occurrence of such an Event of Default consist exclusively of the right to receive Additional Interest on the principal amount of the Notes at a rate equal to 1.00% per annum. The Additional Interest will be payable in the same manner and subject to the same terms as other interest payable under the Indenture. The Additional Interest will accrue on all Existing Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described above under the heading "—Reports" or Section 314(a) of the TIA first occurs to but excluding the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such Additional Interest will cease to accrue and the Notes will be subject to the other remedies provided under the heading "—Events of default and remedies."

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator, stockholder, partner, member or joint venturer of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

        The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Existing Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

          (1)   the rights of Holders of Existing Notes to receive payments solely in respect of the principal of, or interest, Additional Interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

          (2)   the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and the Issuer's and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and to have all Liens on the Collateral securing the Notes released and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to the Issuer) described under "Events of default and remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest, Additional Interest and premium, if any, on the Existing Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Issuer have delivered to the trustee an Opinion of Counsel confirming that:

            (a)   the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the Existing Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer have delivered to the trustee an Opinion of Counsel confirming that the Holders of the Existing Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any other similar concurrent deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness to be defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

          (6)   the Issuer must deliver to the trustee an Officers' Certificate stating that the deposit was not made by such Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

          (7)   the Issuer must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

        The Collateral will be released from the Lien securing the Notes, as provided under the caption "—Use and release of collateral—Release of collateral," upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, supplement and waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Note Guarantees and the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture, the Notes, the Note Guarantees and the Security Documents, may be waived with the consent of the Holders of a majority in principal amount of the then Existing Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes); provided that such amendments may not, without the consent of the Holders of 75% in principal amount of the Notes outstanding, release all or substantially all of the Collateral other than in accordance with the Indenture, the Intercreditor Agreement and the Security Documents

        Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

          (1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the rate of or change the time for payment of interest on any note;

          (3)   reduce the principal of or change the Stated Maturity of any note, reduce the premium payable upon the redemption of any note, waive a redemption payment with respect to any note or change the time at which a note may be redeemed (other than provisions relating to the covenants described above under the caption "—Repurchase at the option of Holders");

          (4)   waive a Default or Event of Default in the payment of principal of, or interest, premium or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then Existing Notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults; or

          (7)   make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of Notes, the Issuer, the Guarantors and the trustee may amend or supplement the Indenture, the Notes, the Note Guarantees and the Security Documents to, among other things:

          (1)   cure any ambiguity, defect, mistake, omission or inconsistency;

          (2)   provide for the assumption of the Issuer's or a Guarantor's obligations to Holders of Notes and Note Guarantees, as applicable, in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, pursuant to "—Certain covenants—Merger, Consolidation and sale of assets—Issuer" or pursuant to "Certain covenants—Merger, consolidation and sale of assets—Guarantors; release of guarantors";

          (3)   provide for uncertificated Notes in addition to or in place of certificated notes;

          (4)   add any Note Guarantees with respect to the Notes and to release such Note Guarantees when required by the terms of the Indenture;

          (5)   provide for the release or addition of Collateral in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreement;

          (6)   add to the covenants of the Issuer or any Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor;

          (7)   make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights of any such Holder of Notes under the Indenture or Security Documents;

          (8)   comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

          (9)   conform the text of the Indenture, the Notes, the Security Documents, the Intercreditor Agreement or the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this "Description of the Exchange Notes" (as confirmed by an Officers' Certificate delivered to the trustee) was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Security Documents, the Intercreditor Agreement or the Note Guarantee;

          (10) provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture on the Issue Date; and

          (11) remove redemption provisions included in any additional Notes that are no longer in effect.

        The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        In addition, without the consent of any Holder of Notes, the trustee may enter into a new Intercreditor Agreement or amend the Intercreditor Agreement to provide for additional First Lien Obligations or Second Lien Obligations in accordance with the terms of the Indenture and the Intercreditor Agreement.

        After an amendment of the Indenture becomes effective, the Issuer is required to mail to the Holders of Notes affected thereby a notice briefly describing such amendment. However, the failure to give such notice to all Holders of Notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (1)   either:

            (a)   all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

            (b)   all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest and Additional Interest, if any, to the date of maturity or redemption;

          (2)   the Issuer or any Guarantor has paid or caused to be paid all other sums payable by it under the Indenture;

          (3)   other than with respect to a discharge when the Notes have become due and payable, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of the Lien to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings); and

          (4)   the Issuer has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        The Collateral will be released from the Lien securing the Notes, as provided under the caption "—Use and release of collateral—Release of collateral," upon a satisfaction and discharge in accordance with the provisions described above. In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge of the Indenture have been satisfied. Upon any satisfaction and discharge, the Issuer shall notify the Collateral Agent, and the trustee shall acknowledge, that the trustee no longer claims any security interest in the Collateral.

Concerning the trustee

        If the trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the then Existing Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-entry, delivery and form

        The notes will be issued in the form of one or more notes in global form (the "Global Notes"). The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee (such nominee being referred to as the "Global Note Holder"), in each case for credit to an account of a direct or indirect participant in DTC as described below. PIK Payments will be made in PIK Note denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for new notes in certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes" below. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters. However, the Issuer will remain responsible for any actions DTC, Euroclear and Clearstream and their respective participants take in accordance with instructions provided by the Issuer.

        DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for the Participants and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuer that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors who are Participants in DTC's system may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Payments in respect of the principal of, and interest, Additional Interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuer and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes.

Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC, Euroclear and Clearstream each reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for certificated Notes if:

          (1)   the Issuer delivers to the trustee notice from DTC that (a) it is unwilling or unable to continue as depositary for the Global Notes or (b) it has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary; or

          (2)   there has occurred and is continuing an Event of Default with respect to the Notes and the trustee has received a request from the Depositary to issue definitive Notes in exchange for the Global Note;

then, upon surrender by a Holder of its Global Note, Notes in such form will be issued to each Person that the Holder of the Global Note and DTC identify as being the beneficial owner of the related Notes. In addition, beneficial interests in Global Notes may be exchanged for certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interest in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

        Neither the Issuer nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Issuer and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Holder of the Global Note or DTC for all purposes.

Exchange of certificated Notes for global notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor complies with the applicable provisions in the Indenture.

Same-day settlement and payment

        The Issuer will make, or cause to be made, payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. The Issuer will make all payments of principal, interest and premium, if any, with respect to certificated Notes, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Governing law

        The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Additional Assets" means:

          (1)   any Property (other than cash, cash equivalents or securities) to be owned by the Issuer or any Restricted Subsidiary and used in a Related Business,

          (2)   the costs of improving, restoring, replacing or developing any Property owned by the Issuer or any Restricted Subsidiary which is used in a Related Business or

          (3)   Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary.

        "Additional Interest" means all amounts, if any, payable (i) pursuant to the provisions relating to additional interest described above under the heading "—Events of default and remedies" as the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described above under the heading "Reports," and for any failure to comply with the requirements of Section 314(a) of the TIA and/or (ii) pursuant to the provisions relating to additional interest described under the heading "Exchange offer; registration rights" and provided for in the registration rights agreement.

        "Affiliate" means, with respect to any Person, a Person

          (1)   which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person,

          (2)   which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such Person (or a 10% or greater equity interest in a Person which is not a corporation) or

          (3)   of which 10% or more of any class of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such Person.

        The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Applicable Premium" means, with respect to any note on any redemption date, as determined by the Issuer, the greater of:

          (1)   1.0% of the principal amount of the note; or

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the Notes at August 1, 2015 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due, as applicable, on the Notes through August 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the principal amount of the note, if greater.

        "Asset Sale" means the sale, conveyance, transfer, lease or other disposition, whether in a single transaction or a series of related transactions (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions), by MTR or one of its Restricted Subsidiaries to any Person other than MTR or one of its Restricted Subsidiaries of:

          (1)   any of the Capital Stock or other ownership interests of any Restricted Subsidiary of MTR or

          (2)   any other Property of MTR or any Property of its Restricted Subsidiaries, in each case not in the ordinary course of business of MTR or such Restricted Subsidiary.

        Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

          (A)  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

          (B)  any issuance or other such disposition of Capital Stock or other ownership interests of any Restricted Subsidiary to MTR or another Restricted Subsidiary;

          (C)  any such disposition of Property between or among MTR or any of Restricted Subsidiary;

          (D)  the sale or other disposition of cash or Temporary Cash Investments;

          (E)  any exchange of like Property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Related Business;

          (F)  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain covenants—Limitation on restricted payments";

          (G)  the disposition of all or substantially all of the assets of the Issuer or any Guarantor in a manner permitted pursuant to the provisions described under "—Certain covenants—Merger, consolidation and sale of assets" or any disposition that constitutes a Change of Control;

          (H)  any grant of a non-exclusive license of trademarks, know-how, patents and any other intellectual property or intellectual property rights;

          (I)   dispositions that occur in the ordinary course of MTR's or a Restricted Subsidiary's business in connection with Permitted Liens and the granting of Liens not prohibited by the covenant described under "Certain covenants—Liens";

          (J)   the sale, lease or other transfer of inventory, products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as whole);

          (K)  the disposition of receivables in connection with the compromise, settlement or collection thereof;

          (L)  any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that occur in the ordinary course of MTR's or any Restricted Subsidiary's business;

          (M) the transactions contemplated by the Paid-Up Oil and Gas Leases and other sales or leases of oil, gas or mineral rights; and

          (N)  the sale or other disposition of Non-Core Land.

        "Attributable Indebtedness" means Indebtedness deemed to be Incurred in respect of a Sale/Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

        "Board of Directors" means, as to any Person, the board of directors or managers, or with respect to any joint venture, the managing venturer or such other Persons required to approve the applicable action under the joint venture agreement, as applicable, of such Person, or any committee thereof duly authorized to act on behalf of such Board.

        "Board Resolution" means, as to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the trustee.

        "Capital Expenditure" means, for any period, the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by such Person or any of its Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in "additions to property, plant and equipment" or similar items reflected in the consolidated statement of cash flows of such Person and its Restricted Subsidiaries for such period (including the amount of assets leased in connection with any Capital Lease Obligation, but excluding transfers of assets between Restricted Subsidiaries except to the extent of cash expenditures to effect such transfers) and (b) to the extent not included pursuant to clause (a) above, the aggregate of all expenditures (whether paid in cash or other consideration (but excluding issuances of Capital Stock) or accrued as a liability) by such Person or any of its Restricted Subsidiaries during such period to acquire by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any person.

        "Capital Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of "—Certain covenants—Limitation on liens," Capital Lease Obligations shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests, limited liability company interests or any other participation, right, warrants, options or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

        A "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act);

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer measured by voting power rather than number of shares.

        "Consolidated EBITDA" means, with respect to any Person, for any period, without duplication, the sum of:

          (1)   Consolidated Net Income of such Person and its Restricted Subsidiaries for such period; and

          (2)   to the extent Consolidated Net Income of such Person and its Restricted Subsidiaries for such period has been reduced thereby: (a) Consolidated Fixed Charges, (b) provisions for taxes based on income, (c) consolidated depreciation expense, (d) consolidated amortization expense, (e) all preopening expenses paid or accrued, (f) other noncash items reducing Consolidated Net Income, and (g) cash and noncash charges incurred by the Issuer and its Restricted Subsidiaries relating to the issuance of the Notes and the application of the net proceeds therefrom as described herein under the caption "Use of proceeds" in the Offering Memorandum and cash and noncash charges incurred by the Issuer and its Restricted Subsidiaries relating to Financing Activities, minus other noncash items increasing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period; all as determined on a consolidated basis in conformity with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person and its Restricted Subsidiaries during the Reference Period to the aggregate amount of Consolidated Fixed Charges of such Person and its Restricted Subsidiaries during the Reference Period.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries including:

          (1)   the interest component of Capital Lease Obligations, which shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capital Lease Obligations,

          (2)   amortization of Indebtedness discount and commissions, discounts and other similar fees and charges owed with respect to Indebtedness,

          (3)   noncash interest payments,

          (4)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (5)   net costs pursuant to Interest Rate Agreements,

          (6)   dividends on all Preferred Stock (other than dividends paid in Capital Stock that is not Disqualified Stock) of Restricted Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary,

          (7)   interest attributable to the Indebtedness of any other Person for which the Issuer or any of its Restricted Subsidiaries is responsible or liable as obligor, guarantor or otherwise, and

          (8)   any dividend or distribution, whether in cash, Property or securities, on Disqualified Stock of the Issuer;

minus interest income during such period; provided, however, that Consolidated Fixed Charges shall not include (x) amortization or write-offs of deferred financing fees or debt issuance costs and shall exclude fees and other transaction expenses related to the issuance or sale of the Notes and the use of proceeds therefrom or associated with undertaking, or proposing to undertake, any Financing Activity, (y) write-offs relating to termination of Interest Rate Agreements or (z) Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Issuer or its Restricted Subsidiaries following the date that the Consolidated Fixed Charge Ratio is calculated (the "Calculation Date").

        For the avoidance of doubt, Consolidated Fixed Charges shall include any capitalized interest, and any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all time during the Reference Period and any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the Reference Period.

        "Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and any of its Subsidiaries determined in accordance with GAAP; provided, however, that the following items shall be excluded from the computation of Consolidated Net Income:

          (1)   any net income (loss) of any Subsidiary if such Subsidiary is not a Restricted Subsidiary, except that, subject to the limitations contained in (2) below:

            (A)  the net income (or, if applicable, such Person's equity in the net income) of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash and the Fair Market Value of non-cash Property actually distributed by such Subsidiary during such period to such Person or one of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below) and

            (B)  such Person's equity in a net loss of any such Subsidiary (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income;

          (2)   any net income (loss) of any Restricted Subsidiary of such Person if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to such Person, except that:

            (A)  such Person's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary of such Person as a dividend (subject, in the case of a dividend to another Restricted Subsidiary of such Person, to the limitation contained in this clause), and

            (B)  such Person's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (3)   any gain or loss realized upon the sale or other disposition of any Property of such Person or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person or early extinguishment of Indebtedness, together with any related provision for taxes on any such gain;

          (4)   items classified as extraordinary or any non-cash item classified as nonrecurring;

          (5)   any non-cash charges related to fair value adjustments;

          (6)   the cumulative effect of a change in accounting principles;

          (7)   non-cash gains and losses attributable to movement in the mark-to-market valuation of Interest Rate Agreements; and

          (8)   net income (loss) attributable to discontinued operations.

        "Consolidated Net Tangible Assets" of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus all current liabilities of such Person and its Restricted Subsidiaries reflected on such balance sheet other than the current portion of long-term debt, minus total goodwill and other intangible assets of such Person and its Restricted Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated Net Tangible Assets shall be reduced by the current portion of any long-term debt that is past due or that has been reclassified as a current liability in accordance with GAAP as a result of an event of default.

        "Consolidated Secured Debt Ratio" as of any date of determination means the ratio of (1) consolidated total Indebtedness of MTR and its Restricted Subsidiaries as it appears on the most recent balance sheet of the Issuer and that is secured by a Lien to (2) MTR's Consolidated EBITDA during the Reference Period.

        "Consolidated Total Debt Ratio" as of any date of determination means the ratio of (1) consolidated total indebtedness of MTR and its Restricted Subsidiaries as it appears on the balance sheet at the end of the relevant Excess Cash Flow Period, less any cash and Temporary Cash Investments (other than any "restricted cash") up to a maximum of $50 million to (2) MTR's Consolidated EBITDA during the Excess Cash Flow Period.

        "Core Business" means (a) the gaming, card club, racing, sports, entertainment, leisure, spa, amusement, lodging, restaurant, retail operations, service station operations, riverboat operations, real estate development and all other businesses and activities necessary for or reasonably related or incident thereto, including, without limitation, related acquisition, construction, development or operation of related transportation, retail and other facilities designed to enhance any of the foregoing and (b) any of the types of preexisting businesses being operated on land acquired (whether by purchase, lease or otherwise) by MTR or any of its Restricted Subsidiaries, or similar types of businesses conducted by MTR or such Restricted Subsidiary after such acquisition of land, and all other businesses and activities necessary for or reasonably related or incident thereto, provided that such land was acquired by MTR or such Restricted Subsidiary for the purpose, determined in good faith by MTR, of ultimately conducting a business or activity described in clause (a) above at some time in the future.

        "Credit Facility" means (i) the New Credit Agreement and (ii) whether or not the New Credit Agreement remains outstanding, if designated by the Issuer to be included in the definition of "Credit Facility," one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" of a Person means any Capital Stock of such Person:

          (1)   that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise

            (A)  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

            (B)  is or may become redeemable or repurchaseable at the option of the Holder thereof, in whole or in part, or

            (C)  is convertible or exchangeable or exercisable for Indebtedness; and

          (2)   as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the Holder thereof occurs, or may occur,

in the case of each of clauses (1) or (2) on or prior to the first anniversary of the Stated Maturity of the Notes as long as any such Notes are outstanding; provided, however, that such Capital Stock of MTR or any of its Subsidiaries shall not constitute Disqualified Stock if it is redeemable prior to the first anniversary of such Stated Maturity of the Notes only if:

          (A)  the Holder or a beneficial owner of such Capital Stock is required to qualify under the Gaming Laws and does not so qualify, or

          (B)  the Board of Directors determines in its reasonable, good faith judgment, as evidenced by a Board Resolution, that as a result of a Holder or beneficial owner owning such Capital Stock, MTR or any of its Subsidiaries has lost or may lose any Gaming License.

        "Equity Offering" means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of MTR pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Parent) or (ii) any private placement of Capital Stock (other than Disqualified Stock) of MTR to any Person other than a Subsidiary of MTR.

        "Event of Loss" means, with respect to any Property with a Fair Market Value of $5.0 million or more, any loss, destruction or damage of such Property, or any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation or requisition of the use of such Property.

        "Excess Cash Flow" means, for any Person and its Restricted Subsidiaries, for any period, its Consolidated EBITDA for such period less the sum, without duplication, of (i) such Person's total interest expense, including items 1-8 in the definition of "Consolidated Fixed Charges," to the extent paid (whether in cash, in kind or similar) for such Excess Cash Flow Period; (ii) an amount equal to the amount of income taxes paid or payable by such Person for such Excess Cash Flow Period; (iii) an amount equal to the Capital Expenditures made in cash during such period; (iv) the aggregate amount of all scheduled, mandatory and voluntary prepayments, repayments, redemptions or purchases of Obligations under the Credit Facility that include a permanent reduction of the related loan commitment thereunder during such Excess Cash Flow Period (other than prepayments, repayments, redemptions or purchases made with the proceeds of Indebtedness incurred to refinance the Obligations under the Credit Facility during such Excess Cash Flow Period); and (v) any cash classified as "restricted" on the balance sheet of such Person in accordance with GAAP or reserved as cash collateral for outstanding letters of credit as of the applicable date of determination.

        "Excess Cash Flow Amount" means, for any Excess Cash Flow Period, an amount equal to 75% of Excess Cash Flow in excess of $7.5 million for such Excess Cash Flow Period.

        "Excess Cash Flow Period" means each fiscal year ending on December 31, beginning with the year ended ending December 31, 2012.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means with respect to any Property, the price which would be reasonably expected to be negotiated in an arm's-length free market transaction, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided:

          (1)   if such Property has a Fair Market Value of less than or equal to $10.0 million, by any Officer of MTR; or

          (2)   if such Property has a Fair Market Value in excess of $10.0 million, by a majority of the Board of Directors of MTR and evidenced by a Board Resolution, dated within 30 days of the relevant transaction (or the date of the written agreement with respect to such transaction), delivered to the trustee.

        "Financing Activity" means any of the following: (a) the actual or attempted incurrence of any Indebtedness or the issuance of any Capital Stock by the Issuer or any Restricted Subsidiary, activities related to any such actual or attempted incurrence or issuance, or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing (whether by covenant or legal defeasance), discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the Stated Maturity thereof (including any premium, penalty, commissions or fees) or (c) the termination of any Interest Rate Agreement or other derivative instruments or any fees paid to enter into any Interest Rate Agreement or other derivative instruments.

        "First Lien Collateral Agent" means the collateral agent for any First Lien Obligations.

        "First Lien Obligations" means (i) Indebtedness incurred under clause (2) of the definition of Permitted Indebtedness (and all Obligations, including letters of credit and similar instruments, incurred, issued or arising under such New Credit Agreement that permit borrowings not in excess of the limit set out in such clause (2)) (and permitted Refinancing Indebtedness in respect thereof) and Liens securing Refinancing Indebtedness in respect thereof (which Refinancing Indebtedness is incurred under such clause (2)) and (ii) Interest Swap Obligations, Obligations under Currency Agreements and cash management obligations permitted to be secured on a first-priority basis in accordance with the Indenture and the Intercreditor Agreement.

        "GAAP" means accounting principles generally accepted in the United States of America in effect on the date of the Indenture.

        "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, or any other agency, in each case, with authority to regulate any gaming or racing operation (or proposed gaming or racing operation) owned, managed or operated by the Issuer and its subsidiaries.

        "Gaming Equipment" means slot machines, table games and other gaming equipment permitted to be installed under applicable Gaming Laws governing the Gaming Facility in which such Gaming Equipment will be installed, and any related signage, accessories, surveillance and peripheral equipment.

        "Gaming Facility" means any gaming or pari-mutuel wagering establishment and other Property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, spa, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment or 100% of the equity interest of a Person the primary business of which is ownership and operation of any of the foregoing.

        "Gaming Law" means the provisions of any gaming or racing laws or regulations of any jurisdiction or jurisdictions to which any of the Issuer and its subsidiaries is, or may at any time after the date of the Indenture, be subject.

        "Gaming License" means any license, permit, franchise or other authorization from any governmental authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of MTR and its Subsidiaries, including all licenses granted under Gaming Laws and other Legal Requirements.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such first Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

          (2)   entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantors" means any Subsidiary of MTR that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

        "Immaterial Subsidiary" means any Restricted Subsidiary designated by MTR as an Immaterial Subsidiary; provided that all such designated Restricted Subsidiaries may not in the aggregate at any time have total assets (calculated in accordance with GAAP) in excess of an aggregate amount equal to $7.5 million based on MTR's most recent internally available financial statements.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or become liable, in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the consolidated balance sheet of such Person including by merger or operation of law (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing). The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms shall not be deemed the Incurrence of Indebtedness under the covenant described above under the caption "—Certain covenants—Limitation on indebtedness" so long the amount thereof is included in the computation of "Consolidated Fixed Charges" as accrued.

        "Indebtedness" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the Property of such Person or only to a portion thereof), or the principal amount of such indebtedness evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

          (1)   any Capital Lease Obligations;

          (2)   Indebtedness of other Persons secured by a Lien to which the Property owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such Property or the amount of the Indebtedness so secured);

          (3)   Guarantees of Indebtedness of other Persons;

          (4)   any Disqualified Stock;

          (5)   any Attributable Indebtedness;

          (6)   all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions issued for the account of such Person (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in this definition) of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

          (7)   Preferred Stock of the Restricted Subsidiaries; and

          (8)   net obligations pursuant to any Interest Rate Agreement.

        Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock or Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock or Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any other obligations described in clauses (1) through (8) above in respect thereof at such date.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

        "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others), in connection with the performance of obligations under any completion guaranty or otherwise, to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including the designation by the Board of Directors of a Person to be an Unrestricted Subsidiary, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to the Person making such Investment in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment in respect of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Issue Date" means August 1, 2011.

        "Legal Requirements" means all laws, statutes and ordinances and all rules, orders, rulings, regulations, directives, decrees, injunctions and requirements of all governmental authorities, that are now or may hereafter be in existence, and that may be applicable to MTR or any Subsidiary or Affiliate thereof or the trustee (including building codes, zoning and environmental laws, regulations and ordinances and Gaming Laws), as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable.

        "Lien" means with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). Any Sale/Leaseback Transaction shall be deemed to constitute a Lien on the Property which is the subject of such Sale/Leaseback Transaction securing the Attributable Indebtedness represented thereby.

        "Material Real Property" means any real property owned by the Issuer or any Guarantor in fee simple with a cost in excess of $10.0 million (provided that such $10.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of any of MTR's Gaming Facilities or otherwise necessary for Real Property that constitutes Collateral to be in compliance with all requirements of law applicable to such Real Property).

        "Material Subsidiary" means any Restricted Subsidiary of MTR that (1) was formed under the laws of the United States or any state of the United States or the District of Columbia, other than an Immaterial Subsidiary, or (2) guarantees or otherwise provides direct credit support for any Indebtedness of MTR.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Net Proceeds" from any Asset Sale or Event of Loss by any Person or its Restricted Subsidiaries means cash and cash equivalents received in respect of the Property sold or with respect to which an Event of Loss occurred, excluding business interruption or delay in completion insurance proceeds, and net of:

          (1)   all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary Incurred in connection with such Asset Sale or Event of Loss, including, without limitation, all legal, title and recording tax expenses, commissions and fees and expenses Incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all Federal, state, provincial, foreign and local taxes arising in connection with such Asset Sale or Event of Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries,

          (2)   all payments made by such Person or its Restricted Subsidiaries on any First Lien Obligations or any Indebtedness which is secured by such Property in accordance with the terms of any Lien ranking senior in priority to the Lien securing the Notes upon or with respect to such Property or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale or Event of Loss,

          (3)   all contractually required distributions and other payments made to minority interest Holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Asset Sale or Event of Loss; provided, however, that, in the event that any consideration for an Asset Sale or Event of Loss (which would otherwise constitute Net Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided, further, that any noncash consideration received in connection with an Asset Sale or Event of Loss which is subsequently converted to cash shall be deemed to be Net Proceeds at and from the time of such conversion, and

          (4)   any reserve for adjustment or indemnification obligations in respect of the sale price of such Property established in accordance with GAAP.

        "New Credit Agreement" means the new payment priority secured revolving credit facility, dated as of August 1, 2011, among MTR, the financial institutions named therein, J.P. Morgan Chase Bank, as administrative agent and Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.

        "Non-Core Land" means each of the following parcels of land, each of which is immaterial to the Issuer's gaming operations and as to which the Issuer has no intention to develop:

          (a)   the 255.896 acre parcel of land known as the "Quarry Parcel" in Hancock, West Virginia;

          (b)   the 162.79 acre parcel of land known as the "Woodview Golf Course" in Hancock, West Virginia;

          (c)   the 11.45 acre parcel of land known as the "Downs Property" in Erie, Pennsylvania;

          (d)   the 25 acre parcel of land known as the "International Paper" site in Erie, Pennsylvania;

          (e)   the 130 acre parcel of land known as the "Troyer Parcel" in Erie, Pennsylvania;

          (f)    the 82.373 acre parcel of land known as the "Green Shingle" in Erie, Pennsylvania;

          (g)   the approximately 390 acre portion of the land known as the "Original Mountaineer Parcel" which is located to the east of State Route 2 site in Hancock, West Virginia;

          (h)   the 97.`706 acre parcel of land known as the "Coldwell Parcel" in Hancock, West Virginia;

          (i)    the 65.315 acre parcel of land known as the "Hazel Parcel" in Hancock, West Virginia;

          (j)    the 69.09323 acre parcel of land known as the "Kource Parcel" site in Hancock, West Virginia;

          (k)   the 1.755 acre parcel of land known as the "Glover/Daily Double Parcel" in Hancock, West Virginia;

          (l)    the 6.788 acre parcel of land known as the "Jusczak Parcel" in Hancock, West Virginia;

          (m)  the 5.77 acre parcel of land known as the "J&T Parcel" in Hancock, West Virginia;

          (n)   the 109.01 acre parcel of land known as the "LSW Sanitation Parcel" in Hancock, West Virginia;

          (o)   the 0.92 acre parcel of land known as the "Smith Parcel" in Hancock, West Virginia;

          (p)   the 70.213 acre parcel of land known as the "Watson Parcel" site in Hancock, West Virginia;

          (q)   the 6.65 acre parcel of land known as the "Phillips Parcel" in Hancock, West Virginia;

          (r)   the 234.99 acre parcel of land known as the "Logan/Realm Parcel" in Hancock, West Virginia;

          (s)   the approximately 0.955 acre parcel of land known as the "Jefferson School Parcel" in Hancock, West Virginia;

          (t)    the 1.95 acre parcel of land known as the "Carter Parcel" in Hancock, West Virginia;

          (u)   the 0.084 acre parcel of land known as the "Maffeo Parcel" in Erie, Pennsylvania;

          (v)   the 37.11 acre parcel of land known as the "Mara Parcel" in Franklin County, Ohio;

          (w)  the 38.017 acre parcel of land known as the "BOC Gas Parcel" in Hancock, West Virginia;

          (x)   the 0.026 acre parcel of land known as the "Francis Parcel" in Allegheny County, Pennsylvania; and

          (y)   the 0.028 acre parcel of land known as the "Carmody Parcel" in Allegheny County, Pennsylvania.

        "Non-Recourse Indebtedness" means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law:

          (1)   no personal recourse shall be had against such Person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and

          (2)   enforcement of obligations on such Indebtedness is limited only to recourse against interests in Property purchased with the proceeds of the Incurrence of such Indebtedness and as to which neither the Issuer nor any of its Restricted Subsidiaries provides any credit support or is liable.

        "Note Guarantee" means the Guarantee by each Guarantor of the Issuer's obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

        "Notes Obligations" means Obligations in respect of the Notes, the Note Guarantees, the Indenture and the Security Documents.

        "Offering Memorandum" means that certain Offering Memorandum dated July 22, 2011, relating to the sale of the Existing Notes.

        "Officer" means, with respect to any Person, the Chief Executive Officer, Chief Financial Officer, President or Treasurer of such Person.

        "Officers' Certificate" means, with respect to any Person, a certificate signed by two Officers, at least one of whom shall be the Chief Executive Officer, Chief Financial Officer, President, Treasurer or any Executive Vice President, Senior Vice President or Vice President of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee.

        "Paid-Up Oil and Gas Leases" means those certain Paid-Up Oil and Gas Leases entered into as of May 10, 2011 by and among Mountaineer Park, Inc. and Chesapeake Appalachian, L.L.C, as the same may be amended, supplemented, modified, extended, replaced, renewed or restated from time to time.

        "Pari Passu Indebtedness" means:

          (1)   with respect to the Issuer, any Indebtedness which ranks pari passu in right of payment with the notes; and

          (2)   with respect to any Guarantor, any Indebtedness which ranks pari passu in right of payment with such Guarantor's Note Guarantee.

        The determination of whether any Indebtedness ranks pari passu in right of payment shall not take into account whether or not such Indebtedness is secured by any collateral.

        "Permitted FF&E Financing" means Indebtedness of the Issuer or any of its Restricted Subsidiaries that is Incurred to finance the acquisition or lease after the date of the Indenture of newly acquired or leased furniture, fixtures or equipment ("FF&E") used directly in the operation of a Gaming Facility of MTR and secured by a Lien on such FF&E in an amount not to exceed 100% of the cost of the FF&E so purchased or leased.

        "Permitted Investment" means an Investment by MTR or any of its Restricted Subsidiaries in:

          (1)   a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2)   another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, MTR or any of its Restricted Subsidiaries; provided, however, that such Person's primary business is a Related Business;

          (3)   Temporary Cash Investments;

          (4)   receivables owing to MTR or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including without limitation credit extended to customers; provided, however, that such trade terms may include such concessionary trade terms as MTR or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6)   loans or advances to employees made in the ordinary course of business consistent with past practices of MTR or such Restricted Subsidiary, as the case may be;

          (7)   stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to MTR or any of its Restricted Subsidiaries or in satisfaction of judgments;

          (8)   any Investment required by a Gaming Authority or made in lieu of payment of a tax or in consideration of a reduction in tax;

          (9)   any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date so long as such extension, modification or renewal does not increase the Investment as in effect at the Issue Date;

          (10) non-cash consideration received pursuant to clause (2) of the first paragraph under the covenant described above under the caption "—Repurchase at the option of Holders—Asset sales; event of loss";

          (11) any guarantee of Indebtedness permitted to be incurred by the covenant entitled "—Certain covenants—Limitation on indebtedness."

          (12) Investments by the MTR or any of its Restricted Subsidiaries in an amount not to exceed $10.0 million since the Issue Date; provided that the consideration given by MTR or such Restricted Subsidiary for such Investments consist solely of Non-Core Land (or the proceeds of a sale of such Non-Core Land); and

          (13) other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the Issue Date, not to exceed $15.0 million.

        "Permitted Liens" means, with respect to any Person:

          (1)   (A) Liens securing Indebtedness and other obligations under the New Credit Agreement Incurred pursuant to clause (2) of the second paragraph of the covenant captioned "—Certain covenants—Limitation on indebtedness"; provided that such Liens (i) may be senior to the Liens securing the Notes and (ii) are subject to the Intercreditor Agreement and (B) Liens securing Indebtedness and other obligations under any other Credit Facility of MTR or any Guarantor Incurred pursuant to clause (3) of the second paragraph of the covenant captioned "—Certain covenants—Limitation on indebtedness"; provided that such Liens (i) are pari passu or junior to the Liens securing the Notes and (ii) are subject to the Intercreditor Agreement;

          (2)   Liens created for the benefit of (or to secure) the Notes (including any Notes issued pursuant to a PIK Payment) or the Note Guarantee (but not any additional notes);

          (3)   Liens for taxes, assessments or governmental charges or levies (including Liens in favor of a Gaming Authority) if the same shall not at the time be delinquent for a period of more than 30 days or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; provided appropriate reserves required pursuant to GAAP have been made in respect thereof and, in the case of the Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien;

          (4)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, that secure payment of obligations arising in the ordinary course of business; provided appropriate reserves required pursuant to GAAP have been made in respect thereof and, in the case of the Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien;

          (5)   Pledges or deposits in favor of issuers of performance bonds and surety bonds obtained in the ordinary course of business;

          (6)   other Liens incidental to the conduct of its business or the ownership of its Properties which were not created in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its Properties or materially impair the use thereof in the operation of its business, including without limitation, leases, subleases, licenses and sublicenses and Liens imposed pursuant to the Paid-Up Oil and Gas Leases;

          (7)   Liens arising from UCC financing statements regarding operating leases;

          (8)   pledges or deposits under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure tax, public or statutory obligations of such Person, or deposits for the payment of rent, or deposits to secure liability to insurance carriers, in each case Incurred in the ordinary course of business;

          (9)   survey exceptions, easements, encroachments, subdivisions or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

          (10) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

          (11) Liens on cash, Temporary Cash Investments or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

          (12) Liens existing on the Issue Date (other than Liens securing Indebtedness);

          (13) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the Indenture;

          (14) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired by that Person after the date of the Indenture; provided that

            (A)  any such Lien is created solely for the purpose of securing Indebtedness representing, or Incurred to finance, refinance or refund, all costs (including the cost of construction, installation or improvement) of the item of Property subject thereto,

            (B)  the principal amount of the Indebtedness secured by that Lien does not exceed 100% of that cost,

            (C)  that Lien does not extend to or cover any other Property other than that item of Property and any improvements on that item,

            (D)  the Incurrence of that Indebtedness is permitted by the covenant described above under the caption "—Certain covenants—Limitation on indebtedness" and

            (E)  the aggregate amount of Indebtedness Incurred and securing all Liens permitted by this clause (14) shall not exceed 2.5% of Consolidated Net Tangible Assets;

          (15) Liens encumbering customary initial deposits and margin accounts, and other Liens Incurred in the ordinary course of business and which are within the general parameters customary in the gaming industry;

          (16) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries;

          (17) Liens on cash collateral required to be deposited pursuant to the terms of the Credit Facility to secure the funding obligations of any defaulting lender, including cash collateral deposited with respect to any unreimbursed drawing under a letter of credit;

          (18) any interest or title of a lessor in the Property subject to any Capital Lease Obligation or purchase money Indebtedness which, in each case, is permitted to be Incurred under the Indenture pursuant to the covenant described under "—Certain covenants—Limitation on indebtedness"; provided that such Liens (i) are pari passu or junior to the Liens securing the Notes, (ii) are subject to the Intercreditor Agreement and (iii) do not extend to or cover any other Property other than that item of Property and any improvements on that item;

          (19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by that Person or any of its Subsidiaries in the ordinary course of business;

          (20) Liens for judgments or orders not giving rise to an Event of Default and deposits to secure surety or appeal bonds;

          (21) Liens on Property acquired by such Person (including an indirect acquisition of Property by way of a merger of a Person with or into such Person or the acquisition of a Person), provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation, and were not created in connection therewith or in anticipation thereof, and provided further that such Liens do not extend to any additional Property or assets of such Person;

          (22) pledges or deposits made by such Person in connection with any letter of intent or purchase agreement;

          (23) Liens securing Indebtedness permitted to be incurred pursuant to clause (10) under the caption "Certain covenants—Limitation on indebtedness"; provided that with respect to Indebtedness that is not outstanding under Permitted FF&E Financings, such Liens are (i) pari passu or junior with the Liens securing the Notes and (ii) subject to the terms of the Intercreditor Agreement; provided further that with respect to Indebtedness that is outstanding under Permitted FF&E Financings, such Liens do not extend to or cover any other Property other than that item of Property and any improvements on that item;

          (24) Liens securing Permitted Refinancing Indebtedness permitted to be Incurred under the Indenture; provided that such Liens extend only to the Property or assets of such Person encumbered by the refinanced Indebtedness unless the Incurrence of such Liens is otherwise permitted under the Indenture;

          (25) Liens securing Indebtedness permitted by the terms of the Indenture to be outstanding not to exceed the greater of $10.0 million and 2.5% of MTR's Consolidated Tangible Net Assets; provided that such Liens are (i) pari passu or junior with the Liens securing the Notes and (ii) subject to the terms of the Intercreditor Agreement; and

          (26) any interest or title of a lessor in the Property subject to any Permitted FF&E Financing which is permitted to be Incurred under the Indenture pursuant to clause (7) of the covenant described under "—Certain covenants—Limitation on indebtedness"; provided that such Liens do not extend to or cover any other Property other than that item of Property and any improvements on that item.

        "Permitted Refinancing Indebtedness" means any renewals, repurchases, redemptions, extensions, substitutions, refinancings or replacements of any Indebtedness of the Issuer or any of its Restricted Subsidiaries, including any successive extensions, renewals, substitutions, refinancings or replacements (and including refinancings by the Issuer of Indebtedness of a Restricted Subsidiary) to the extent that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, extended, substituted, refinanced or replaced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, Incurred in connection therewith);

          (2)   other than in connection with a refinancing of the Notes (including any redemption or repurchase) that is financed with Indebtedness under a Credit Facility (other than any capital markets Indebtedness), the Weighted Average Life to Maturity and Stated Maturity is not shortened; and

          (3)   the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced;

provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness of the Issuer or any Subsidiary that refinances Indebtedness of a Subsidiary that is not a Guarantor.

        "Person" means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the Holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the Holders of other Capital Stock issued by such Person.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

        "Qualified Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Issuer nor any of Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise;

          (2)   no default with respect to which (including any rights that the Holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any Holder of any Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

        "Real Property" means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or otherwise held or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

        "Reference Period" means the period of four consecutive fiscal quarters ending with the last full fiscal quarter immediately preceding the date of a proposed Incurrence, Restricted Payment or other transaction for which financial statements are available.

        "Related Business" means the business conducted (or proposed to be conducted) by MTR and its Subsidiaries in connection with any Gaming Facility and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Facility

(including any land-based, dockside, riverboat or other type of casino), owned, or to be owned, leased or managed by MTR or one of its Subsidiaries.

        "Restricted Payment" means:

          (1)   any dividend or distribution (whether made in cash, Property or securities) declared or paid on or with respect to any shares of Capital Stock of MTR except for such dividends or distributions payable solely in Capital Stock of MTR (other than Disqualified Stock of MTR);

          (2)   a payment made by MTR or any of its Restricted Subsidiaries (other than to MTR or one of its Restricted Subsidiaries) to purchase, redeem, acquire or retire any Capital Stock of MTR or Capital Stock of any Affiliate of MTR or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock;

          (3)   a payment made by MTR or any of its Restricted Subsidiaries after the Issue Date to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the Notes or any Note Guarantee purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), Indebtedness of the Issuer or any Guarantor which is subordinate in right of payment to the Notes or any Note Guarantee; or

          (4)   any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means, with respect to any Person, any Subsidiary of such Person that:

          (a)   has not been designated by the Board of Directors of such Person as an Unrestricted Subsidiary, or

          (b)   was an Unrestricted Subsidiary but has been redesignated by the Board of Directors of such Person as a Restricted Subsidiary,

in each case as provided under the definition of Unrestricted Subsidiary and in the covenant described under the caption "—Certain covenants—Designation of restricted and unrestricted subsidiaries"; provided, however, that no Subsidiary shall become a Restricted Subsidiary unless, immediately after giving pro forma effect to such designation, the Issuer would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption "—Certain covenants—Limitation on indebtedness."

        "S&P" means Standard & Poor's Ratings Group, a division of the McGraw Hill Companies, Inc.

        "Sale/Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and within six months thereafter is leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

        "Second Lien Obligations" means Obligations with respect to Indebtedness permitted to be incurred under the covenants described under "—Incurrence of indebtedness and issuance of disqualified stock and preferred stock" and "—Limitation on liens" and under the Credit Facility which is by its terms intended to be secured on a pari passu basis with the Liens securing the notes; provided such Lien is permitted to be incurred under the Indenture and the Credit Facility.

        "Secured Debt Documents" means the New Credit Agreement, the Indenture and any other agreement governing Indebtedness secured by a Lien on the Collateral.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which a payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

          (1)   such Person,

          (2)   such Person and one or more Subsidiaries of such Person or

          (3)   one or more Subsidiaries of such Person.

        "Temporary Cash Investments" means any of the following:

          (1)   Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof,

          (2)   Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated "A-3" or higher, "A-" or higher or "A-" or higher according to Moody's, S&P or Fitch Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), respectively,

          (3)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

          (4)   Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than MTR or an Affiliate of MTR) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's, "A-1" (or higher) according to S&P or "A-1" (or higher) according to Fitch Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and

          (5)   investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

        "Track Business Contingent Earnout Payment" has the meaning ascribed thereto in the Agreement and Plan of Merger entered into as of December 23, 2002, by and among the Issuer, Racing Acquisition, Inc., an Ohio corporation and wholly-owned subsidiary of the Issuer, and Scioto Downs, Inc., an Ohio corporation, as such agreement is in effect on the Issue Date without giving effect to any amendment, supplement or modification thereof.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 1, 2015; provided, however, that if the period from the redemption date to August 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means (1) any Subsidiary of MTR which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of MTR) and (2) any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuer's option.

        "Voting Stock" means securities of any class or classes of a Person, the Holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        In this section we summarize certain U.S. federal income tax considerations relevant to the original purchasers of the Existing Notes exchanging Existing Notes for Exchange Notes pursuant to the exchange offer. This summary is limited to holders who purchased Existing Notes for cash at original issue for the "issue price" (i.e., the first price at which a substantial amount of the Existing Notes were sold to investors other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who or which hold the Existing Notes as capital assets for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). This section does not address rules relating to securities held by special categories of holders, including partnerships, S corporations or other pass-through entities (or investors therein), financial institutions, certain insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, tax-exempt organizations, traders in securities that elect to mark-to-market, investors liable for the alternative minimum tax, U.S. expatriates, investors that hold notes as part of a straddle, hedging, constructive sale or conversion transaction, and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this section does not address any state, local or non-U.S. tax considerations and does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as the estate and gift tax, the Medicare tax on net investment income or the withholding taxes and reporting requirements imposed by Code sections 1471 through 1474).

        This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

        This summary is not a comprehensive description of all of the U.S. federal tax consequences that may be relevant with respect to the exchange of the Notes. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income and estate and gift tax consequences to you of exchanging these securities, as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

        As used herein, the term "U.S. holder" means a beneficial owner of Notes (other than a partnership) that for U.S. federal income tax purposes is any of the following:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation or any other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under to be treated as a U.S. person.

        We refer to persons that are, for U.S. federal income tax purposes, neither "U.S. Holders" nor partnerships for U.S. federal income tax purposes as "non-U.S. Holders."

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes being exchanged in the exchange offer, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships. A partner of a partnership exchanging the Notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of exchanging Existing Notes for Exchange Notes pursuant to the exchange offer.

Exchange offer.

        The exchange of Existing Notes for Exchange Notes will not constitute a taxable exchange. As a result, (1) a U.S. holder or a non-U.S. Holder should not recognize any taxable gain or loss as a result of exchanging such holder's Existing Notes pursuant to the exchange offer; (2) the holding period of the Exchange Notes will include the holding period of the Existing Notes exchanged therefor; and (3) the adjusted tax basis of the Exchange Notes will be the same as the adjusted tax basis of the Existing Notes exchanged therefor immediately before such exchange.

        The 30% United States federal withholding tax generally will not apply to any payment of principal or any gain that you realize on the sale, exchange, redemption, retirement or other disposition of a Note.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [                ,       ], 2012 (180 days after the expiration date of this exchange offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange Notes. Any broker-dealer that resells exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition or holding of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

        In considering the acquisition of Notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Company, a Dealer Manager or a Guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the Notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a Note each purchaser and holder will be deemed to have represented and warranted that either (i) no portion of the assets used to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

LEGAL MATTERS

        The validity of the Notes and certain legal matters in connection with this offering will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP.

EXPERTS

        The consolidated financial statements of MTR Gaming Group, Inc. appearing in MTR Gaming Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2010 (including the schedule appearing therein), and the effectiveness of MTR Gaming Group, Inc.'s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Exchange Notes, reference is made to the Registration Statement. Any statements made in this prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement submitted to the SEC. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by us with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 100 F. Street, N.E., Washington, D.C., 20549. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. The SEC also maintains a website on the World Wide Web that contains periodic reports, proxy and information statements and other information at http://www.sec.gov.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any document we have filed at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You also may read and copy reports and other information filed by us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

PART II

MTR Gaming Group, Inc.

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING
11.50% SENIOR SECURED SECOND LIEN NOTES DUE 2019
(THE "EXISTING NOTES")
($565,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

FOR

11.50% SENIOR SECURED SECOND LIEN NOTES DUE 2019
(THE "EXCHANGE NOTES")

AND

GUARANTEES OF THE EXCHANGE NOTES BY
MOUNTAINEER PARK, INC., PRESQUE ISLE DOWNS, INC. AND SCIOTO DOWNS, INC.,

each a wholly-owned subsidiary of MTR Gaming Group, Inc.

PROSPECTUS

[                                ], 2011

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Reference is hereby made to Section 145 of the Delaware General Corporation Law ("DGCL") relating to the indemnification of officers and directors, which Section applies to us and is incorporated herein by reference.

        However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Our Certificate of Incorporation and Bylaws are consistent with Section 145. Our Certificate provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) for acts for specified in Title 8, Section 174 of the DGCL, or iv) for which the director derived an improper personal benefit.

        In addition to the Certificate, our By-laws provide indemnification (the "Indemnity Provisions") for any person who is or was a party to any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, investigative procedure by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of ours or served in such capacity with another entity at our request (such persons are defined as an "Indemnified Party" or "Indemnified Parties"). With respect to third party actions, the Indemnity Provisions represent our commitment to indemnify based on such persons incurring expenses (including legal fees) judgments, fines, excise taxes, and amounts paid in settlement based on civil or criminal matters. In the case of a civil matter, the Indemnified Parties must have acted in good faith and in a manner reasonably believed by that person to be in or not opposed to our best interests. With respect to a criminal matter, the person must have had no reasonable cause to believe that the conduct was unlawful.

        With respect to derivative actions, Indemnified Parties are entitled to indemnification for any and all expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the settlement or defense of such actions. The Indemnified Party must show that he or she acted in good faith and a manner reasonably believed by that person to be in or not opposed to our best interests, except that no indemnification shall be available if such person has been adjudged liable for negligence or misconduct in performing his or her duties to us, unless the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Nonetheless, if the Indemnified Party is successful on the merits or otherwise, he or she need not show that the applicable standard of conduct was met. If not successful on the merits, any indemnification may only be made if the Indemnified Party applies to us for indemnification and (i) a majority vote of a quorum of the Board, or (ii) if a quorum is not available or even if obtainable, or if a quorum of disinterested directly so directs, by independent legal counsel in a written opinion, or (iii) by vote of our stockholders.

        With respect to both derivative actions and third party actions, the Indemnity Provisions also provide for the advancement of expenses, including actual and reasonable attorneys' fees, incurred in defending or investigating any action, suit, proceeding or claim, subject to a written affirmation by the Indemnified Party or person requesting an advance for such Indemnified Party that he or she has met the applicable standard of conduct and that he or she will repay such advance if it is ultimately determined that he or she did not meet the applicable standard of conduct.

        Notwithstanding the foregoing, we have discretion to impose as conditions to any of the Indemnification Provisions, such requirements as may appear appropriate in the specific case including but not limited to: a) that any counsel representing the person be mutually acceptable to us and the Indemnified Party, b) that we have the right to assume control of the defense of such Indemnified Party, and c) that we shall be subrogated to the extent of any payments made by way of indemnification to all of such Indemnified Party's right of recovery, and do everything necessary to assure such rights of subrogation to us.

        The rights of Indemnified Parties under the Indemnity Provisions are not exclusive of any other rights Indemnified Parties may have under the Certificate, any agreement, vote of stockholders, vote of disinterested directors, any liability insurance policies or otherwise. We currently maintain directors and officers liability insurance policies in amounts that we believe are adequate for its purposes. Although we believe the policies and our coverage limits to be adequate, the policies may not provide coverage in all circumstances in which our directors and officers are entitled to indemnification and may not cover our total liability to its directors and officers even in cases where coverage is provided.

Item 21.    Exhibits and Financial Statement Schedules

EXHIBIT NO.	ITEM TITLE
3.1	Restated Certificate of Incorporation for Winner's Entertainment, Inc. dated August, 17, 1993 (incorporated by reference to our Form 10-K for the fiscal year ended December 31, 1993).
3.2	Amended By Laws (incorporated by reference to our report on Form 10-K filed March 16, 2009).
3.3	Certificate of Amendment of Restated Certificate of Incorporation of Winner's Entertainment, Inc. dated October 10, 1996 (incorporated by reference to our report on Form 8-K filed November 1, 1996).
4.1	Excerpt from Common Stock Certificates (incorporated by reference to our report on Form 10-K filed March 30, 2001).
4.2
Indenture dated August 1, 2011 entered into by the Company, the Guarantors (as defined in such Indenture) and Wilmington Trust, National Association, as Trustee and Collateral Agent (incorporated by reference to our report on Form 8-K filed August 3, 2011).
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.(1)
5.2	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain U.S. tax matters.(1)
12.1	Calculation of ratio of earnings to fixed charges.(1)
21.1	Subsidiaries of the Registrant (incorporated by reference to MTR's Annual Report on Form 10-K filed on March 16, 2011).
23.1	Consent of Ernst & Young LLP.(1)
23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP. (included in Exhibits 5.1 and 5.2).
24.1	Power of Attorney. (included on the Signature page)
25.1	Form T-1, Statement of Eligibility of Wilmington Trust, National Association to act as trustee under the Indenture.(1)
99.1	Letter of Transmittal.(1)

EXHIBIT NO.	ITEM TITLE
99.2	Form of Notice of Guaranteed Delivery.(1)
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(1)
99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.(1)

(1)
Filed herewith.

Item 22.    Undertakings.

        (a)   Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes that:

          1.     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2.     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 promulgated by the SEC, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chester, State of West Virginia, on December 19, 2011.

MTR GAMING GROUP, INC.
By:	/s/ JEFFREY J. DAHL Jeffrey J. Dahl President, Chief Executive Officer and Director

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Jeffrey J. Dahl and John W. Bittner, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2011.

Name	Title

/s/ JEFFREY J. DAHL Jeffrey J. Dahl	Director, President and Chief Executive Officer
/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr.	Executive Vice President and Chief Financial Officer
/s/ ROBERT A. BLATT Robert A. Blatt	Director
/s/ STEVEN M. BILLICK Steven M. Billick	Director
/s/ JAMES V. STANTON James V. Stanton	Director

Name	Title

/s/ RICHARD DELATORE Richard Delatore	Director
/s/ RAYMOND K. LEE Raymond K. Lee	Director
/s/ ROGER P. WAGNER Roger P. Wagner	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chester, State of West Virginia, on December 19, 2011.

MOUNTAINEER PARK, INC.
By:	/s/ JOSEPH L. BILLHIMER, JR. Joseph L. Billhimer, Jr. President and General Manager

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Joseph L. Billhimer, Jr. and John W. Bittner, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2011.

Name	Title

/s/ JOSEPH L. BILLHIMER, JR. Joseph L. Billhimer, Jr.	President and General Manager
/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr.	Chief Financial Officer and Treasurer
/s/ ROBERT A. BLATT Robert A. Blatt	Assistant Secretary and Director
/s/ STEVEN M. BILLICK Steven M. Billick	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chester, State of West Virginia, on December 19, 2011.

SCIOTO DOWNS, INC.
By:	/s/ ROSE MARY WILLIAMS Rose Mary Williams President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Rose Mary Williams and John W. Bittner, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2011.

Name	Title

/s/ ROSE MARY WILLIAMS Rose Mary Williams	President, Chief Executive Officer and Director
/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr.	Chief Financial Officer
/s/ STEVEN M. BILLICK Steven M. Billick	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia, on December 19, 2011.

PRESQUE ISLE DOWNS, INC.
By:	/s/ FRED BURO Fred Buro President and General Manager

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Fred Buro and John W. Bittner, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2011.

Name	Title

/s/ FRED BURO Fred Buro	President and General Manager
/s/ JOHN W. BITTNER, JR. John W. Bittner, Jr.	Chief Financial Officer
/s/ STEVEN M. BILLICK Steven M. Billick	Director
/s/ JEFFREY J. DAHL Jeffrey J. Dahl	Director